                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant  /x/
    Filed by a Party other than the Registrant  / /

    Check the appropriate box:
    /x/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
         240.14a-12

                               Tech Squared Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

         / /  No Fee Required

         /x/  Fee computed on table below per Exchange Act
              Rules 14a-6(i)(1) and 0-11.


   (1)  Title of each class of securities to which transaction applies:

            COMMON STOCK, PAR VALUE $0.01, OF DIGITAL RIVER, INC.
                      ("DIGITAL RIVER COMMON STOCK")
        ------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

                 2,650,000 SHARES OF DIGITAL RIVER COMMON STOCK
        ------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        THE FILING FEE OF $11,856 WAS CALCULATED PURSUANT TO RULE 0-11(c)(2)
        OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE
        ACT"), BY MULTIPLYING 1/50TH OF 1% OF THE SUM OF (1) THE VALUE OF THE DIGITAL RIVER COMMON STOCK TO BE RECEIVED BY TECH SQUARED INC. IN THE TRANSACTION AND (2) THE ESTIMATED CONSIDERATION TO BE RECEIVED FROM THE SALE OF TECH SQUARED'S OPERATING ASSETS. THE VALUE OF THE DIGITAL RIVER COMMON STOCK WAS DETERMINED TO BE $21.19 IN ACCORDANCE WITH RULE 0-11(a)(4) OF THE EXCHANGE ACT BASED ON THE AVERAGE HIGH AND LOW PRICES OF DIGITAL RIVER COMMON STOCK REPORTED IN THE CONSOLIDATED REPORTING SYSTEM ON AUGUST 5, 1999.
        ------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:  $59,278,500

        ------------------------------------------------------------------------
   (5)  Total fee paid: $11,856

           (PAID BY TECH SQUARED VIA WIRE TRANSFER TO THE SEC'S ACCOUNT AT
            MELLON BANK IN PITTSBURGH, PENNSYLVANIA.)
        ------------------------------------------------------------------------

/ /     Fee paid previously with preliminary materials:


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

PRELIMINARY PROXY STATEMENT-PROSPECTUS -  SUBJECT TO COMPLETION

[TECH SQUARED INC. LOGO]                                                [date]

          SPECIAL MEETING OF THE SHAREHOLDERS OF TECH SQUARED INC.

                         YOUR VOTE IS VERY IMPORTANT

Dear Shareholder,

         You are cordially invited to attend a special meeting of shareholders of Tech Squared Inc. to be held at [address], on [date], at [ ] a.m., local time.

         At the special meeting, you will be asked to approve the voluntary dissolution of Tech Squared pursuant to the Plan of Liquidation and Dissolution approved by your board of directors. The voluntary dissolution will be accomplished by the following transactions: (1) the sale or other disposition of the operating assets of the company, including our catalog and distribution businesses, on terms to be approved by the board of directors,
(2) the transfer to Digital River, Inc. of the 3,000,000 shares of Digital River common stock currently held by our wholly owned subsidiary, MacUSA, Inc., and $1.2 million in cash in exchange for 2,650,000 newly issued shares of Digital River common stock, (3) the transfer to a liquidating trust of cash and a portion of the Digital River common stock received in the exchange to pay actual and potential liabilities of Tech Squared, (4) the distribution of the remaining shares of Digital River common stock received in the exchange to you and (5) the dissolution of Tech Squared under Minnesota law.

         The voluntary dissolution of Tech Squared cannot be completed unless it is approved by the holders of a majority of Tech Squared common stock entitled to vote at the special meeting. Only shareholders who hold their shares of Tech Squared common stock at the close of business on [record date] will be entitled to vote at the special meeting.

         AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE VOLUNTARY DISSOLUTION OF THE COMPANY PURSUANT TO THE PLAN OF LIQUIDATION AND DISSOLUTION IS FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD OF DIRECTORS HAS APPROVED THE VOLUNTARY DISSOLUTION OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO DISSOLVE THE COMPANY PURSUANT TO THE PLAN OF LIQUIDATION AND DISSOLUTION ATTACHED AS ANNEX A TO THIS PROXY STATEMENT-PROSPECTUS.

         This proxy statement-prospectus provides you with detailed information concerning the voluntary dissolution of Tech Squared and the transactions contemplated thereby. Please give all of the information contained in this proxy statement-prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROXY STATEMENT-PROSPECTUS.

         Please use this opportunity to take part in the affairs of Tech Squared by voting on the approval of the voluntary dissolution pursuant to the Plan of Liquidation and

Dissolution. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person, should you choose to do so. YOUR VOTE IS VERY IMPORTANT.

         We appreciate your interest in Tech Squared and your consideration of this matter.



                                                    Charles E. Reese, Jr.
                                                    Director, Chief Executive
                                                    Officer and President

-------------------------------------------------------------------------------
NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION.  THE COMMISSION HAS
NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
-------------------------------------------------------------------------------

This proxy statement-prospectus is dated [          ] and was first mailed to
shareholders on or about [          ].

Tech Squared Inc.
5198 West 76th Street
Edina, Minnesota 55439
(612) 832-5622

                              TECH SQUARED INC.


            NOTICE OF SPECIAL MEETING OF TECH SQUARED SHAREHOLDERS


                                    [DATE]
                                  AT [ ] A.M.

To Tech Squared Shareholders:

      Notice is hereby given that a special meeting of shareholders of
Tech Squared Inc. ("Tech Squared") will be held on [Date] at [     ] a.m.
local time at [address], for the following purposes:

1. To approve the voluntary dissolution of Tech Squared in accordance with the following resolution adopted by the board of directors of Tech
      Squared:

           "RESOLVED, that Tech Squared Inc. be voluntarily dissolved pursuant to the Plan of Liquidation and Dissolution approved by the board of directors and attached as Annex A to the proxy
           statement-prospectus dated as of [           ]."

2. To transact such other business as may properly come before the special meeting.

      These items of business are described in the attached proxy statement-prospectus. Only holders of record of Tech Squared common stock at the close of business on [Date], the record date, are entitled to vote on the matters listed in this Notice of Special Meeting of Tech Squared
Shareholders. You may vote in person at the Tech Squared special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors
                                                         of Tech Squared Inc.



                                                  [Name]
                                                  [Title]
Edina, Minnesota
[        ], 1999


-------------------------------------------------------------------------------
               WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY
              IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.
-------------------------------------------------------------------------------

TECH SQUARED INC.                                           DIGITAL RIVER, INC.
PROXY STATEMENT                                                      PROSPECTUS

TABLE OF CONTENTS

Summary of the Proxy Statement-Prospectus.....................................1
    The Companies.............................................................2
    Summary of the Transaction and Special Factors............................3
    Digital River Selected Historical Financial Data.........................12
    Tech Squared Selected Historical Financial Data..........................13
    Comparative Per Share Data...............................................14
    Comparative Per Share Market Price Data..................................15
Risk Factors.................................................................16
Risks Relating to the Transaction............................................16
         Tech Squared might not be able to receive
             reasonable value from the
             sale of its operating assets....................................16
         The total value you receive upon liquidation
             is subject to many variables and risks, many of
             which will not be known at the time of the vote.................16
         The distribution to you of Digital River common stock in the liquidation of Tech Squared may not be treated as a tax-free reorganization under the Internal Revenue Code..................17
         If the liquidating trust does not have sufficient assets
             to pay all liabilities of Tech Squared, creditors may
             seek recovery from shareholders, but in no event can they
             recover more than you receive in the liquidation................18
         Your beneficial interests in the liquidating trust
             will not be transferrable.......................................18
         The trustee might not distribute funds sufficient to pay
             your tax liability arising from sales of assets by
             the liquidating trust...........................................18
         MacUSA's exercise of the option to purchase Digital
             River stock held by Mr. Ronning might not be treated
             as a tax-free exercise..........................................18
    Risks Relating to the Investment in Digital River........................19
         Digital River anticipates continued losses..........................19
         Digital River's operating results are subject to significant fluctuations....................................................20
         Digital River depends on certain clients and experiences
             lengthy sales cycles............................................21
         Digital River's success depends on growth in end-user
             acceptance of ESD which is highly uncertain.....................21
         Digital River depends on continued growth in electronic
             commerce and Internet infrastructure development................22
         Digital River is entirely dependent upon the software publishers that supply it with software, and the availability of such software is unpredictable.......................................22
         Digital River depends on online retailers...........................23


                                      i

         Digital River is subject to lack of capacity, system failure and system development risks........................................23
         Digital River is subject to electronic commerce security risks......24
         Digital River faces intense competition.............................24
         Digital River is subject to rapid technological change..............25
         Digital River may be unable to manage growth effectively............26
         Digital River might be unable to successfully implement our development and acquisition strategy............................26
         Digital River depends on the continued service of key personnel and faces intense competition for additional personnel..........27
         Digital River has limited protection of its intellectual property...27
         Digital River could be liable for software products content.........28
         Digital River may not obtain additional funding for future capital needs...................................................28
         Government regulation and legal uncertainties could add additional costs and risks to doing business on the Internet...............29
         There are risks associated with international sales that
             could harm Digital River's business.............................30
         Digital River's failure to collect sales and other taxes
             could harm its business.........................................30
         Digital River's stock ownership is concentrated in
             certain existing shareholders...................................31
         Digital River's stock price has been and could be highly volatile...31
The Special Meeting of Tech Squared Shareholders.............................33
    Date, Time and Place of the Special Meeting..............................33
    Purpose of the Special Meeting...........................................33
    Shareholder Record Date for the Special Meeting..........................33
    Vote of Tech Squared Shareholders Required for Approval of the
         Voluntary Dissolution...............................................33
    Proxies..................................................................34
The Voluntary Dissolution and the Plan of Liquidation and Dissolution........36
    General..................................................................36
    Background of the Transaction............................................37
    Tech Squared's Reasons for the Transaction...............................39
    Digital River's Reasons for the Transaction..............................41
    Recommendation of Tech Squared's Board of Directors......................42
    Opinion of Tech Squared's Financial Advisor..............................42
    Interests of Certain Persons in the Transaction..........................51
    Certain United States Federal Income Tax Consequences of the
          Transaction........................................................52
         Tax Implications to Tech Squared's Shareholders.....................53
         Tax Implications to Tech Squared and MacUSA.........................55
         Proposed Legislation................................................56
    Accounting Treatment of the Transaction..................................56
         Sale of Operating Assets............................................56
         The Exchange........................................................57
         The Liquidation.....................................................57


                                     ii

    Regulatory Filings and Approvals Required to Complete the
         Voluntary Dissolution...............................................57
    Restrictions on Sales of Shares by Affiliates of Digital River...........57
    Listing on the Nasdaq National Market of the Common Stock to be
         Issued by Digital River.............................................58
    Dissenters' and Appraisal Rights.........................................58
    Delisting and Deregistration of Tech Squared Common Stock
         After the Transaction...............................................58
    The Sale of Operating Assets.............................................58
    The Acquisition Agreement................................................59
         The Exchange........................................................59
         No Assumption of Liabilities........................................59
         Representations and Warranties......................................59
         Covenants and Agreements............................................60
         Conditions to Completion of the Exchange............................61
         Indemnification.....................................................63
         Termination of the Acquisition Agreement............................63
         Amendment; Waiver...................................................64
    The Liquidating Trust Agreement..........................................65
         The Liquidating Trust...............................................65
         Beneficiaries.......................................................65
         The Trustee.........................................................65
         Duration............................................................65
         Distributions.......................................................66
         Reports.............................................................66
         Duties, Rights and Powers of the Trustee............................66
         Amendment...........................................................67
    The Voting Agreements....................................................67
Comparative Per Share Market Price Data......................................68
Comparison of Rights of Holders of Tech Squared Common Stock and
         Digital River Common Stock..........................................69
    Capitalization and Voting Rights.........................................69
    Size and Classification of the Board of Directors........................69
    Removal of Directors.....................................................69
    Vacancies................................................................70
    Shareholder Action.......................................................70
    Fair Price Provision.....................................................70
    Amendments to Certificates of Incorporation..............................71
    Amendments to By-laws....................................................72
    Shareholder Rights Plan..................................................72
    Nomination Procedures and Shareholder Proposals..........................72
    Special Shareholder Meetings.............................................73
    Indemnification of Directors and Officers................................73
    Limitation of Personal Liability of Directors............................74
Intercompany Agreements and Agreements With Affiliates.......................74
Share Ownership by Principal Shareholders,
     Management and Directors of Tech Squared................................76


                                      iii

Certain Legal Matters........................................................77
Experts......................................................................78
Where You Can Find More Information..........................................79
Statements Regarding Forward-Looking Information.............................81
Annex A  - Plan of Liquidation and Distribution.............................A-1
Annex B  -  Acquisition Agreement...........................................B-1
Annex C  -  Liquidating Trust Agreement.....................................C-1
Annex D  -  Voting Agreements...............................................D-1
Annex E  -  Opinion of SG Cowen Securities Corporation......................E-1
Annex F  -  Opinion of Arthur Andersen LLP..................................F-1
Exhibit 1 - Tech Squared Annual Report on Form 10-K, as amended on
              August 9, 1999, for the fiscal year ended December 31, 1998...Ex. 1-1
Exhibit 2 - Tech Squared Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999....................................Ex. 2-1

TECH SQUARED INC.                                         DIGITAL RIVER, INC.

                  SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

         THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE VOLUNTARY DISSOLUTION AND THE TRANSACTIONS CONTEMPLATED THEREBY. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE PLAN OF LIQUIDATION AND DISSOLUTION, THE ACQUISITION AGREEMENT, AS AMENDED, THE LIQUIDATING TRUST AGREEMENT AND THE VOTING AGREEMENTS, WHICH ARE ATTACHED AS ANNEXES A, B, C AND D, RESPECTIVELY. WE HAVE INCLUDED WITH THIS MAILING TECH SQUARED'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS AMENDED ON AUGUST 9, 1999, AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1999 AS EXHIBITS 1 AND 2, RESPECTIVELY. WE ALSO HAVE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT DIGITAL RIVER. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 79 OF THIS PROXY STATEMENT-PROSPECTUS.

                           THE COMPANIES


TECH SQUARED INC.
5198 West 76th Street
Edina, Minnesota 55439
(612) 832-5622

         Tech Squared is a national direct marketer and distributor of microcomputer hardware and software products for users of Apple Macintosh personal computers as well as for users of IBM compatible personal computers.

         Tech Squared's primary business focus is on marketing and selling to businesses in the desktop publishing industry and to value-added resellers and other dealers. Tech Squared markets its products to the desktop publishing and related industries through targeted mailings of its DTP Direct catalog. Tech Squared markets its products to developers of internal corporate intranet and external Internet sites and managers of local area networks and wide area networks through its Net Direct catalog. The company's distribution business focuses on sales of hardware and software products to computer retailers, value-added resellers and other resellers through outbound telemarketing activities. A fax and e-mail broadcast system is used to update dealers on current pricing and special offers. Tech Squared employs approximately 65 people.

         MacUSA, a wholly owned subsidiary of Tech Squared, currently owns 3,000,000 shares of Digital River, Inc. common stock, which it received through the recent exercise of its option to purchase the shares. As of June 30, 1999, this investment in Digital River represented 93% of Tech Squared's consolidated assets.

         Tech Squared common stock is traded on the OTC Bulletin Board under the symbol "TSQD."


DIGITAL RIVER, INC.
9265 West 76th Street, Suite 150
Eden Prairie, Minnesota 55344
(612) 253-1234

         Digital River is a leading provider of comprehensive electronic commerce outsourcing solutions to software publishers and online retailers. Digital River has developed a technology platform that allows it to provide a suite of electronic commerce services to its software publisher and online retailer clients, including electronic software delivery.

         Digital River also provides data mining and merchandising services to assist its clients in increasing Internet traffic to, and sales through, their Web stores. Digital River provides an outsourcing solution that allows its clients to promote their own brands while leveraging Digital River's investment in infrastructure and technology. Digital River employs approximately 200 people.

         Digital River common stock is traded on the Nasdaq National Market under the symbol "DRIV."

                SUMMARY OF THE TRANSACTION AND SPECIAL FACTORS


PLAN OF LIQUIDATION AND DISSOLUTION
(SEE PAGE 36)

     The voluntary dissolution will take place in accordance with the Plan of Liquidation and Dissolution, attached as Annex A, and will involve the following transactions:

- the sale or other disposition of our operating assets, including our catalog and distribution businesses, on terms to be negotiated and approved by the board of directors;

- the transfer to Digital River of the 3,000,000 shares of Digital River common stock currently held by our wholly owned subsidiary, MacUSA, and $1.2 million in cash in exchange for 2,650,000 newly issued shares of Digital River common stock; and

- the establishment of a liquidating trust to provide for the payment of the actual and potential liabilities of Tech Squared.

     Tech Squared will transfer to the liquidating trust an amount of assets which, in the judgment of your board of directors, will be sufficient to satisfy the requirements of Minnesota law and sufficient to pay or adequately provide for the payment of any known, actual or contingent liabilities of Tech Squared. As of the date of this proxy statement-prospectus, Tech Squared's board of directors intends to contribute assets worth approximately $6.2 million to the liquidating trust for the payment of liabilities and to limit Digital River's right to terminate the Acquisition Agreement discussed herein. This amount is subject to change and may not be known until after the date of the special meeting. The assets to be contributed to the trust will be primarily a portion of the Digital River common stock received in the exchange.

     You will have a beneficial interest in the liquidating trust in the same proportion as your ownership of Tech Squared common stock.

     Soon after the liquidating trust is established, Tech Squared will be liquidated and the assets remaining after the contribution to the liquidating trust will be distributed to you. The assets will consist primarily of the Digital River common stock received in the exchange. Tech Squared will then be dissolved in accordance with Minnesota law. Your shares of Tech Squared common stock will be cancelled as part of the voluntary dissolution.

     The trustee of the liquidating trust must make distributions of the assets of the trust to the holders of beneficial interests of the trust, at least annually and also after any event that results in a significant reduction in Tech Squared's liabilities, unless it determines that any such distribution would be inconsistent with the purposes of the trust. After the trustee is satisfied that all of Tech Squared's liabilities have been paid by the liquidating trust, the trust will be terminated and its remaining assets, if any, will be distributed to you in proportion to your beneficial interest in the trust.

     The sale of operating assets, the exchange with Digital River, and the liquidation and dissolution of Tech Squared are sometimes referred to in this proxy statement-prospectus, together, as the "Transaction."

     The number of shares of Digital River common stock that Tech Squared will receive in the Exchange is fixed. The number of shares that you will initially receive in the liquidation of Tech Squared is not fixed. You will receive your proportionate share of 2,650,000 shares, the amount received by Tech Squared, minus the number of shares that are contributed to the liquidating trust.

     The number of shares contributed to the trust will depend on the amount of available cash, including proceeds received from the sale of the company's operating assets, the estimated amount of the company's liabilities and the market price of Digital River common stock.

     MOST OF THESE FACTORS WILL NOT BE QUANTIFIED AT THE TIME OF THE
SHAREHOLDER VOTE; THEREFORE, YOU WILL NOT KNOW HOW MUCH YOU WILL RECEIVE AS A RESULT OF THE LIQUIDATION WHEN YOU VOTE ON THE PROPOSAL TO APPROVE THE VOLUNTARY DISSOLUTION OF THE COMPANY PURSUANT TO THE PLAN OF LIQUIDATION AND DISSOLUTION.

     The board of directors of Tech Squared considered the fact that the number of shares of Digital River common stock that you will receive will not be a fixed amount. If the number of shares you receive is lower than the number you would have received based on the facts and assumptions as of July 11, 1999, the date on which the Transaction was approved by the board of directors, it will be primarily because the value of the net assets of Tech Squared at the time of liquidation will be lower than the currently assumed value. The board of directors believes that this should not affect the desirability of the Transaction or its fairness to you.

SALE OF OPERATING ASSETS
(SEE PAGE 58)

     Tech Squared and its wholly owned subsidiary, MacUSA, will first sell or otherwise dispose of their operating assets. The sale or other disposition will be on terms to be negotiated and approved by the board of directors. After the sale, MacUSA will merge with and into Tech Squared.

THE ACQUISITION AGREEMENT
(SEE PAGE 59)

     MacUSA owns 3,000,000 shares of Digital River common stock which will be transferred to Tech Squared as a result of the merger of MacUSA with and into Tech Squared. Tech Squared will then transfer the 3,000,000 shares of Digital River common stock and $1.2 million in cash to Digital River in exchange for 2,650,000 newly issued shares of Digital River common stock. This transaction is sometimes referred to in this proxy statement-prospectus as the "Exchange." Digital River will not assume any of the liabilities of Tech Squared. The Exchange will take place according to the terms of the Acquisition Agreement attached as Annex B. You are urged to read the Acquisition Agreement in its entirety.

     The following conditions must be satisfied or waived before the Exchange can be completed:

-    the voluntary dissolution must be approved by Tech Squared shareholders;

- the sale or other disposition of the operating assets of Tech Squared and MacUSA must be completed;

- the representations and warranties of the parties to the Acquisition Agreement must be true and correct;

- Tech Squared and Digital River must have received an opinion from Arthur Andersen LLP and Digital River must have received an opinion from Cooley Godward LLP to the effect that the Exchange and the liquidation of Tech Squared should constitute a tax-free reorganization under the Internal Revenue Code;

- the reasonable determination by Digital River that it will not become responsible for any liabilities of Tech Squared;

- the shares of Digital River common stock to be issued to Tech Squared must have been approved for listing on the Nasdaq National Market; and

- no injunction or order preventing the completion of the Exchange may be in effect.

THE LIQUIDATING TRUST AGREEMENT
(SEE PAGE 65)

     The Liquidating Trust Agreement establishes a trust whose purpose is to provide for the payment of actual and potential liabilities of Tech Squared.

     As noted above, pursuant to the Plan of Liquidation and Dissolution, Tech Squared shareholders will receive beneficial interests in the trust upon the liquidation of Tech Squared. You will not be able to transfer your beneficial interests in the liquidating trust.

     IF THE ASSETS IN THE LIQUIDATING TRUST ARE NOT SUFFICIENT TO PAY ALL OF TECH SQUARED'S LIABILITIES, CREDITORS MAY BRING A CLAIM AGAINST THE FORMER SHAREHOLDERS OF TECH SQUARED IN PROPORTION TO THE DISTRIBUTION THEY RECEIVED IN THE LIQUIDATION OF TECH SQUARED. HOWEVER, IN NO EVENT WILL ANY SHAREHOLDER'S LIABILITY TO CREDITORS EXCEED THE AMOUNT WHICH THE SHAREHOLDER ACTUALLY RECEIVED IN CONNECTION WITH THE PLAN OF LIQUIDATION AND DISSOLUTION.

     The Liquidating Trust Agreement is attached as Annex C. You are urged to read it in its entirety.

REASONS FOR THE TRANSACTION
(SEE PAGE 39)

TECH SQUARED'S REASONS FOR THE TRANSACTION

Tech Squared's reasons for the Transaction include:

- the continued losses generated by Tech Squared's operating businesses and the costs and uncertain prospects relating to the recently established Net Direct business;

- constraints on Tech Squared's ability to realize, or to allow its shareholders to realize, the value of the shares of Digital River common stock beneficially owned by it;

- the market price of the company's investment in Digital River common stock compared to the market valuation of Tech Squared;

- the value of the Digital River common stock beneficially owned by Tech Squared in comparison to the value of the company's operating assets, and the implications of registration under the Investment Company Act of 1940 and other issues and expenses associated with becoming a registered investment company;

- the income tax consequences of various alternatives available to the company;

-    the fairness opinion of SG Cowen; and

- the benefits to Tech Squared shareholders of a direct rather than an indirect interest in Digital River common stock.

     The above-described business reasons compelled Tech Squared to consider strategic alternatives for its business, including its investment in Digital River. Absent these business considerations, Tech Squared has no desire to sell its shares of Digital River common stock.

     Tech Squared compared the Transaction to a dividend or other distribution of its existing shares of Digital River common stock to its shareholders. Although this would allow the shareholders to continue their investment in Digital River, the distribution would create tax liability for both Tech Squared and the shareholders. Before such distribution, it would be necessary for Tech Squared to sell approximately 40 percent of its holdings of Digital River to fund the payment of income taxes. In addition, the distribution would be a taxable event for shareholders. Therefore, such an alternative is not as beneficial to shareholders as the Exchange followed by the liquidation and dissolution of the company pursuant to the Plan of Liquidation and Dissolution.

DIGITAL RIVER'S REASONS FOR THE TRANSACTION

     Digital River's reasons for the Transaction include:

- the enhancement of shareholder value through the reduction in the number of shares of Digital River common stock outstanding;

-    the receipt of $1.2 million in cash from Tech Squared;

- the orderly distribution of the block of shares of Digital River common stock held by Tech Squared; and

-    the reduction in the concentration of Digital River's stock ownership.

SHAREHOLDER APPROVAL
(SEE PAGE 33)

     The holders of a majority of the outstanding shares of Tech Squared common stock must approve the voluntary dissolution pursuant to the Plan of Liquidation and Dissolution.

     Joel A. Ronning and Charles E. Reese, Jr., who currently own approximately 44.23% of the outstanding Tech Squared common stock, have entered into voting agreements with Digital River pursuant to which they have agreed to vote all shares of Tech Squared common stock beneficially owned by them in favor of approval of the voluntary dissolution. The above percentage does not include shares subject to options exercisable within 60 days of the date hereof. See page 77 for details of these options. The Voting Agreements are discussed on page 67 of this proxy statement-prospectus.

      Assuming compliance with the Voting Agreements, a majority vote of unaffiliated shareholders is not required to approve the voluntary dissolution. It is also the intention of the other executive officers and directors of Tech Squared to vote any shares of Tech Squared common stock which they may own in favor of the voluntary dissolution. After approval of the voluntary dissolution, Tech Squared's board of directors plans to sell or otherwise dispose of all of the company's operating assets, complete the exchange with Digital River, establish the liquidating trust and liquidate and dissolve the company. Digital River shareholders are not required to approve any of the transactions contemplated by the voluntary dissolution and will not vote.

     You are entitled to cast one vote for each share of Tech Squared common
stock you owned as of [       ], 1999, the record date.

RECOMMENDATION OF TECH SQUARED'S BOARD OF DIRECTORS
(SEE PAGE 42)

     After careful consideration, your board of directors has determined the voluntary dissolution to be fair to all Tech Squared shareholders, including unaffiliated shareholders, and in their best interests. The Transaction treats all shareholders equally. The material factors underlying the board of director's belief that the Transaction and the consideration to be received by the shareholders is fair to all shareholders, including unaffiliated shareholders, are summarized above and discussed in detail under the headings "Tech Squared's Reasons for the Transaction" and "Opinion of Tech Squared's Financial Advisor" of this proxy statement-prospectus.

     Two directors, Messrs. Ronning and Reese, abstained from the vote which approved the voluntary dissolution of Tech Squared pursuant to the Plan of Liquidation and Dissolution because of their relationship with Digital River, including their beneficial ownership of Digital River common stock. The remaining two directors, one of whom is an employee of Tech Squared, unanimously approved the voluntary dissolution and recommend that the shareholders vote in favor of the proposal.

TECH SQUARED'S FINANCIAL ADVISOR AND ITS OPINION
(SEE PAGE 42)

     SG Cowen was selected by the board of directors to be Tech Squared's financial advisor. The board of directors selected SG Cowen because it is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     SG Cowen delivered an opinion to Tech Squared's board of directors that, subject to the qualifications described in its opinion, the consideration to be received by the Tech Squared shareholders in the liquidation of Tech Squared is fair, from a financial point of view, to the Tech Squared shareholders. The amount of consideration to be received was determined through negotiations between Tech Squared and Digital River and not pursuant to recommendations of SG Cowen.

     The board of directors did not believe that it was necessary to retain an advisor to act solely on behalf of unaffiliated shareholders for the purpose of negotiating a transaction or preparing a fairness opinion.

     The complete opinion of SG Cowen is attached as Annex E. We urge you to read it in its entirety.

PROCEDURE FOR CASTING YOUR VOTE
(SEE PAGE 34)

     Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Tech Squared common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted FOR approval of the voluntary dissolution.

PROCEDURE FOR CASTING YOUR VOTE IF YOUR SHARES ARE HELD BY YOUR BROKER IN STREET NAME (SEE PAGE 34)

     Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. IF YOU DO NOT PROVIDE YOUR BROKER WITH VOTING INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED AT THE TECH SQUARED SPECIAL MEETING AND IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST APPROVAL OF THE VOLUNTARY DISSOLUTION.

PROCEDURE FOR CHANGING YOUR VOTE
(SEE PAGE 34)

     If you want to change your vote, just send the Secretary of Tech Squared a later-dated, signed proxy card before the special meeting or attend the special meeting and vote in person. You may also revoke your proxy by sending written notice to the Secretary of Tech Squared before the special meeting.

SOME TECH SQUARED SHAREHOLDERS HAVE ENTERED INTO VOTING AGREEMENTS
(SEE PAGE 67)

     Tech Squared shareholders Joel A. Ronning and Charles E. Reese, Jr. have entered into voting agreements with Digital River. The Voting Agreements require these Tech Squared shareholders to vote all shares of Tech Squared common stock beneficially owned by them in favor of approval of the voluntary dissolution. These Tech Squared shareholders were not paid additional consideration in connection with the Voting Agreements.

     The Tech Squared shareholders who entered into the Voting Agreements collectively held approximately 44.23% of the outstanding Tech Squared common stock as of the record date. This percentage does not include shares subject to options which these shareholders may be deemed to beneficially own.

     The Voting Agreements are attached as Annex D. You are urged to read the Voting Agreements in their entirety.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION
(SEE PAGE 51)

      When considering the recommendation of Tech Squared's board of directors, you should be aware that certain Tech Squared officers and directors have interests in the Transaction that are different from, or in addition to, yours.

     In particular, Joel A. Ronning, Charles E. Reese, Jr. and Perry W. Steiner presently hold, or have held, positions as officers and/or directors of both Tech Squared and Digital River. Mr. Ronning and Mr. Reese are also beneficial owners of shares of both Tech Squared and Digital River common stock. Mr. Steiner is the beneficial owner of shares of Digital River common stock.

     As of the record date, officers and directors of Tech Squared and their affiliates beneficially owned approximately 52.63% of the outstanding shares of Tech Squared common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION
(SEE PAGE 52)

     No ruling has been or will be sought from the Internal Revenue Service on the U.S. federal income tax consequences of the Exchange and the liquidation of Tech Squared. Completion of the Exchange and the liquidation is conditioned upon (i) Tech Squared's and Digital River's receipt of an opinion from Arthur Andersen LLP reaffirming, as of the closing date, the opinion of Arthur Andersen described in this proxy statement-prospectus under the heading "Certain U.S. Federal Income Tax Consequences" to the effect that the Exchange and liquidation should constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code and (ii) Digital River's receipt of an opinion from Cooley Godward LLP to the effect that the Exchange and the liquidation should constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

     Subject to the assumptions and qualifications described in this proxy statement-prospectus under the heading "Certain U.S. Federal Income Tax Consequences," in the opinion of Arthur Andersen LLP:

     (i) Tech Squared's shareholders should, in general, not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Digital River common stock in connection with the liquidation of Tech Squared, although gain may be recognized to the extent that a Tech Squared shareholder is deemed to receive property other than shares of Digital River common stock as a consequence of receiving an interest in the liquidating trust;

     (ii) the tax basis of the Digital River common stock received by Tech Squared's shareholders in the liquidation should generally be the same as the tax basis of the shareholder's shares of Tech Squared common stock which will be cancelled;

     (iii) the holding period, for capital gain purposes, of the Digital
River common stock received in the liquidation should include the holding period for the shares of Tech Squared common stock, provided that such shares of Tech Squared common stock were not held for sale to customers as of the effective date of the Exchange; and

     (iv) neither Tech Squared nor MacUSA should recognize gain or loss for U.S. federal income tax purposes as a result of the Exchange or liquidation.

     See "Certain U.S. Federal Income Tax Consequences" on page 52 for a more detailed discussion of the U.S. federal income tax consequences of the Exchange and the liquidation.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE EXCHANGE AND THE LIQUIDATION TO SHAREHOLDERS WILL DEPEND ON THE INDIVIDUAL CIRCUMSTANCES OF EACH SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR TAX

ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE AND THE LIQUIDATION.

ACCOUNTING TREATMENT OF THE EXCHANGE
(SEE PAGE 56)

     The Exchange will result in a decrease in the net worth of Tech Squared. The decrease is equal to:

- the value of 350,000 shares of Digital River common stock, which is the number of currently held shares to be delivered by Tech Squared to Digital River minus the number of newly issued shares to be received by Tech Squared in the Exchange and minus related deferred taxes; plus

- the $1.2 million in cash to be paid to Digital River minus related deferred taxes.

     This decrease will be offset by the remaining deferred taxes related to the appreciation in value of the Digital River common stock previously recorded in Tech Squared's financial statements.

     Digital River will treat the exchange of shares as a treasury stock transaction. It will record the $1.2 million of cash, minus transaction expenses, as a contribution to capital. The Exchange will not have an effect on Digital River's results of operations.

RESTRICTIONS ON THE ABILITY TO SELL DIGITAL RIVER STOCK
(SEE PAGE 57)

     All shares of Digital River common stock received by you in the liquidation will be freely transferable unless you are considered an "affiliate" of Digital River under the Securities Act. Shares of Digital River common stock held by affiliates may only be sold pursuant to a registration statement or an exemption under the Securities Act.

DISSENTERS' OR APPRAISAL RIGHTS
(SEE PAGE 58)

     Under Minnesota law, you are not entitled to dissenters' or appraisal rights in connection with the voluntary dissolution of Tech Squared.

WHERE YOU CAN FIND MORE INFORMATION
(SEE PAGE 79)

     If you have any questions about the voluntary dissolution, please call
[       ] at [      ].

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS
(SEE PAGE 81)


     This proxy statement-prospectus and the documents incorporated by reference into, and distributed together with, this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Tech Squared's and Digital River's financial condition, results of operations and business and on the expected impact of the Exchange on Digital River's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the voluntary dissolution, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 16 of this proxy statement-prospectus.

               DIGITAL RIVER SELECTED HISTORICAL FINANCIAL DATA

     The following table presents selected historical financial data of Digital River for the periods indicated. The financial data for the period from its inception on February 9, 1994 through December 31, 1994 and the four fiscal years ended December 31, 1998 have been derived from the audited consolidated financial statements of Digital River for such periods. The financial data for the six months ended June 30, 1999 and June 30, 1998 are unaudited, but in the opinion of Digital River reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The data for the six months ended June 30, 1999 and June 30, 1998 are not indicative of results of operations for the entire fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Digital River incorporated by reference in this proxy statement-prospectus.

                                                      DIGITAL RIVER

                                                                                              PERIOD FROM
                                                                                               INCEPTION
                              AS OF OR FOR THE                                                (FEBRUARY 9,
                              SIX MONTHS ENDED                AS OF OR FOR THE                  1994 TO
                                  JUNE 30              FISCAL YEAR ENDED DECEMBER 31          DECEMBER 31)
                             ------------------   -----------------------------------------   --------------
                              1999       1998       1998       1997       1996      1995          1994
                             -------    -------   -------     -------   -------   --------    --------------
                                           (In Thousands, Except Loss Per Share Amounts)

NET SALES                    $ 27,521  $  5,746   $ 20,911    $ 2,472    $   111   $    --         $   --

NET LOSS                      (12,022)   (5,352)   (13,798)    (3,485)      (689)     (143)            (8)

PER SHARE DATA:

     NET EARNINGS (LOSS)        (0.60)    (0.47)     (1.01)     (0.46)     (0.13)    (0.03)         (0.00)

      CASH DIVIDENDS
      DECLARED PER
      COMMON SHARE                 --        --         --         --         --        --             --

      WEIGHTED AVERAGE
      NUMBER OF SHARES
      OUTSTANDING              19,900    11,279     13,691      7,514      5,333      5,333         5,333

TOTAL ASSETS                 $ 90,828  $ 12,697   $ 80,328    $ 3,405    $ 1,202     $  635        $  783

LONG-TERM OBLIGATIONS        $     --  $     --   $     --    $    --    $    --     $   --        $   --

                         TECH SQUARED SELECTED HISTORICAL FINANCIAL DATA

         The following table presents selected historical financial data for the periods indicated. The financial data for the five fiscal years ended December 31, 1998 have been derived from the audited consolidated financial statements of Tech Squared for such periods. The financial data for the six months ended June 30, 1999 and June 30, 1998 are unaudited, but in the opinion of Tech Squared reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The data for the six months ended June 30, 1999 and June 30, 1998 are not indicative of results of operations for the entire fiscal year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Tech Squared delivered with this proxy statement-prospectus.

                                                      TECH SQUARED

                              AS OF OR FOR THE
                              SIX MONTHS ENDED                        AS OF OR FOR THE
                                   JUNE 30                       FISCAL YEAR ENDED DECEMBER 31
                             --------------------  -------------------------------------------------------

                               1999      1998        1998        1997        1996        1995       1994
                             -------   -------     -------     -------     -------     -------    -------
                                           (In Thousands, Except Earnings Per Share Amounts)

NET SALES                      21,620  $ 18,095    $ 38,800    $ 36,995    $ 37,387    $ 42,136   $ 46,645

NET EARNINGS (LOSS)              (947)   (1,548)       (536)     (1,013)       (616)     (1,652)       424

PER SHARE DATA:

      NET EARNINGS (LOSS)       (0.08)    (0.14)      (0.05)      (0.10)      (0.06)      (0.19)      0.06

      CASH DIVIDENDS
      DECLARED PER COMMON
      SHARE                        --        --          --          --          --        0.13       0.03

      WEIGHTED AVERAGE
      NUMBER OF SHARES         11,973    10,776      11,051      10,375      10,375       8,721      7,032
      OUTSTANDING

TOTAL ASSETS                 $107,187   $ 9,158    $117,444    $  7,600    $  8,620    $  9,739    $  8,971

LONG-TERM OBLIGATIONS        $    248   $   300    $    332    $    515    $    495    $    578    $     --

RATIO OF EARNINGS
TO FIXED CHARGES(1)               (2)       (2)       35.7x        5.4x         (2)         (2)        7.1x

--------------------
(1) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes by fixed charges. Fixed charges for this purpose include interest expense, preferred stock dividends, and one-third of the payments on the company's primary operating lease (the portion deemed to be representative of the interest factor).

(2) Earnings for the six months ended June 30, 1999 and 1998 were inadequate to cover fixed charges by $1,007,581 and $173,273, respectively. Earnings for the years ended December 31, 1996 and 1995 were inadequate to cover fixed charges by $1,044,167 and $1,966,158, respectively.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth certain historical per share data for Digital River common stock and Tech Squared common stock for the periods indicated. The financial data for the five fiscal years ended December 31, 1998 have been derived from the respective audited consolidated statements of Digital River and Tech Squared for such periods. The respective financial data of Digital River and Tech Squared for the six months ended June 30, 1999 and June 30, 1998, should be read in conjunction with the respective consolidated financial statements, related notes and other financial information of Digital River and Tech Squared appearing elsewhere herein, incorporated by reference into or delivered with this proxy statement-prospectus.

                                  AS OF OR FOR THE                      AS OF OR FOR THE
                                  SIX MONTHS ENDED                     FISCAL YEAR ENDED
                                      JUNE 30                             DECEMBER 31
                               ----------------------- -------------------------------------------------

                                  1999        1998       1998      1997      1996       1995      1994
                               ---------    ---------  --------  --------  --------   --------  --------
HISTORICAL - DIGITAL RIVER:

      NET LOSS PER SHARE         $(0.60)     $(0.47)   $(1.01)   $(0.46)    $(0.13)   $(0.03)   $(0.00)*

      BOOK VALUE PER SHARE         4.02        0.81      3.81      0.25       0.01      0.12      0.14

      DIVIDENDS DECLARED
      PER COMMON SHARE               --          --        --        --         --         --       --

HISTORICAL - TECH SQUARED:

      NET EARNINGS (LOSS)
      PER SHARE                   (0.08)      (0.14)     (0.05)    (0.10)    (0.06)    (0.19)     0.06

      BOOK VALUE PER SHARE         5.43        0.22       6.07      0.21      0.12      0.22      0.28

      DIVIDENDS DECLARED
      PER COMMON SHARE               --          --         --        --        --      0.13      0.03

---------------------------
* Net loss for Digital River in 1994 covers the period from its inception on February 9, 1994 through December 31, 1994.

                      COMPARATIVE PER SHARE MARKET PRICE DATA

     Tech Squared common stock is traded on the OTC Bulletin Board under the symbol "TSQD". Digital River common stock is traded on the Nasdaq National Market under the symbol "DRIV".

     The following table sets forth the high and low sale prices per share of Tech Squared common stock and Digital River common stock as reported on the OTC Bulletin Board and the Nasdaq National Market, respectively, on (1) July 9, 1999, the business day preceding public announcement that Tech Squared and Digital River had entered into the Acquisition Agreement and (2) August [ ], 1999, the last full trading day for which prices were available at the time of printing of this proxy statement-prospectus.

                                                          TECH SQUARED            DIGITAL RIVER
                                                          COMMON STOCK             COMMON STOCK
                                                       -----------------      ----------------------
                                                        HIGH        LOW         HIGH          LOW
                                                       ------      -----      -------      --------
July 9, 1999....................................       $4.06       $3.94       $36.13       $34.50

August [  ], 1999...............................       $           $            $           $

     Because the market prices of Tech Squared and Digital River common stock may increase or decrease before the vote on the voluntary dissolution at the special meeting, you are urged to obtain current market quotations.

                                  RISK FACTORS

     A VOTE IN FAVOR OF THE VOLUNTARY DISSOLUTION INVOLVES RISKS SPECIFIC TO THE SALE OF OPERATING ASSETS, THE EXCHANGE, AND THE LIQUIDATION AND DISSOLUTION. IN ADDITION, A VOTE IN FAVOR OF THE VOLUNTARY DISSOLUTION MEANS THAT YOU WILL RECEIVE SHARES OF THE COMMON STOCK OF DIGITAL RIVER. AN INVESTMENT IN DIGITAL RIVER INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION DELIVERED WITH, CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS.

RISKS RELATING TO THE TRANSACTION

     TECH SQUARED MIGHT NOT BE ABLE TO RECEIVE REASONABLE VALUE FROM THE SALE OF ITS OPERATING ASSETS

     The value that you ultimately realize as a result of the distribution of Digital River common stock to you in the liquidation of Tech Squared is dependent in part on the proceeds received from the sale or other disposition of our operating assets. It may be difficult to obtain a favorable return when selling the operating assets in connection with the liquidation and dissolution of Tech Squared.

     THE TOTAL VALUE YOU RECEIVE UPON LIQUIDATION IS SUBJECT TO MANY VARIABLES AND RISKS, MANY OF WHICH WILL NOT BE KNOWN AT THE TIME OF THE VOTE

     You will initially receive shares of Digital River common stock upon liquidation of Tech Squared. You will also receive distributions from the liquidating trust annually and after any event that results in a significant reduction in Tech Squared's liabilities, unless the trustee determines that any such distribution would be inconsistent with the purposes of the trust. Later, if there are assets remaining in the liquidating trust, after the trustee is satisfied that all liabilities of Tech Squared are paid, the beneficial owners of the trust will receive cash and/or additional shares of Digital River common stock in connection with the liquidation of the trust. The value of what you receive will be a product of various factors and risks including:

    - the proceeds received from the sale or other disposition of our operating assets;

    - the amount of Tech Squared's actual and potential liabilities, such as any payments made in connection with any legal proceeding, including the legal proceeding referred to on page 77 of this proxy statement-prospectus; and

    - the value of Digital River common stock at the time it is first distributed to you, at such times, if any, that it is sold by the liquidating trust to raise funds to pay Tech Squared's liabilities, and at the time that it may be distributed to the beneficial owners of the liquidating trust.

Historically, the stock price of Digital River common stock has been subject to significant volatility. The risks associated with an investment in Digital River are discussed below, beginning on page 19 of this proxy statement-prospectus.

    THE DISTRIBUTION TO YOU OF DIGITAL RIVER COMMON STOCK IN THE
    LIQUIDATION OF TECH SQUARED MAY NOT BE TREATED AS A TAX-FREE
    REORGANIZATION UNDER THE INTERNAL REVENUE CODE

    Neither Tech Squared nor Digital River has obtained a private letter ruling from the Internal Revenue Service as to the tax treatment of the transaction. Arthur Andersen LLP, which is the independent auditor for both Tech Squared and Digital River, has given an opinion to Tech Squared to the effect that the receipt of shares of Digital River common stock by Tech Squared as part of the exchange of stock and cash with Digital River should not be a taxable event for Tech Squared, and that the receipt of Digital River common stock by you in the liquidation of Tech Squared should not be a taxable event to either you or Tech Squared. Arthur Andersen LLP's opinion is based on current law, on information provided to them by management of Tech Squared and Digital River and on various assumptions. Their opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service could determine that the relevant transactions do not qualify as a tax-free reorganization. Moreover, there are proposals before Congress to change the tax laws in a way that would make transactions such as those in our Plan of Liquidation and Dissolution taxable to corporations, and it is possible that any change in the law could be applicable to the transactions in our Plan of Liquidation and Dissolution.

     If the exchange of stock and cash with Digital River and the liquidation of Tech Squared is not treated as a tax-free reorganization, Tech Squared will be subject to tax as a result of the Exchange and you will be subject to tax as a result of the distribution of Digital River common stock to you upon liquidation of Tech Squared. Also, as a transferee of assets in liquidation of Tech Squared, you may be liable for a pro rata share of Tech Squared's income tax liability from either the Exchange or distribution of Digital River shares. However, the maximum liability of any shareholder would be the value of Digital River common stock and assets the shareholder received in connection with the Plan of Liquidation and Dissolution. In addition, if the Exchange and the liquidation is not treated as a tax-free reorganization, shareholder value may not be maximized by the transactions provided for in our Plan of Liquidation and Dissolution.

     THE MERGER OF MacUSA WITH AND INTO TECH SQUARED MAY NOT BE TREATED AS A TAX-FREE LIQUIDATION UNDER THE INTERNAL REVENUE CODE

     Tech Squared has not obtained a private letter ruling from the Internal Revenue Service as to the tax treatment of the liquidation of MacUSA. Arthur Andersen LLP has given an opinion to Tech Squared to the effect that distribution of Digital River common stock to Tech Squared in the liquidation of MacUSA should not be a taxable event to either MacUSA or Tech Squared. Arthur Andersen's opinion is based on current law, on information provided to them by management of Tech Squared and Digital River and on various assumptions. Their opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service could determine that the distribution is not a tax-free liquidation.

     If MacUSA's transfer of shares of Digital River to Tech Squared is not treated as a tax-free liquidation, Tech Squared's consolidated group would likely be subject to tax on the value of Digital River common stock at the time of the liquidation. As a transferee of assets in liquidation of Tech Squared, you may be liable for a pro rata share of Tech Squared's income tax liability resulting from the liquidation. However, the maximum liability of any shareholder would be the value of Digital River common stock and assets the shareholder received in connection with the Plan of Liquidation and Dissolution.

     IF THE LIQUIDATING TRUST DOES NOT HAVE SUFFICIENT ASSETS TO PAY ALL LIABILITIES OF TECH SQUARED, CREDITORS MAY SEEK RECOVERY FROM SHAREHOLDERS, BUT IN NO EVENT CAN THEY RECOVER MORE THAN YOU RECEIVE IN THE LIQUIDATION

     If there are not sufficient assets in the liquidating trust to pay all of the liabilities of Tech Squared, including potential liabilities, a creditor may seek payment from the former Tech Squared shareholders in proportion to their shareholdings. However, the maximum liability of any shareholder would be the value of the Digital River common stock and assets the shareholder received in connection with the Plan of Liquidation and Dissolution.

     YOUR BENEFICIAL INTERESTS IN THE LIQUIDATING TRUST WILL NOT BE
     TRANSFERRABLE

     You will not be able to transfer the beneficial interests that you receive in the liquidating trust, except by will or otherwise by operation of law.

     THE TRUSTEE MIGHT NOT DISTRIBUTE FUNDS SUFFICIENT TO PAY YOUR TAX LIABILITY ARISING FROM SALES OF ASSETS BY THE LIQUIDATING TRUST

     As discussed more fully under the heading "Certain United States
Federal Income Tax Consequences of the Transaction", for tax purposes, the holders of the beneficial interests in the trust are treated as if they owned the assets of the trust. If the trustee of the liquidating trust sells assets of the trust to pay liabilities, you may have taxable income. It is possible that the trustee might not distribute assets at times or in amounts sufficient to satisfy any such tax liability.

RISKS RELATING TO THE INVESTMENT IN DIGITAL RIVER

     DIGITAL RIVER HAS A LIMITED OPERATING HISTORY

     Digital River has a very limited operating history. Digital River was incorporated in February 1994 and was considered a development-stage company through August 1996. Digital River conducted its first online sale through a client's Web store in August 1996, and is still in the early stages of development. Digital River's business and prospects must be considered in light of the risks encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Some of these risks relate to Digital River's ability to:

    - maintain or develop relationships with software publishers and online retailers;

    -     execute its business and marketing strategy;

    - continue to develop and upgrade its technology and transaction-processing systems;

    -     provide superior customer service and order fulfillment;

    -     respond to competitive developments; and

    -     retain and motivate qualified personnel.

    Digital River may not be successful in addressing these risks, and if it is not successful, its business, financial condition and operating results could be adversely affected. Digital River's expense levels are based largely on its planned operations and its estimates of future sales. It is difficult, however, for Digital River to accurately forecast future sales, because its business is still new and its market is still developing. Digital River may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, any significant shortfall in sales would immediately and adversely affect its business, financial condition and operating results. Due to its rapidly evolving business and its limited operating history, Digital River believes that period-to-period comparisons of its operating results are not necessarily meaningful and investors should not rely upon its historical results as an indication of future performance.

     DIGITAL RIVER ANTICIPATES CONTINUED LOSSES

     Digital River has incurred significant losses since it was formed. As of June 30, 1999, Digital River had an accumulated deficit of approximately $30.1 million. Digital River intends to continue to expend significant financial and management resources on the development of additional services, sales and marketing, improved technology and expanded operations. As a result, Digital River expects operating losses and negative cash flows to continue for the foreseeable future. In addition, Digital River anticipates its operating losses to increase significantly from current levels. Digital River's sales may not increase or even continue at their current level, and Digital River may not be profitable or generate cash from operations in future periods.

     DIGITAL RIVER'S OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS

     Digital River's quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. Some of these factors include:

     - its ability to retain existing software publishers and online retailers as clients and to attract new clients;

     - the introduction of new Web sites, Web stores, services or products by Digital River or by others;

     -     price competition and margin erosion;

     - the development of the online market for the purchase of software products;

     - its ability to continue to upgrade and develop its systems and infrastructure to meet emerging market needs and remain competitive in its service offerings;

     - termination of any account that represents a significant portion of its sales;

     -     technical difficulties or system downtime;

     -     its ability to attract new personnel;

     -     its ability to increase sales from online retailers;

     - the failure of Internet bandwidth to increase over time or any increase in the cost of Internet bandwidth; and

     -     U.S. and foreign regulations relating to its business.

    Digital River also may offer favorable economic terms to certain software publishers and online retailers in order to attract or retain their business, which would reduce its gross margins. In addition, Digital River may experience a decline in sales in the month of December due to a potential reduction in the number of hours business end-users spend online over the holidays. Due to these factors, Digital River's annual or quarterly operating results may not meet the expectations of securities analysts and investors. If this happens, the trading price of its common stock would likely significantly decline.

     DIGITAL RIVER DEPENDS ON CERTAIN CLIENTS AND EXPERIENCES LENGTHY SALES
CYCLES

     Sales initiated through the Web stores of three software publisher clients collectively accounted for approximately 29% of Digital River's sales in 1997 and 25% of its sales in 1998. Digital River expects that a small percentage of its clients will continue to account for a substantial portion of its sales for the foreseeable future. Contracts with these clients are generally short term in nature. If any one of these contracts is not renewed or otherwise ends, Digital River's business, financial condition and operating results could be materially adversely affected.

     Digital River markets its services directly to software publishers and online retailers. These relationships are typically complex and take time to establish. Due to operating procedures in many large organizations, a significant amount of time may pass between selection of products by key decision makers and the signing of a contract. As a result, the period between the initial sales call and the signing of a contract with a large software publisher or online retailer typically ranges from six to twelve months, and may be longer. Therefore, the timing of sales from these software publisher and online retailer clients is difficult to predict. Delays in signing contracts with significant software publisher or online retailer clients could materially adversely affect Digital River's business, financial condition and operating results.

     DIGITAL RIVER'S SUCCESS DEPENDS ON GROWTH IN END-USER ACCEPTANCE OF ESD WHICH IS HIGHLY UNCERTAIN

     Digital River's success will depend in large part on growth in end-user acceptance of electronic software delivery, or ESD, as a method of distributing software products. ESD is a relatively new method of distributing software products and the growth and market acceptance of ESD is highly uncertain and subject to a number of risks. Factors that will influence market acceptance of ESD include:

     - the availability of sufficient bandwidth to enable purchasers to rapidly download software products;

     -     the cost of time-based Internet access;

     - the number of software products that are available for purchase through ESD as compared to those available through physical delivery; and

     - the level of end-user comfort with the process of downloading software via the Internet, including the ease of use and lack of concern about security.

     If ESD does not achieve widespread market acceptance, Digital River's business, financial condition and operating results would be materially adversely affected. Even if ESD achieves widespread acceptance, Digital River cannot be certain that it will overcome the substantial existing and future technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Digital River's failure to do so would materially adversely affect its business, financial condition and operating results.

     DIGITAL RIVER DEPENDS ON CONTINUED GROWTH IN ELECTRONIC COMMERCE AND INTERNET INFRASTRUCTURE DEVELOPMENT

     Sales of software products using the Internet do not currently represent a significant portion of overall software sales. Digital River depends on the growing use and acceptance of the Internet as an effective medium of commerce by end-users. Rapid growth in the use of and interest in the Internet and other online services is a recent development. No one can be certain that acceptance and use of the Internet and other online services will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. Digital River relies on purchasers of software who have historically used traditional means of commerce to purchase software products. If Digital River is to be successful, these software purchasers must accept and use the Internet as a means of purchasing software and exchanging information and Digital River cannot predict the rate at which purchasers will do so.

     The Internet may fail as a commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow, it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased governmental regulation could also have a similar effect. In addition, growth in Internet usage, which is not matched by comparable growth in the infrastructure supporting Internet usage, could result in slower response times or adversely affect usage of the Internet.

     DIGITAL RIVER IS ENTIRELY DEPENDENT UPON THE SOFTWARE PUBLISHERS THAT SUPPLY IT WITH SOFTWARE, AND THE AVAILABILITY OF SUCH SOFTWARE IS UNPREDICTABLE

     Digital River's contracts with its software publisher clients are generally one year in duration, with an automatic renewal provision for additional one-year periods, unless Digital River is provided with a written notice at least 90 days before the end of the contract. As is common in the industry, Digital River has no long-term or exclusive contracts or arrangements with any software publishers that guarantee the availability of software products. Digital River cannot be certain that the software publishers that currently supply software to it will continue to do so or that Digital River will be able to establish relationships with new software publishers. If Digital River cannot develop and maintain satisfactory relationships with software publishers on acceptable commercial terms or is unable to obtain sufficient quantities of software, Digital River's business, financial condition and operating results could be materially adversely affected. If the quality of service provided by software publishers falls below a satisfactory standard or if software returned to Digital River exceeds its clients' expectations, Digital River's business, financial condition and operating results also could be materially adversely affected.

     DIGITAL RIVER DEPENDS ON ONLINE RETAILERS

     Digital River's strategy is dependent upon increasing its sales of software products through online retailers. Digital River has historically generated substantially all of its sales from the sale of software to end-users that were initiated through the Web stores of its software publisher clients. In 1997 and 1998 less than 6% of its sales were generated through the Web stores of its online retailer clients. Digital River does not know if it will be successful in establishing relationships with additional online retailers or if its current relationships will continue. If Digital River is unable to expand its relationships with online retailers, Digital River will likely be unable to continue to grow its business and establish meaningful market share.

     DIGITAL RIVER IS SUBJECT TO LACK OF CAPACITY, SYSTEM FAILURE AND SYSTEM DEVELOPMENT RISKS

     Digital River provides commerce, marketing and delivery services to software publishers, online retailers and end-users through its proprietary commerce network server, or CNS, transaction-processing and client management systems. The systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the CNS and the underlying network infrastructure are critical to Digital River's operations, its level of customer service, and its reputation and ability to attract and retain clients. Digital River's systems and operations are vulnerable to damage or interruption from fire, flood and other natural disasters, power loss, telecommunications failure, break-ins and similar events.

     Digital River presently has no offsite back-up facilities and does not carry sufficient business interruption insurance to fully compensate it for losses that may occur. Despite the use of network security devices, Digital River's servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill end-user orders. Any systems interruption that impairs Digital River's ability to accept and fill customer orders reduces the attractiveness of its product and service offerings to software publishers, online retailers and end-users, which could materially adversely affect its business, financial condition and operating results.

     Digital River has experienced periodic interruptions, affecting all or a portion of its systems, which it believes will continue to occur from time to time. Digital River periodically enhances and expands its technology and transaction-processing systems, network infrastructure and other technologies to accommodate increases in the volume of traffic on the CNS. Digital River may not be successful in its efforts to improve and increase the capacity of its network infrastructure. Digital River may not be able to anticipate increases, if any, in the use of the CNS or to expand and upgrade its systems and infrastructure to accommodate such increases. Digital River's inability to add software and hardware or to develop and upgrade existing technology, transaction-processing systems or network infrastructure to handle increased traffic on the CNS may cause unanticipated system disruptions, slower response times and poor customer service, including problems filling customer orders, any of which could materially adversely affect its business, financial condition and operating results. In addition, additional network capacity may not be available from third-party suppliers. Digital River's network and its suppliers' networks may be unable to maintain an acceptable data transmission capability, especially if demands on the CNS increase. Digital River's failure to maintain an acceptable data transmission capability could significantly reduce demand for its services, which would significantly impair its business, financial condition and operating results.

     DIGITAL RIVER IS SUBJECT TO ELECTRONIC COMMERCE SECURITY RISKS

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Digital River relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as customer credit card numbers. A party who is able to circumvent Digital River's security measures could misappropriate proprietary information or interrupt its operations. Any such compromise or elimination of Digital River's security could materially adversely affect its business, financial condition and operating results.

     Digital River may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of Digital River or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage Digital River's reputation and expose it to a risk of loss or litigation. Digital River's security measures may not prevent security breaches and failure to prevent such security breaches may materially adversely affect its business, financial condition and operating results.

     DIGITAL RIVER FACES INTENSE COMPETITION

     The electronic commerce market is new, rapidly evolving and extremely competitive. Digital River expects competition to intensify in the future, particularly in the area of electronic sale and distribution of software products. Digital River currently competes directly with other providers of electronic commerce solutions, including CyberSource Corp., Preview Systems, ReleaseNow.com Corporation and ShopNow.com, Inc. Digital River competes indirectly with software companies that offer tools and services for electronic commerce, including companies that provide a broad range of Internet and server solutions such as Microsoft Corp. and Netscape Communications Corp. Digital River also competes indirectly with a large number of companies that provide tools and services enabling one or more of the transaction processing functions of electronic commerce, such as transaction control, data security, customer interaction and database marketing.

     In addition, Digital River competes with companies that use their own systems to sell and distribute software products via the Internet, including Amazon.com, Inc., Beyond.com Corporation, Ingram Micro Inc. and Tech Data Corporation. Digital River also competes with companies such as the AltaVista division of Compaq Computer Corp., America Online, Inc., Excite@Home, Infoseek Corporation, Lycos, Inc. and Yahoo! Inc., which specialize in electronic commerce or derive a substantial portion of their revenues from electronic commerce. These companies also may offer, or provide means for others to offer, software products.

     The online retailers and the other companies listed above may compete directly with Digital River by adopting a similar business model. Moreover, while some of these companies are also clients or potential clients of Digital River, they may compete with Digital River's electronic commerce outsourcing solution if they develop electronic commerce systems or acquire such systems from other software vendors or service providers.

     Many of Digital River's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than Digital River. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors as the use of the Internet and other online services increases. In addition, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Internet Web sites, may direct end-users to online retailers that compete with Digital River, which would increase competitive pressures on Digital River. Increased competition may result in reduced operating margins, as well as a loss of market share. Further, in response to changes in the competitive environment, Digital River may from time to time make pricing, service or marketing decisions or acquisitions that could materially adversely affect its business, financial condition and operating results. Digital River may not be able to compete successfully against current and future competitors, and any inability to do so could materially adversely affect its business, financial condition and operating results.

     DIGITAL RIVER IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE

     To remain competitive, Digital River must continue to enhance and improve the responsiveness, functionality and features of the CNS and the underlying network infrastructure. The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render Digital River's technology and systems obsolete. Digital River's success will depend, in part, on its ability to both license and internally develop leading technologies to enhance its existing services, develop new services and technology that address the increasingly sophisticated and varied needs of its clients, and respond to technological advances and emerging industry standards and practices a cost-effective and timely basis. The development of the CNS technology and other proprietary technology involves significant technical and business risks. Digital River may fail to use new technologies effectively or adapt its proprietary technology and systems to customer requirements or emerging industry standards. If Digital River is unable to adapt to changing market conditions, client requirements or emerging industry standards, its business, financial condition and operating results could be materially adversely affected.

     DIGITAL RIVER MAY BE UNABLE TO MANAGE GROWTH EFFECTIVELY

     Digital River has rapidly and significantly expanded its operations and anticipates that further significant expansion will be required to address potential growth in its client base and market opportunities. From January 1, 1997 to June 30, 1999, Digital River increased its number of employees from 11 to 200. This expansion is placing a significant strain on Digital River's managerial, operational and financial resources. Most of Digital River's existing senior management personnel joined Digital River within the last 24 months, including Digital River's president, who joined Digital River in July 1998, Digital River's vice president of marketing, who joined Digital River in August 1998, Digital River's vice president of sales, who joined Digital River in February 1999 and Digital River's chief financial officer, who joined Digital River in April 1998. Joel A. Ronning, Digital River's chief executive officer, also serves as the chairman of the board of Tech Squared, and as a director of JASC, Inc., a significant client of Digital River. Digital River's new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated. Digital River expects to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the expected growth of its operations and personnel, Digital River will be required to:

     - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

     -     install new management information systems; and

     -     train, motivate and manage its employees.

     Digital River may not be able to install management information and control systems in an efficient and timely manner, and its current or planned personnel, systems, procedures and controls may not be adequate to support its future operations. In addition, Digital River may not be able to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities. If Digital River is unable to manage growth effectively, its business, financial condition and operating results will be materially adversely affected.

     DIGITAL RIVER MIGHT BE UNABLE TO SUCCESSFULLY IMPLEMENT OUR DEVELOPMENT AND ACQUISITION STRATEGY

     To extend Digital River's e-commerce outsourcing capabilities, it has developed, and intends to continue developing, its CommerceBridge line of business. Digital River has also acquired, and intends to continue acquiring, shareware services outsourcing companies. These business initiatives require a significant expenditure of management time, and sales, marketing and product development funds. They may cause a disruption in Digital River's ongoing business, distract management and make it difficult to maintain standards, controls and procedures. If Digital River makes acquisitions outside of its core business, assimilating the acquired technology, services or products into its operations could be difficult. If Digital River is unable to successfully implement its new business initiatives, Digital River will not generate a profitable return on its investment and Digital River will not be able to gain meaningful market share. If a significant number of clients of companies acquired by Digital River cease doing business with it, Digital River's business, financial condition and results of operations would suffer.

     DIGITAL RIVER DEPENDS ON THE CONTINUED SERVICE OF KEY PERSONNEL AND FACES INTENSE COMPETITION FOR ADDITIONAL PERSONNEL

     Digital River's future success significantly depends on the continued services and performance of its senior management, particularly Joel A. Ronning, its chief executive officer, and Kelly J. Wical, its chief technology officer. Digital River's performance also depends on its ability to retain and motivate its other executive officers and key employees. The loss of the services of any of Digital River's executive officers or other key employees could materially adversely affect its business, financial condition and operating results. Digital River only has long-term employment agreements with Mr. Ronning and Perry W. Steiner, its President. Digital River only maintains a "key person" life insurance policy on Mr. Ronning. Digital River's future success also depends on its ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, operations, merchandising, sales and marketing and customer service personnel. Competition for such personnel is intense, and Digital River may not successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract the necessary personnel could materially adversely affect its business, financial condition and operating results.

     DIGITAL RIVER HAS LIMITED PROTECTION OF ITS INTELLECTUAL PROPERTY

     Trademarks, patents, copyrights, trade secrets and other intellectual property are critical to Digital River's success, and Digital River relies on trademark, trade secret protection and confidentiality and/or license agreements with its employees, clients, partners and others to protect its proprietary rights. Digital River seeks to protect its proprietary rights by, among other methods, filing United States and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. Proprietary rights relating to Digital River's technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or copyrights or are effectively maintained as trade secrets. While Digital River currently has twelve patent applications pending in the United States, none has been issued. Pending patent applications may not result in patents being issued. Digital River has filed certain petitions to correct certain fee deficiencies for its pending patent applications but these petitions may not be granted. In addition, the laws of some foreign countries do not protect Digital River's intellectual property rights to the same extent as do the laws of the United States. The patent position of high technology companies involves complex legal and factual questions and, therefore, Digital River cannot predict their validity and enforceability with certainty. Even if issued, Digital River's patent applications may be challenged, invalidated, held unenforceable or circumvented. Further, rights granted under future patents may not provide proprietary protection or competitive advantages to Digital River against competitors with similar technology. Others may independently develop similar technologies or duplicate technologies developed by Digital River. Digital River has one registered trademark for "Digital River." Effective trademark and trade secret protection may not be available in every country in which Digital River's products and services are made available online. The steps Digital River has taken to protect its proprietary rights may not be adequate, and third parties may infringe or misappropriate its trade secrets, trademarks, trade dress and similar proprietary rights. In addition, others may independently develop substantially equivalent intellectual property. Any significant failure to protect Digital River's intellectual property in a meaningful manner could materially adversely affect its business, financial condition and operating results. In addition, litigation may be necessary in the future to enforce Digital River's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, which could materially adversely affect Digital River's business, financial condition and operating results.

     From time to time Digital River may receive notice of claims of infringement of other parties' proprietary rights. Any future assertions or prosecutions of such claims may materially adversely affect Digital River's business, financial condition and operating results. Defending any such claim, whether such claims are valid or not, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require Digital River to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Digital River, or at all. If a third party succeeds in any infringement action against Digital River and Digital River fails or is unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, its business, financial condition and operating results could be materially adversely affected.

     DIGITAL RIVER COULD BE LIABLE FOR SOFTWARE PRODUCTS CONTENT

     Claims may be made against Digital River for negligence, copyright or trademark infringement or other theories based on the nature and content of software products that are delivered electronically and subsequently distributed to others. Although Digital River carries general liability insurance, Digital River's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify Digital River for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or which is in excess of insurance coverage could materially adversely affect Digital River's business, financial condition and operating results.

     DIGITAL RIVER MAY NOT OBTAIN ADDITIONAL FUNDING FOR FUTURE CAPITAL NEEDS

    Digital River requires substantial working capital to fund its business. Digital River has had significant operating losses and negative cash flow from operations since inception and expects to continue to do so for the foreseeable future. Digital River's capital requirements depend on several factors, including the rate of market acceptance of its products, the ability to expand its client base and the growth of sales and marketing. If capital requirements vary materially from those currently planned, Digital River may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of Digital River will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of Digital River's common stock. Additional financing may not be available when needed on terms favorable to Digital River or at all. If adequate funds are not available or are not available on acceptable terms, Digital River may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures, which could materially adversely affect its business, financial condition and operating results.

     GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS AND RISKS TO DOING BUSINESS ON THE INTERNET

     Digital River is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as:

     -    user privacy;

     -    pricing;

     -    content;

     -    copyrights;

     -    distribution; and

     -    characteristics and quality of products and services.

     Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for Digital River's products and services and increase its cost of doing business, or otherwise adversely affect its business, financial condition and operating results.

         The applicability to the Internet of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, export or import matters, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to such laws intended to address these issues, including some recently proposed changes, could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for Digital River's services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

     In addition, because Digital River's services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that Digital River is required to qualify to do business as a foreign corporation in each such state or foreign country. Digital River is qualified to do business only in Minnesota and Washington. Failure to qualify as a foreign corporation in a jurisdiction where Digital River is required to do so could subject Digital River to taxes and penalties and could result in Digital River's inability to enforce contracts in such jurisdictions. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to Digital River's business, or the application of existing laws and regulations to the Internet and other electronic services could materially adversely affect its business, financial condition and operating results.

     THERE ARE RISKS ASSOCIATED WITH INTERNATIONAL SALES THAT COULD HARM DIGITAL RIVER'S BUSINESS

     Although Digital River sells software products to end-users outside the United States, Digital River might not succeed in expanding its international presence. Conducting business outside of the United States is subject to certain risks, including:

     - changes in regulatory requirements and tariffs;

     - reduced protection of intellectual property rights;

     - difficulties in distribution;

     - the burden of complying with a variety of foreign laws; and

     - political or economic constraints on international trade or instability.

     In addition, some software exports from the United States are subject to export restrictions as a result of the encryption technology in such software and Digital River may become liable to the extent it violates such restrictions. Digital River might not successfully market, sell and distribute its products in local markets and Digital River cannot be certain that one or more of such factors will not materially adversely affect its future international operations, and consequently, its business, financial condition and operating results.

     DIGITAL RIVER'S FAILURE TO COLLECT SALES AND OTHER TAXES COULD HARM ITS BUSINESS

     Digital River does not currently collect sales, use or other similar taxes with respect to ESD or shipments of software products into states other than Minnesota. However, one or more local, state or foreign jurisdictions may seek to impose sales or use tax collection obligations on out of state companies, such as Digital River, that engage in electronic commerce. In addition, any new operation in states outside Minnesota could subject shipments into such states to state sales or use taxes under current or future laws. A successful assertion by one or more states or any foreign country that Digital River should collect sales, use or other taxes on the sale of merchandise could materially adversely affect its business, financial condition and operating results.

     DIGITAL RIVER'S STOCK OWNERSHIP IS CONCENTRATED IN CERTAIN EXISTING SHAREHOLDERS

     As of July 15, 1999, Digital River's executive officers, directors and principal stockholders and their affiliates beneficially own approximately 9,354,972 or 37.57% of its outstanding shares of common stock. This amount includes the 3,000,000 shares currently held by Tech Squared's wholly owned subsidiary, MacUSA, which Mr. Ronning may be deemed to beneficially own as a result of his status as a controlling person of Tech Squared. As a result, they may have the ability to effectively control Digital River and direct its affairs and business, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of Digital River, and make some transactions more difficult or impossible without the support of such shareholders, including proxy contests, mergers involving Digital River, tender offers, open-market purchase programs or other purchases of common stock that could give Digital River's shareholders the opportunity to realize a premium over the then-prevailing market price for shares of common stock.

     DIGITAL RIVER'S STOCK PRICE HAS BEEN AND COULD BE HIGHLY VOLATILE

     The trading price of Digital River's common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     - actual or anticipated variations in quarterly operating results;

     - announcements of technological innovations;

     - new products or services offered by Digital River or its competitors;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet and online commerce industries;

     - changes in the economic performance and/or market valuations of other Internet, online service or retail companies;

     - announcements by the company of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel;

     - sales of common stock; and

     - other events or factors, many of which are beyond Digital River's control.

     In addition, the stock market in general, and the Nasdaq National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of Digital River's common stock, regardless of Digital River's actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect Digital River's business, financial condition and operating results.

              THE SPECIAL MEETING OF TECH SQUARED SHAREHOLDERS

     THIS PROXY STATEMENT-PROSPECTUS IS BEING FURNISHED TO YOU IN CONNECTION WITH THE SOLICITATION OF PROXIES BY TECH SQUARED'S BOARD OF DIRECTORS IN CONNECTION WITH OUR PROPOSED VOLUNTARY DISSOLUTION.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting of the shareholders of Tech Squared is scheduled to be held as follows:

                                    [Date]
                             [ ] a.m., local time
                                  [Address]

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that the shareholders of Tech Squared may consider and vote upon a proposal to approve the voluntary dissolution of Tech Squared. The voluntary dissolution will be accomplished under the terms of the Plan of Liquidation and Dissolution attached as Annex A.

     The board of directors of Tech Squared has determined that the voluntary dissolution is fair to and in the best interest of Tech Squared's shareholders. The board of directors has approved the voluntary dissolution pursuant to the Plan of Liquidation and Dissolution and recommends that the shareholders vote in favor of this proposal.

SHAREHOLDER RECORD DATE FOR THE SPECIAL MEETING

     Tech Squared's board of directors has fixed the close of business on
[         ], 1999, as the record date for determination of Tech Squared shareholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were [ ] shares of Tech Squared common stock outstanding, held by approximately [ ] holders of record.

VOTE OF TECH SQUARED SHAREHOLDERS REQUIRED FOR APPROVAL OF THE VOLUNTARY DISSOLUTION

     A majority of the outstanding shares of Tech Squared common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Tech Squared's common stock outstanding and entitled to vote at the special meeting is required to approve the voluntary dissolution. You are entitled to one vote for each share of Tech Squared common stock held by you on the record date on the proposal to be presented to shareholders at the special meeting.

     As of the record date for the special meeting, directors and executive officers of Tech Squared and their affiliates beneficially owned approximately 7,528,689 shares of

Tech Squared common stock, which represented approximately 52.63% of all outstanding shares of Tech Squared common stock entitled to vote at the special meeting.

     Two Tech Squared shareholders are parties to voting agreements with Digital River under which they have agreed to vote their shares of Tech Squared common stock in favor of the approval of the voluntary dissolution. As of the record date, these shareholders held approximately 5,374,026 shares of Tech Squared common stock, which represented approximately 44.23% of all outstanding shares of Tech Squared common stock entitled to vote at the special meeting.

PROXIES

     All shares of Tech Squared common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR approval of the voluntary dissolution. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the shareholder has abstained from voting on the proposal, the Tech Squared common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted in favor of approval of the proposal. If an executed proxy is returned by a broker holding shares of Tech Squared common stock in street name which indicates that the broker does not have authority to vote on approval of the voluntary dissolution, the shares will be considered present at the meeting for purposes of determining the presence of a quorum and of calculating the vote, but will not be considered to have been voted in favor of approval of the voluntary dissolution. YOUR BROKER WILL VOTE YOUR SHARES ONLY IF YOU PROVIDE INSTRUCTIONS ON HOW TO VOTE BY FOLLOWING THE INFORMATION PROVIDED TO YOU BY YOUR BROKER.

     Because approval of the voluntary dissolution requires the affirmative vote of at least a majority of Tech Squared's common stock outstanding as of the record date, failures to vote and broker non-votes will have the same effect as a vote against approval of the voluntary dissolution.

     Tech Squared does not expect that any matter other than approval of the voluntary dissolution pursuant to the Plan of Liquidation and Dissolution will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgement with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by:

     - notifying in writing the Secretary of Tech Squared at 5198 West 76th Street, Edina, Minnesota 55439;

     - granting a subsequent proxy; or

     - appearing in person and voting at the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

         Tech Squared will pay all expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. Digital River will pay the filing fees related to the registration statement of which this proxy statement-prospectus forms a part. Tech Squared has retained [proxy solicitor] at an estimated cost of $[ ] plus reimbursement of expenses, to assist in the solicitation of proxies. Tech Squared and [proxy solicitor] will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

                  THE VOLUNTARY DISSOLUTION AND THE PLAN OF
                         LIQUIDATION AND DISSOLUTION

     THIS SECTION OF THE PROXY STATEMENT-PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED VOLUNTARY DISSOLUTION AND THE PLAN OF LIQUIDATION AND DISSOLUTION, INCLUDING THE SALE OF OUR OPERATING ASSETS, THE EXCHANGE AND THE LIQUIDATION AND DISSOLUTION. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE VOLUNTARY DISSOLUTION AND THE TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO CAREFULLY FOR A MORE COMPLETE UNDERSTANDING OF THE VOLUNTARY DISSOLUTION AND THE PLAN OF LIQUIDATION AND DISSOLUTION.

GENERAL

     At the special meeting, shareholders will vote on the proposal to dissolve Tech Squared. The dissolution will be a voluntary dissolution pursuant to section 302A.721 of the Minnesota Business Corporation Act. It will be accomplished in accordance with the Plan of Liquidation and Dissolution which was approved by the board of directors and is attached as Annex A. The Plan of Liquidation and Dissolution is sometimes referred to in this proxy statement-prospectus as the "Plan." The exchange with Digital River for newly issued shares of Digital River common stock and the liquidation of Tech Squared pursuant to the Plan is intended to qualify as a tax-free reorganization under section 368(a)(1)(C) of the Internal Revenue Code.

     The Plan provides for the completion of the following transactions:

     - the sale or other disposition of the operating assets of Tech Squared and its wholly owned subsidiary, MacUSA, on terms to be negotiated and approved by the board of directors of Tech Squared;

     - the merger of MacUSA with and into Tech Squared, after the sale or other disposition of its operating assets, and the resulting transfer of 3,000,000 shares of Digital River common stock from MacUSA to Tech Squared;

     - the transfer of the 3,000,000 shares of Digital River common stock and $1.2 million in cash by Tech Squared to Digital River in exchange for 2,650,000 shares of newly issued Digital River common stock under the terms of the Acquisition Agreement, attached as Annex B;

     - the transfer to a liquidating trust of cash and enough shares of the newly issued Digital River common stock received in the Exchange to meet actual and potential liabilities of Tech Squared under the terms of the Liquidating Trust Agreement attached as Annex C;

     - the liquidation of Tech Squared and the distribution of the remaining shares of Digital River common stock held by Tech Squared and the beneficial interests in the liquidating trust to its shareholders;

     - the dissolution of Tech Squared under Minnesota law;

     - the distribution to holders of beneficial interests of the liquidating trust of assets of the trust annually and after any event that results in a significant reduction in Tech Squared's liabilities, unless the trustee determines that any such distribution would be inconsistent with the purposes of the trust; and

     - after payment of all of the obligations and liabilities of Tech Squared from the assets of the liquidating trust, the termination of the liquidating trust and the distribution of any of its remaining assets to the holders of the beneficial interests in the liquidating trust.

     If the assets of the liquidating trust are not sufficient to pay all the liabilities of Tech Squared, unpaid creditors may seek recovery from the former shareholders of Tech Squared in proportion to the distribution they received in the liquidation of Tech Squared. However, the maximum liability of any shareholder would be the value of the Digital River common stock and assets the shareholder received in connection with the Plan of Liquidation and Dissolution.

     It is expected that the source of the $1.2 million to be transferred to Digital River in the Exchange will be proceeds from the sale of the company's operating assets.

BACKGROUND OF THE TRANSACTION

     In March 1999, the board of directors of Tech Squared, concerned about the continued financial losses of the company's operating businesses, including the prospects and costs associated with its new Net Direct catalog business, directed management to investigate strategic alternatives for the company including alliances, joint ventures, mergers, and the sale of the company's operating assets. The board was also concerned about the imbalance between the value of the company's operating assets and its investment in Digital River common stock. Since the time that Digital River stock became publicly traded in August 1998, there has been a growing imbalance between the value of the company's operating assets and the escalating value of Tech Squared's investment in Digital River common stock. This caused the board of directors of Tech Squared to address the consequences of being required to register as an Investment Company under the Investment Company Act of 1940. Registration under the Investment Company Act would impose on Tech Squared various burdens that would have a material impact on the operation of Tech Squared. Further, the fact that the market value of Tech Squared was considerably less than the market value of its investment in Digital River common stock became an issue of concern for the board. Throughout this period of time, management was directed to continuously explore new alternatives to address these issues.

     In April 1999, Bayview Capital Group was retained by the company to determine the feasibility of selling the operating assets of Tech Squared.

     Mr. Joel A. Ronning is chief executive officer of Digital River and chairman of the board of directors of Tech Squared. He and his two senior management teams analyzed and considered various potential transactions involving the two companies. By early May 1999, Digital River decided that it was not in its best interest to acquire the operating businesses of Tech Squared. However, Digital River determined that it was willing to consider a plan that did not include these operating businesses if it resulted in business advantages for Digital River. Digital River communicated its lack of interest in the operating businesses to management of Tech Squared in mid-May.

     Subsequently, at a meeting of the Tech Squared board of directors on May 17, 1999, the board discussed a plan similar to that set forth in the Plan of Liquidation and Dissolution that addressed the business issues discussed above. At the meeting, representatives of Arthur Andersen LLP presented their comments regarding the possible accounting and tax consequences of the plan. Informal discussions between the companies continued throughout the remainder of May and June.

     On June 17, 1999, the board of directors of Tech Squared established a special committee of Richard Runbeck and Charles E. Reese, Jr. to explore strategic alternatives for the company, including a possible transaction with Digital River. Shortly thereafter, SG Cowen Securities Corporation was retained to assist the special committee.

     On June 28, 1999, the board of directors of Digital River established a special committee of Thomas Madison, Christopher Sharples and J. Paul Thorin to consider strategic alternatives involving Digital River and Tech Squared. The Digital River special committee had its first meeting later that day to consider these strategic alternatives.

     Near the end of June, Mr. Reese resigned from the special committee and was replaced by Tech Squared's chief financial officer, Jeffery Martin.

     At the end of June, the Tech Squared special committee concluded that a transaction of the type initially discussed in the May 17, 1999 meeting probably would be the best alternative. A preliminary proposal was made on the committee's behalf by representatives of SG Cowen to the Digital River special committee on June 29, 1999. A written response was received the following day.

     Between June 29, 1999 and July 2, 1999 there were numerous discussions between members of the Tech Squared special committee, the Digital River special committee and their respective advisors.

     On July 1, 1999, Digital River retained Broadview International LLC to assist in the evaluation of a transaction with Tech Squared. The Digital River special committee held a meeting on July 1 at which it received reports from the company's accounting advisors and discussed the progress of the negotiations with Tech Squared.

     On July 2, 1999, the special committees concluded that the parties should begin preparing a definitive agreement. Negotiations and drafting of a definitive agreement continued until July 11 when the final issues were resolved. The agreement required the sale or other disposition of the operating assets of Tech Squared and provided for the subsequent Exchange and the liquidation of Tech Squared discussed in this proxy statement-prospectus.

     On July 6, 1999, the board of directors of Digital River met and received a report from the special committee concerning negotiations between Digital River and Tech Squared. Representatives of Broadview International LLC and Cooley Godward LLP also made presentations to the board of directors.

     On July 11, 1999, the special committee and the board of directors of Tech Squared held a special meeting to discuss the proposed transaction. A principal of Larkin, Hoffman, Daly & Lindgren, Ltd., counsel to the company, outlined the terms of the proposed agreement and the directors' duties and responsibilities. Representatives of SG Cowen presented an analysis of the financial aspects of the proposed transaction including an analysis of its fairness from a financial point of view. The special committee approved the Transaction. At the conclusion of the meeting, the Tech Squared board of directors ratified the special committee's approval of the Transaction, including approval of the Acquisition Agreement, attached as Annex B to this proxy statement-prospectus. Mr. Ronning and Mr. Reese did not participate in this vote of ratification. The special committee and the board of directors directed management to proceed with the necessary steps to obtain appropriate shareholder approvals and to prepare the necessary agreements and documents to complete the Transaction.

     On July 11, the special committee of the board of directors of Digital River held a meeting to discuss the proposed transaction. Representatives of Broadview International LLC presented an analysis of the financial aspects of the Transaction and a representative of Arthur Andersen LLP reviewed the accounting aspects of the Transaction. Representatives of Cooley Godward LLP, special counsel to the board of directors, outlined the terms of the proposed agreement. At the conclusion of the meeting, the special committee adopted a resolution recommending that the Transaction be approved. Following this meeting, the board of directors of Digital River held a special meeting to discuss the proposed Transaction. Representatives of Broadview International LLC, Arthur Andersen LLP and Cooley Godward LLP repeated their presentations to the board of directors, and the special committee of the board presented its recommendation that the Transaction be approved. At the conclusion of the meeting, the Digital River board of directors approved the Acquisition Agreement and directed management to prepare the necessary agreements and documents to complete the Transaction.

     On July 11, 1999, the two companies signed the Acquisition Agreement and issued press releases announcing the Transaction.

TECH SQUARED'S REASONS FOR THE TRANSACTION

     The following factors are the major reasons for the conclusion by the special committee of the board of directors and the board of directors of Tech Squared that the voluntary dissolution of the company pursuant to the Plan of Liquidation and Dissolution is fair to, and in the bests interests of, the shareholders:

     - the continued losses generated by the operating assets and the costs and uncertain prospects relating to the newly established Net Direct business;

     - the reasonable likelihood of finding a buyer or buyers who would pay a fair price for the operating assets;

     - market and other constraints on Tech Squared's ability to realize the value of the shares of Digital River common stock beneficially owned by the company;

     - the value of the Digital River common stock beneficially owned by Tech Squared in comparison to the value of the operating assets, which creates implications of registration under the Investment Company Act of 1940 and other issues and expenses associated with becoming a registered investment company;

     - the market price of the company's investment in Digital River common stock compared to the market valuation of Tech Squared;

     - the view of some investors that ownership of Tech Squared common stock is primarily an indirect investment in Digital River, which has limited Tech Squared's ability to invest in or to develop other businesses out of concern for exposing its investment in Digital River common stock to risks associated with such other businesses;

     - the limitation on Tech Squared's ability, due to the value of Digital River common stock held by Tech Squared, to recruit and reward talented executives with a stock option program that reflects market value of stock based solely on the success of the business they manage;

     - the income tax consequences of various alternatives available to the company;

     - the benefits to Tech Squared shareholders of a direct rather than an indirect interest in Digital River common stock, including the elimination of corporate overhead and other expenses associated with maintaining Tech Squared's status as a public company;

     - the strong likelihood that the shareholders would receive an appropriate premium over the recent market price of Tech Squared common stock in connection with the receipt of Digital River common stock in the liquidation of Tech Squared; and

     - the fairness opinion of SG Cowen.

     The board of directors also considered a number of potentially negative factors in its deliberations including:

     - the possibility that full value might not be received in connection with the sale or other disposition of the operating assets; and

     - the risk that the proposed transaction would not be treated as a tax-free reorganization.

     The foregoing discussion is not exhaustive of all factors considered by Tech Squared's board of directors. In analyzing the proposed Transaction, the Tech Squared board of directors did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the board of directors made its determination based upon the total mix of information available to it. In addition, individual members of the board of directors may have given different weight to different factors.

DIGITAL RIVER'S REASONS FOR THE TRANSACTION

     The Digital River board of directors believes that the exchange of 2,650,000 shares of its newly issued common stock for 3,000,000 shares of its outstanding common stock held by Tech Squared and $1.2 million in cash has a number of benefits and potential benefits for Digital River shareholders. These include:

     - the Exchange will enhance shareholder value through the reduction in the number of shares of Digital River common stock outstanding;

     - the Exchange provides for the receipt of $1.2 million in cash from Tech Squared;

     - the Exchange will ensure an orderly distribution of the shares of Digital River common stock held by Tech Squared. The Voting Agreements provide that the principal shareholders of Tech Squared will agree to restrictions on transfer of the shares of Digital River common stock to be received by them in the Exchange such that no shares may be sold prior to January 1, 2000, one-third of the shares received may be sold after January 1, 2000, an additional one-third of the shares received may be sold after April 1, 2000 and any remaining shares may be sold after June 1, 2000; and

     - the Exchange and the liquidation will reduce the concentration of Digital River's stock ownership by distributing Tech Squared's ownership interest in Digital River's common stock to all of the Tech Squared shareholders.

     The Digital River board of directors also considered some potentially negative factors in its deliberations concerning the Exchange, including the following:

     - the Exchange may prevent or make it more difficult for Digital River to consummate a business combination transaction with pooling of interests accounting treatment for a period of time; and

     - the risk that the proposed transaction would not be treated as a tax-free reorganization.

     The foregoing discussion is not exhaustive of all factors considered by Digital River's board of directors. In analyzing the proposed Exchange, the Digital River board of directors did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the board of directors made its determination based upon the total mix of information available to it. In addition, individual members of the board of directors may have given different weight to different factors.

RECOMMENDATION OF TECH SQUARED'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS DETERMINED THE VOLUNTARY DISSOLUTION PURSUANT TO THE PLAN OF LIQUIDATION AND DISSOLUTION TO BE FAIR TO ALL SHAREHOLDERS AND IN THEIR BEST INTEREST. TECH SQUARED'S BOARD OF DIRECTORS HAS APPROVED THE VOLUNTARY DISSOLUTION AND RECOMMENDS THAT THE SHAREHOLDERS APPROVE THIS PROPOSAL.

     In considering the recommendation of the Tech Squared board of directors with respect to the voluntary dissolution, you should be aware that certain directors and officers of Tech Squared have certain interests in the Transaction that are different from, or are in addition to, the interests of Tech Squared shareholders generally. Please see the section under the heading "Interests of Certain Persons in the Transaction" on page 51 of this proxy statement-prospectus.

OPINION OF TECH SQUARED'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated June 18, 1999 (the "SG Cowen Engagement Letter"), Tech Squared retained SG Cowen Securities Corporation ("SG Cowen") to serve as financial advisor to the board of directors of Tech Squared with respect to the fairness from a financial point of view of the consideration to be received by Tech Squared shareholders in connection with the proposed liquidation of Tech Squared.

     On July 11, 1999, SG Cowen delivered certain of its written analyses and its oral opinion, subsequently confirmed in writing, to the board of directors of Tech Squared that, as of July 11, 1999, based upon and subject to the assumptions and considerations set forth therein, the consideration to be received by the holders of Tech Squared stock in connection with the proposed liquidation of Tech Squared is fair, from a financial point of view, to such holders other than Joel Ronning, Perry Steiner and Charles Reese.

     THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED JULY 11, 1999, IS ATTACHED AS ANNEX E AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF TECH SQUARED COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION. SG COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS OF TECH SQUARED AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF TECH SQUARED COMMON STOCK PURSUANT TO THE LIQUIDATION OF TECH SQUARED. THE OPINION DOES NOT CONSTITUTE AN OPINION AS TO THE MERITS OF ALL THE

ACTIONS CONTEMPLATED BY THE PLAN OF LIQUIDATION AND DISSOLUTION OR A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE ON THE PROPOSED VOLUNTARY DISSOLUTION OF TECH SQUARED.

     THE AMOUNT TO BE RECEIVED BY TECH SQUARED FROM DIGITAL RIVER IN EXCHANGE FOR THE STOCK AND CASH TRANSFERRED TO DIGITAL RIVER WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN TECH SQUARED AND THE DIGITAL RIVER AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

     In arriving at its opinion, SG Cowen has reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

-    a draft of the Acquisition Agreement, dated as of July 11, 1999;

- certain publicly available information relating to Tech Squared and Digital River, including each of the Annual Reports on Form 10-K of Tech Squared and Digital River for each of the years ended 1997 and 1998, and each of the Quarterly Reports on Form 10-Q of Tech Squared and Digital River filed for the quarter ended March 31, 1999 and certain projected financial data;

- certain internal financial analyses, financial forecasts, reports and other information concerning Tech Squared and Digital River prepared by the respective management teams of Tech Squared and Digital River;

- First Call consensus estimates of financial institutions and currently available Wall Street analysts' reports for Digital River (the "First Call and Analysts' Projections");

- discussions SG Cowen has had with certain members of the management of both Tech Squared and Digital River concerning the historical and current business operations, financial conditions and prospects of Tech Squared and Digital River and such other matters that SG Cowen deemed relevant;

- the reported price and trading histories of the shares of the common stock of Tech Squared and Digital River as compared to the reported price and trading histories of certain publicly traded companies that SG Cowen deemed relevant;

- financial information of Digital River as compared to financial information of certain other companies that SG Cowen deemed relevant;

- discounts and premiums paid in other selected business combinations that SG Cowen deemed relevant;

- certain financial terms of the transaction as compared to the financial terms of selected other business combinations that SG Cowen deemed relevant;

- the opinion of Arthur Andersen LLP relating to certain U.S. federal income tax consequences of the Exchange and the liquidation of Tech Squared to holders of Tech Squared common stock; and

- such other information, financial studies, analyses and investigations and other such factors that SG Cowen deemed relevant for the purposes of their opinion.

     In conducting its review and arriving at an opinion, SG Cowen has, with Tech Squared's consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information publicly available or provided to SG Cowen by Tech Squared and Digital River. SG Cowen has not undertaken any responsibility for the accuracy, completeness, or reasonableness of, nor has SG Cowen independently verified such information. In addition, SG Cowen has not conducted any physical inspection of the properties or facilities of Tech Squared or Digital River. SG Cowen has relied upon the assurance of management of Tech Squared that they are unaware of any facts involving the Transaction, Tech Squared or Digital River that would make the information provided to SG Cowen incomplete or misleading in any respect, and that they have not omitted to provide SG Cowen with any material information regarding Tech Squared or Digital River which would be necessary or useful to the analysis of the Transaction. SG Cowen has, with Tech Squared's consent, assumed that the financial forecasts examined were reasonably prepared by the respective management of Tech Squared and Digital River and reflected the best currently available estimates and good faith judgments of management as to the future performance of Tech Squared and Digital River. Certain of SG Cowen's analyses have utilized the First Call and Analysts' Projections, which SG Cowen has assumed, with Tech Squared's consent, provides a reasonable basis for SG Cowen's opinion. SG Cowen has not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of Tech Squared or Digital River, nor has SG Cowen been furnished with such materials, and to SG Cowen's knowledge, no such materials are available.

     With respect to all legal matters relating to Tech Squared and Digital River, SG Cowen has relied on the advice of legal counsel to Tech Squared. Management of Tech Squared has informed SG Cowen, after consultation with Arthur Andersen LLP, Tech Squared's auditors, that the Exchange and the liquidation of Tech Squared should constitute a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code and that Tech Squared shareholders should not generally recognize gain or loss for U.S. tax purposes upon receipt of Digital River common stock in connection with the liquidation of Tech Squared. SG COWEN HAS ASSUMED THAT THE EXCHANGE AND THE LIQUIDATION OF TECH SQUARED WILL BE A REORGANIZATION UNDER SECTION 368(a)(1)(C) OF THE INTERNAL REVENUE CODE AND THAT TECH SQUARED SHAREHOLDERS WILL NOT GENERALLY RECOGNIZE GAIN OR LOSS FOR U.S. TAX PURPOSES UPON RECEIPT OF DIGITAL RIVER COMMON STOCK IN CONNECTION WITH THE LIQUIDATION OF TECH SQUARED.

     On July 11, 1999, the date of the opinion of SG Cowen, it was assumed by Tech Squared management that $7.2 million would be contributed to the liquidating trust. The assumed contribution to the liquidating trust would be comprised of $900,000 in cash and 180,000 shares of Digital River stock whose closing price on the business day preceding

July 11, 1999 was $35.25. This would result in a balance of 2,470,000 shares available for distribution to Tech Squared shareholders.

     SG COWEN HAS ASSUMED THAT THE SHAREHOLDERS OF TECH SQUARED WILL RECEIVE AT LEAST 2,470,000 SHARES OF DIGITAL RIVER COMMON STOCK WHEN TECH SQUARED IS LIQUIDATED. THIS AMOUNT IS HEREAFTER REFERRED TO AS THE "CONSIDERATION." VARIOUS FACTORS INCLUDING CHANGES IN THE PRICE OF DIGITAL RIVER COMMON STOCK, THE AMOUNT RECEIVED UPON THE SALE OF OPERATING ASSETS, AND THE ASSUMPTIONS RELATING TO THE AMOUNT OF ASSETS THAT MUST BE CONTRIBUTED TO THE LIQUIDATING TRUST COULD RESULT IN FEWER THAN 2,470,000 SHARES OF DIGITAL RIVER COMMON STOCK BEING RECEIVED BY TECH SQUARED SHAREHOLDERS.

     For purposes of rendering an opinion, SG Cowen has also assumed in all respects material to the analyses that:

- the representations and warranties of each party contained in the Acquisition Agreement are true and correct;

- each party will perform all of the covenants and agreements required to be performed by it under the Acquisition Agreement and all conditions to the consummation of the Transaction will be satisfied without waiver thereof;

- the final form of the Acquisition Agreement will be substantially similar to the last draft reviewed by SG Cowen;

- all governmental, regulatory and other consents and approvals contemplated by the Acquisition Agreement will be obtained, and in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction;

- all of Tech Squared's operating assets will be sold or disposed of for fair value;

-    a sufficient liquidating trust will be formed;

- the contribution to the liquidating trust of Tech Squared's cash and cash equivalents together with an estimated 180,000 shares of common stock of Digital River will be sufficient to satisfy all of Tech Squared's liabilities; and

- the corporate operations will be liquidated and a distribution of Digital River shares to the shareholders will occur.

     SG Cowen's services to Tech Squared consisted of providing financial advisory services and rendering an opinion from a financial point of view with respect to the fairness of the Consideration. SG Cowen's opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by SG Cowen as of the date of its opinion dated July 11, 1999. It should be understood that although subsequent developments may affect the opinion of SG Cowen, SG Cowen does not have any obligation to update, revise or reaffirm the July 11, 1999 opinion, and SG Cowen expressly disclaims any responsibility to do so. SG Cowen's opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed voluntary dissolution of Tech Squared. SG Cowen's opinion does not imply any conclusion as to the likely trading range for Digital River common stock following consummation of the Transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness, from a financial point of view, of the Consideration. SG Cowen expresses no opinion with respect to the underlying business reasons that may support the decision of the special committee and the board of directors to approve, or Tech Squared's decision to consummate, the Transaction. SG Cowen has not rendered any opinion on the sale of the operating assets.

     The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, which, if read alone, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Tech Squared the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Tech Squared and Digital River.

     TAXABLE TRANSACTION ANALYSIS

     The proposed transaction involves a tax-free reorganization under
Section 368(a)(1)(C) of the Internal Revenue Code. SG Cowen also reviewed taxable transactions. If the 3,000,000 shares of Digital River stock were sold on the open market and the proceeds distributed to Tech Squared shareholders or if the shares were distributed directly to shareholders, Tech Squared would pay a corporate level tax on the transaction. In the taxable transactions that were reviewed, the implied Tech Squared per share value would be $3.91 compared to $5.98 in a tax-free reorganization. The table below shows the values for the taxable transactions at the company level and does not take into account the taxes payable by the shareholders as a result of the transaction.

                              VALUE IF SHARES DISTRIBUTED
                                IN TAXABLE TRANSACTION
                     (000,000s omitted, except for per share data)
               -----------------------------------------------------------------
               Implied Market Value of 3 million Digital River Shares       $106

               40% Tax on Sale of Shares                                    ($42)

               Excess Liabilities                                           ($7)

               Digital River Value Available to Tech Squared
               Shareholders                                                  $57

               Number of Tech Squared Shares                                14.55

               Implied Tech Squared per Share Value                         $3.91


         PREMIUMS PAID ANALYSIS

         SG Cowen computed the implied per share value of Tech Squared stock as a result of the Transaction and the premium of the implied value to the current market value of Tech Squared stock. The implied per share value of Tech Squared stock is $5.98, which represented a premium to market value as of July 11, 1999 of 52%. The computation of the relevant values is shown on the table set forth below.


                              VALUE OF PROPOSED TRANSACTION
                          (000s omitted, except for per share data)

                   New Digital River Shares Issued                         2,650

                   Shares in Reserve                                         180

                   Net Digital River Shares                                2,470

                   Market Price of Digital River Shares                   $35.25

                   Implied Market Value                                  $87,067

                   Number of Tech Squared Shares                          14,548

                   Implied Tech Squared per Share Value                    $5.98

                   Premium to Market Value                                   52%


     SG Cowen then reviewed the premium of the offer price over the trading price one trading day and four weeks prior to the announcement date of 325 acquisition transactions in the technology industry announced between April 16, 1990 and July 11, 1999 (based on data provided by Securities Data Company). The transactions included 175 repurchases of equity minority stakes, 12 remaining interest (or "squeeze out") transactions (transactions in which a majority shareholder purchased the remaining equity interest in the subject company) and 138 completed merger transactions.

     The following table presents the premium of the offer prices over the trading prices one day and four weeks prior to the announcement date for the repurchase of equity minority stakes, "squeeze out" transactions, completed merger transactions, and the premium implied for Tech Squared.

                                  PREMIUMS PAID ANALYSIS

                                                                 1 Day             4 Week
                                                                 MEDIAN            MEDIAN
                                                                 ------            ------

         PROPOSED TRANSACTION                                     52%               50%

         Minority Interest Premium                                 5%               11%

         Squeeze Out Premium                                       8%               23%

         Merger Premium                                           37%               52%


     RELATED TRANSACTION ANALYSIS.

     SG Cowen reviewed the financial terms, to the extent publicly available, of a transaction involving a tax-free reorganization pursuant to Section 368(a)(1)(C), which was announced on April 19, 1994. In the transaction, Petrie Stores shareholders exchanged 39.9 million shares of Toys "R" Us for
36.5 million newly issued Toys "R" Us shares. The 3.3 million share difference represented a discount of approximately 8%. Under the terms of the transaction, Petrie Stores sold its retail operations for cash and formed a liquidating trust representing approximately 24% of the overall transaction value to satisfy contingent liabilities. Under the terms of the Transaction with Digital River, Tech Squared shareholders will receive 2.65 million shares of Digital River in exchange for the 3.00 million shares plus $1.2 million in cash, or a 12% discount. However, as of July 11, 1999, only 6% of the transaction proceeds, or 180,000 shares, are expected to be contributed to the liquidating trust.

     Although the Petrie Stores/Toys "R" Us transaction was used for comparison purposes, the Petrie Stores/Toys "R" Us transaction is not directly comparable to this Transaction. Petrie Stores is not directly comparable to Tech Squared, and Toys "R" Us is not directly comparable to Digital River. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the value of such a transaction to which the Tech Squared/Digital River transaction is being compared.

     OPTION VALUATION ANALYSIS.

     Tech Squared's interest in Digital River was held in the form of an option. As a result, SG Cowen analyzed the value of the option to determine if it differed from the value of the underlying common stock. Several methodologies were examined, but the primary analysis methodology was the Black-Scholes model. The Black-Scholes valuation model yielded results that did not differ meaningfully from the value of the stock. Sensitivity analysis was completed with respect to the interest rate, option life and volatility, resulting in a minimal change in option value.

     ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES.

     To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Digital River to the corresponding financial data and ratios of certain other companies (the "Selected Companies") which SG Cowen deemed somewhat comparable to Digital River. These companies included:

-    Amazon.com, Inc.

-    Beyond.com Corporation

-    BroadVision, Inc.

-    DoubleClick, Inc.

-    Ticketmaster Online-City Search, Inc.

-    USinternetworking, Inc.

-    Vignette Corporation

     Such data and ratios include the Adjusted Market Value, as defined in footnote 2 to the following table, the trading multiple of Adjusted Market Value to calendar year 2000 revenue estimates, last twelve months revenue, revenue estimates, and revenue growth rates for calendar years 1998-2000. The analysis indicated that, for the Selected Companies:

- the median of Adjusted Market Values as a multiple of Year 2000 estimated revenues was 15.2 times; and

- the median growth rate for calendar years 1998-99 and 1999-2000 was 239% and 52%, respectively.

                    COMPARABLE COMPANY ANALYSIS (1)
                ($ in millions, except per share data)


                                                      Operating Statistics (1)
                     -----------------------------------------------------------------------------------
                      Adj.
                      Mkt.                 CY99E/      CY00E/
                     Value/     Adj.        CY98       CY99E
                     CY00E     Market      Revenue     Revenue      CY98      LTM     CY99E     CY00E
                      REV     VALUE(2)     GR. RATE    GR. RATE     REV       REV      REV      REV
                     -----------------------------------------------------------------------------------
Amazon.com            6.2x    $20,538       272%         47%        $610      $816    $2,268    $3,330

Beyond.com            3.8x    $ 1,038       239%        122%        $ 37      $ 50    $  124    $  275

BroadVision          16.1x    $ 1,937        58%         50%        $ 51      $ 59    $   80    $  120

DoubleClick          15.2x    $ 3,809       100%         56%        $ 80      $ 89    $  161    $  250

Ticketmaster         21.0x    $ 2,253        76%         52%        $ 40      $ 53    $   71    $  108

USinternetworking    14.1x    $ 1,499       628%        255%        $  4      $  9    $   30    $  107

Vignette             15.2x    $ 1,865       407%         50%        $ 16      $ 23    $   82    $  123
          ----------------------------------------------------------------------------------------------
            Media    15.2x    $ 1,937       239%         52%        $ 40      $ 53    $   82    $  123
          ----------------------------------------------------------------------------------------------
Digital River         6.2x    $   625       192%         64%        $ 21      $ 30    $   61    $  100


NOTES

(1) Estimates normalized for calendar year end. All estimates are from SG Cowen Securities, First Call, Investext, or Street.
(2) Adjusted market value defined as equity market value plus total debt less cash and cash equivalents.

     Although the Selected Companies were used for comparison purposes, none of the companies are directly comparable to Digital River. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Digital River to which they are being compared.

     STOCK TRADING HISTORY.

     SG Cowen reviewed the historical market prices and trading volumes of Tech Squared stock and Digital River stock from January 9, 1999 to July 9, 1999, the last trading day prior to announcement of the Transaction. SG Cowen noted that over the indicated periods the high and low prices for shares of Tech Squared stock were $6.47 and $2.88, respectively, and the high and low prices of Digital River stock were $56.75 and $20.69, respectively, and that the average daily trading volumes of the Tech Squared's and Digital River's shares traded were approximately 12,999 and 83,561, respectively.

     The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the Tech Squared special committee and the board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Tech Squared and Digital River. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Tech Squared and Digital River, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the special committee and the board of directors in making their decisions to enter into the Agreement and should not be considered as determinative of such decision.

     SG Cowen was selected by the board as its financial advisor, and to render an opinion to the special committee and the board of directors, because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Tech Squared for which it will receive customary fees.

     Pursuant to the Engagement Letter dated June 18, 1999, Tech Squared has agreed to pay certain fees to SG Cowen for its financial advisory services provided in connection with the Transaction. A non-refundable fee of $50,000 was paid upon execution of the letter agreement. An additional fee of $100,000 was payable on the date SG Cowen informed Tech Squared it was prepared to render the Opinion to the board of directors of Tech Squared. If a transaction is consummated with Digital River, an additional fee of $400,000 is payable at the closing of the transaction. If, in the event that a transaction is consummated with any purchaser other than Digital River Inc., additional services would be performed and an additional fee would be payable at the closing of the transaction, comprised of a flat fee of $1,000,000 plus an incentive fee equal to five percent (5%) of the aggregate consideration received in the transaction above $80,000,000. Additionally, Tech Squared has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Tech Squared and SG Cowen, and the special committee and the board of directors were aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to SG Cowen is contingent upon consummation of the Transaction.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     When considering the recommendation of Tech Squared's board of directors, you should be aware that certain Tech Squared and Digital River officers and directors have interests in the transaction that are different from, or are in addition to, yours.

     Mr. Joel A. Ronning is chairman of Tech Squared's board of directors and served as the company's chief executive officer, chief financial officer and secretary from May of 1995 until July 1998. Mr. Ronning is the founder of MacUSA, Inc., a wholly owned subsidiary of Tech Squared, and has served as the chief executive officer and a director of MacUSA since April 1990. Mr. Ronning beneficially owns 6,574,022 shares of Tech Squared common stock which represents approximately 49.25% of Tech Squared's outstanding common stock.

     Mr. Ronning is also the founder of Digital River. He currently is a director of Digital River, serves as the chairman of the board and its chief executive officer and has an employment contract with the company. Mr. Ronning beneficially owns 3,150,175 shares of Digital River common stock. He also has unvested options to purchase 325,000 additional shares of Digital River common stock.

     Additional information concerning Mr. Ronning's relationships with Tech Squared and Digital River is set forth in the section of this proxy statement-prospectus under the heading "Intercompany Agreements and Agreements with Affiliates."

     Mr. Charles E. Reese, Jr. joined Tech Squared as president, chief operating officer and a director in 1996. He became chief executive officer of the company in 1999. Mr. Reese beneficially owns 838,000 shares of Tech Squared 's common stock which represents approximately 6.45% of Tech Squared's outstanding common stock. Mr. Reese's employment agreement with the company was recently amended. In connection with the revision of his employment agreement, Mr. Reese waived the "change of control" provisions in Tech Squared's 1995 Stock Option Plan relating to the accelerated vesting of 125,000 options. Under the terms of his revised employment agreement, the company is obligated to continue Mr. Reese's employment until at least August 20, 1999 when his options covering 250,000 shares of Tech Squared common stock will vest. Mr. Reese's revised employment agreement also provides for six months' severance pay upon termination of his employment.

     Mr. Reese also served as a director of Digital River from July 1996 until July 9, 1999. Mr. Reese beneficially owns 12,500 shares of Digital River common stock.

     Mr. Perry W. Steiner joined Digital River as president and a director in July 1998. He is the beneficial owner of 257,500 shares of Digital River common stock and 60,000 shares of Tech Squared common stock. Mr. Steiner served as a director of Tech Squared from December 15, 1998 until June 28, 1999.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

     The following summarizes the opinion of Arthur Andersen LLP, subject to the qualifications set forth below and contained herein, as to certain material U.S. federal income tax consequences to MacUSA , Tech Squared and the holders of Tech Squared common stock of the liquidation of MacUSA, the Exchange and the liquidation of Tech Squared. This discussion is based upon laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. The discussion set forth below is for general information only and may not apply to certain categories of shareholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including, but not limited to, financial institutions, tax-exempt organizations, broker-dealers, insurance companies, regulated insurance companies, holders who are not United States persons (as defined in Section 7701(a)(30) of the Code), and holders who acquired the Tech Squared common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address state, local or foreign tax consequences.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS IN THEIR PARTICULAR
CIRCUMSTANCES.

     Tech Squared has not requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the U.S. federal income tax consequences of the liquidation of MacUSA, the Exchange or the liquidation of Tech Squared. Based upon representation letters from each of Digital River and Tech Squared and subject to the qualifications set forth herein, in the opinion of Arthur Andersen LLP (i) the liquidation of MacUSA should constitute a tax-free liquidation of MacUSA under Sections 332 and 337 of the Code, and (ii) the Exchange and the liquidation of Tech Squared should constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code (the "Reorganization"). The opinion of Arthur Andersen LLP (the "Tax Opinion") is included as Annex F to this proxy statement-prospectus. The Tax Opinion is subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Digital River and Tech Squared. The Tax Opinion is not binding on the IRS and does not preclude the IRS from adopting a contrary position. The following discussion assumes that the Exchange and the liquidation will qualify as a reorganization.

     TAX IMPLICATIONS TO TECH SQUARED'S SHAREHOLDERS

     In the opinion of Arthur Andersen LLP, the U.S. federal income tax consequences of the Reorganization to Tech Squared's shareholders should be as follows. First, Tech Squared shareholders should not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Digital River common stock in the liquidation of Tech Squared. Second, the holding period of the Digital River stock received by the Tech Squared shareholders should include the holding period of the Tech Squared shares cancelled upon liquidation of Tech Squared, provided the shares are not held for sale to customers at the time of the Reorganization. Third, the tax basis of the Digital River stock received should generally be the same as the tax basis of the Tech Squared stock deemed exchanged therefor. However, the tax basis of the Digital River stock should be (i) reduced by the amount of any property other than Digital River stock received and (ii) increased by any gain recognized upon receiving property other than Digital River stock. Fourth, Tech Squared shareholders should generally recognize gain or dividend income upon the receipt of property other than Digital River stock in the Reorganization. If cash is received for fractional shares by a Tech Squared shareholder, the shareholder should generally recognize gain or loss in an amount equal to the cash received less a portion of the tax basis allocable to the fractional share redeemed, unless the cash received is essentially equivalent to a dividend.

     Some amount of cash held by Tech Squared and some amount of Digital River common stock received by Tech Squared in the Exchange may be placed into the liquidating trust to provide for any liabilities, including any contingent liabilities, of Tech Squared. The beneficial interests in the liquidating trust will be distributed to the shareholders of Tech Squared pursuant to the Plan of Liquidation and Dissolution. For U.S. federal income tax purposes, a share of the assets of the liquidating trust (both stock and cash) will be deemed to have been distributed to each Tech Squared shareholder in proportion to their interests in the liquidating trust and thereafter contributed by such shareholder to the liquidating trust.

     Arthur Andersen LLP has not expressed any opinion on the tax consequences of owning an interest in a liquidating trust. Tech Squared shareholders should seek advice from their tax counsel to determine the tax consequences of owning an interest in the liquidating trust. The following information is solely provided as a general description of rules that typically apply to persons holding an interest in a liquidating trust.

     In general, a liquidating trust is not itself subject to U.S. federal income tax; rather, each holder of a beneficial interest in the liquidating trust will be treated as owning a pro rata share of the assets of the liquidating trust and is required to take into account his proportionate share of each of the liquidating trust's items of income or deduction. Because the Exchange and the liquidation of Tech Squared should constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, as described above, Tech Squared shareholders should not recognize any gain or loss to the extent that the assets deemed distributed to them, and contributed to the liquidating trust, consist solely of Digital River common stock. If a Tech Squared shareholder, however, realizes gain in the liquidation (i.e., if the total value of all the consideration received by such shareholder in the liquidation, including Digital River common stock, exceeds his adjusted basis in his Tech Squared common stock), he must recognize such gain to the extent that his pro rata share of the assets of the liquidating trust, net of any fixed liabilities of Tech Squared that are assumed by the liquidating trust, consists of property other than Digital River common stock.

     The tax basis of the Digital River common stock received by Tech Squared shareholders in the liquidation, including any Digital River common stock that is deemed to be received by Tech Squared shareholders as a result of receiving a beneficial interest in the liquidating trust, will be equal to the basis of any shares of Tech Squared surrendered in exchange therefor, decreased by the amount of any property other than Digital River common stock deemed received as a result of the receipt of a beneficial interest in the liquidating trust, and increased by the amount of any gain that is recognized as a result of the receipt of such other property. The tax basis of the shares of Tech Squared common stock surrendered in the Exchange will be allocated between the Digital River common stock actually received and the Digital River common stock deemed received and contributed to the liquidating trust.

     If the liquidating trust disposes of any of its Digital River common stock, other than in a distribution to Tech Squared shareholders, each Tech Squared shareholder will recognize gain or loss equal to the difference between his pro rata share of the amount realized by the liquidating trust on the disposition of such shares, and the shareholder's tax basis in such shares. The trustee is not required to make any distributions to fund any tax liability of the Tech Squared shareholders related to any such gain. If the liquidating trust makes any payments in satisfaction of liabilities of Tech Squared that were contingent as of the inception of the liquidating trust, a holder of a beneficial interest in the liquidating trust will generally be entitled to increase his basis (or claim a capital loss) in the Digital River common stock acquired in the liquidation (including such holder's pro rata share of any Digital River common stock held in the liquidating trust) by an amount equal to such holder's pro rata share of such payment. Moreover, if the liquidating trust earns any income, such as interest or dividends, such income will be taxable to a holder of a beneficial interest in the liquidating trust in accordance with his method of accounting in the year in which received by the trust without regard to whether any distribution was made.

     Although there are severe restrictions on the ability of a Tech Squared shareholder to dispose of his beneficial interest in the liquidating trust, upon any such disposition a shareholder will generally recognize gain or loss equal to the difference between the amount realized by the holder on such disposition and the holder's basis in the beneficial interest. Such basis will initially be equal to the sum of (i) the Tech Squared shareholder's basis in his pro rata share of the Digital River common stock held in the liquidating trust (which, as described above, will be determined with reference to the shareholder's basis in the Tech Squared common stock prior to the liquidation), and (ii) his pro rata share of any other property held in the liquidating trust as of that date. The basis in a beneficial interest will be increased by the amount of any taxable income allocated to a holder of a beneficial interest, and decreased by the basis of any Digital River common stock distributed to a holder of a beneficial interest. The Tech Squared shareholder's holding period in the interest in the liquidating trust will be determined with reference to the assets of the liquidating trust. The holding period with respect to the Digital River common stock will include the holding period of the Tech Squared common stock held by such shareholders (provided that such Tech Squared common stock was not held for sale to customers), while the holding period for any other property held in the liquidating trust will begin on the date that such property was acquired by the liquidating trust.

     The liquidating trust will provide to the holders of its beneficial interests initially, and thereafter on an annual basis, such information as is necessary for the holder of the beneficial interest to report its income and gain to the IRS, both with respect to the liquidation and thereafter.

       TAX IMPLICATIONS TO TECH SQUARED AND MacUSA

     In the opinion of Arthur Andersen LLP, the U.S. federal income tax consequences of the liquidation of MacUSA, the Exchange, and the liquidation of Tech Squared to Tech Squared and MacUSA should be as follows. First, MacUSA should not recognize gain or loss with respect to the liquidation. Second, Tech Squared should not recognize gain or loss with respect to (i) the receipt of Digital River common stock, or (ii) the distribution of the Digital River common stock to Tech Squared shareholders in the Reorganization.

     IF THE EXCHANGE AND THE LIQUIDATION WERE NOT TO QUALIFY AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(C) OF THE CODE, TECH SQUARED SHAREHOLDERS WOULD GENERALLY RECOGNIZE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES UPON THE RECEIPT OF DIGITAL RIVER COMMON STOCK IN EXCHANGE FOR SHARES OF TECH SQUARED COMMON STOCK. EACH TECH SQUARED SHAREHOLDER'S GAIN OR LOSS WOULD GENERALLY BE DETERMINED BY COMPARING SUCH SHAREHOLDER'S TAX BASIS IN HIS TECH SQUARED STOCK TO THE VALUE OF ALL PROPERTY RECEIVED IN THE LIQUIDATION INCLUDING INTERESTS IN THE LIQUIDATING TRUST. TECH SQUARED WOULD ALSO RECOGNIZE GAIN OR LOSS ON THE DISTRIBUTION OF DIGITAL RIVER STOCK AND ANY OTHER PROPERTY DISTRIBUTED TO TECH SQUARED SHAREHOLDERS IN THE LIQUIDATION BASED ON

THE DIFFERENCE BETWEEN THE FAIR MARKET VALUE OF THE PROPERTY DISTRIBUTED AND TECH SQUARED'S TAX BASIS OF THE PROPERTY. IF MacUSA'S TRANSFER OF SHARES OF DIGITAL RIVER TO TECH SQUARED IS NOT TREATED AS A TAX-FREE LIQUIDATION, TECH SQUARED (AS SUCCESSOR TO MacUSA) WILL LIKELY BE SUBJECT TO TAX ON THE VALUE OF DIGITAL RIVER COMMON STOCK AT THE TIME OF THE LIQUIDATION. AS A TRANSFEREE OF ASSETS IN LIQUIDATION OF TECH SQUARED, YOU MAY BE LIABLE FOR A PRO RATA SHARE OF TECH SQUARED'S TAX LIABILITY FROM THE LIQUIDATION OF MacUSA, THE EXCHANGE AND THE DISTRIBUTION OF DIGITAL RIVER SHARES. HOWEVER, THE MAXIMUM LIABILITY OF ANY SHAREHOLDER WOULD BE THE VALUE OF DIGITAL RIVER COMMON STOCK AND ASSETS RECEIVED IN CONNECTION WITH THE PLAN OF LIQUIDATION AND DISSOLUTION.

     PROPOSED LEGISLATION

     The Clinton Administration's Fiscal Year 2000 Budget contains a legislative proposal that, if enacted into law, would require the recognition of gain, but not loss, by a corporation in transactions such as the Exchange and liquidation that we have proposed in connection with the voluntary dissolution. The proposal, if enacted into law as proposed, would likely apply to transactions that are consummated on or after the date of enactment, but no assurance can be given that any enacted legislation will not be applied retroactively such that the Exchange and the liquidation contemplated by the voluntary dissolution would be subject to this provision. Neither the House of Representatives nor the Senate has proposed legislation that includes the Clinton Administration's proposal to impose a corporate tax on transactions such as the Exchange and liquidation. Shareholders should consult their tax advisors concerning the likelihood of enactment and the effect, if any, of the proposed legislation on the Exchange and the liquidation.

     THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE EXCHANGE AND THE LIQUIDATION OF TECH SQUARED. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE EXCHANGE AND THE LIQUIDATION. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE EXCHANGE AND THE LIQUIDATION.

ACCOUNTING TREATMENT OF THE TRANSACTION

     SALE OF OPERATING ASSETS

     Tech Squared will recognize a gain or loss on the sale or other disposition of its operating assets based upon the difference between the consideration received for the operating assets, including the company's Net Direct catalog business, DTP catalog business and Distribution Sales business, and the book value of the operating assets, including liabilities recognized at the time of the sale. Under generally accepted accounting principals, this amount is not recorded until the sale occurs or a loss is probable and estimable.

     THE EXCHANGE

     The Exchange will result in a decrease in the net worth of Tech Squared equal to the value of the excess of the number of shares of Digital River common stock transferred by Tech Squared to Digital River over the number of shares of such stock issued by Digital River to Tech Squared (such excess being 350,000 shares of Digital River common stock) plus $1.2 million in cash minus related deferred income taxes.

     This decrease will be offset by the remaining deferred taxes related to the appreciation in value of the Digital River common stock previously recorded in Tech Squared's financial statements.

     The exchange of newly issued shares of Digital River common stock for shares held by Tech Squared will be treated by Digital River as a treasury stock transaction. Digital River will record the $1.2 million of cash acquired from Tech Squared in the Exchange on its balance sheet as cash and cash equivalents with a corresponding credit to additional paid in capital, net of direct expenses incurred by Digital River. The Exchange will not have an effect on the results of operations of Digital River.

     THE LIQUIDATION

     The complete liquidation and dissolution of Tech Squared, through the establishment of the liquidating trust and the distribution to Tech Squared shareholders of the Digital River common stock received by Tech Squared in the Exchange and pro rata interests in the liquidating trust, will be recorded as a liquidating distribution and will result in a reduction in the equity of Tech Squared to zero.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE VOLUNTARY
DISSOLUTION

     Neither Tech Squared nor Digital River is aware of any material governmental or regulatory approval required for completion of the voluntary dissolution and the transactions contemplated thereby, other than compliance with the applicable corporate law of Minnesota.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF DIGITAL RIVER

     The shares of Digital River common stock to be issued in connection with the Exchange will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Digital River common stock issued to any person who is deemed to be an "affiliate" of Digital River at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under comon control of Digital River and may include some of Digital River's officers and directors, as well as its principal shareholders. Affiliates may not sell their shares of Digital River common stock acquired in the liquidation of Tech Squared except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares (however, Digital River is not required to file any such registration statement);

     -    an exemption under paragraph (d) of Rule 145 under the Securities
          Act; or

     -    any other applicable exemption under the Securities Act.

Digital River's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Digital River common stock to be received by affiliates in the liquidation.

LISTING ON THE NASDAQ NATIONAL MARKET OF THE COMMON STOCK TO BE ISSUED BY DIGITAL RIVER

     Digital River will use reasonable efforts to cause the shares of Digital River common stock to be issued in connection with the Exchange as described in the Plan of Liquidation and Dissolution, to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the Exchange.

DISSENTERS' AND APPRAISAL RIGHTS

     Under Minnesota law, including but not limited to Sections 302A.725 and 302A.471(1)(b) of the Minnesota Business Corporation Act, you are not entitled to exercise dissenter's or appraisal rights as a result of the voluntary dissolution or the transactions contemplated thereby or to demand payment for your shares of Tech Squared common stock.

DELISTING AND DEREGISTRATION OF TECH SQUARED COMMON STOCK AFTER THE
TRANSACTION

     If the transaction is completed, Tech Squared common stock will be delisted from the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

THE SALE OF OPERATING ASSETS

     Upon approval by the Tech Squared shareholders of the voluntary dissolution, Tech Squared and MacUSA will sell or otherwise dispose of all of their operating assets on terms and conditions to be determined by the board of directors. The sale or other disposition of the operating assets will include the sale of the assets used in connection with the company's catalog and distribution businesses.

     After the sale of the operating assets, MacUSA will be merged with and into Tech Squared. The proceeds from the sale of the operating assets, after payment of Tech Squared's outstanding liabilities, and after payments to be made to Digital River under the terms of the Acquisition Agreement, will be contributed to the liquidating trust.

THE ACQUISITION AGREEMENT

PLEASE NOTE THAT THE FOLLOWING DESCRIPTION OF THE ACQUISITION AGREEMENT IS A SUMMARY ONLY. YOU SHOULD READ THE FOLLOWING SUMMARY AND THE ACQUISITION AGREEMENT, ATTACHED AS ANNEX B FOR A FULL UNDERSTANDING OF THE ACQUISITION AGREEMENT. THE ACQUISITION AGREEMENT IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS.

     THE EXCHANGE

     The Exchange will be effected according to the terms of the Acquisition Agreement. The 3,000,000 shares of Digital River common stock currently held by Tech Squared's wholly owned subsidiary, MacUSA, will be transferred to Tech Squared in connection with the merger of MacUSA with and into Tech Squared. Tech Squared will then transfer the 3,000,000 shares of Digital River common stock and $1.2 million in cash to Digital River in exchange for 2,650,000 newly issued shares of Digital River common stock.

     NO ASSUMPTION OF LIABILITIES

     The Acquisition Agreement provides that Digital River is not assuming and will not in any way be liable or responsible for, any liabilities or obligations of Tech Squared.

     REPRESENTATIONS AND WARRANTIES

     Each of Tech Squared and Digital River has made a number of representations and warranties in the Acquisition Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Exchange.

     The representations given by Tech Squared cover the following topics, among others, as they relate to Tech Squared and its subsidiaries:

     -    Tech Squared's corporate organization and good standing;

     - the authorization, execution, delivery, performance and enforceability of the Acquisition Agreement and related matters;

     - the absence of conflicts with its articles of incorporation, by-laws, or any agreements to which Tech Squared is a party;

     -    the receipt of required consents or approvals, if any;

     -    compliance with applicable laws, including environmental laws;

     -    the recommendation of Tech Squared's board of directors;

     -    Tech Squared's title to its shares of Digital River common stock;

     - Tech Squared's filings and reports with the Securities and Exchange Commission;

     -    Tech Squared's financial statements;

     -    Tech Squared's liabilities;

     -    litigation involving Tech Squared; and

     -    Tech Squared's taxes.

     The representations given by Digital River cover the following topics, among others, as they relate to Digital River and its subsidiaries:

     -    Digital River's corporate organization and good standing;

     - the authorization, execution, delivery, performance and enforceability of the Acquisition Agreement and related matters;

     - the absence of conflicts with its certificate of incorporation, by-laws or any agreements to which Digital River is a party;

     -    compliance with applicable laws;

     -    the receipt of required consents or approvals, if any; and

     - the validity of the shares of Digital River common stock to be issued in the Exchange and presently held by Tech Squared.

     The representations and warranties in the Acquisition Agreement are complicated and not easily summarized. You are urged to carefully read the sections of the Acquisition Agreement entitled "Representations and Warranties of the Seller" and "Representations and Warranties of the Buyer."

     COVENANTS AND AGREEMENTS

     Tech Squared and Digital River also entered into certain covenants and agreements in connection with the Acquisition Agreement.

     Tech Squared agreed that, from the date of the Acquisition Agreement through the closing date of the Exchange, unless Digital River consents in writing or as otherwise expressly contemplated by the Acquisition Agreement, it would not take any action which would:

     - make any representation or warranty contained in the Acquisition Agreement materially incorrect;

     - materially impair Tech Squared's ability to satisfy any conditions contained in the Acquisition Agreement;

     - decrease the number of shares of Digital River common stock held by Tech Squared as of the date of the Acquisition Agreement; or

     -    prevent the completion of the Exchange.

     Tech Squared also agreed that, prior to the closing date of the Exchange, it would:

     - use commercially reasonable efforts to sell all of its operating assets and those of its wholly owned subsidiary, MacUSA;

     -    pay its liabilities that become due;

     - establish a liquidating trust to provide for actual or potential liabilities that subsequently arise; and

     - within one year of the closing date of the Exchange, liquidate and distribute the remaining shares of Digital River common stock received in the Exchange, which were not contributed to the liquidating trust, to its shareholders.

     Tech Squared further agreed that, between the date of the Acquisition Agreement and the closing date of the Exchange, it would not:

     - transfer or encumber any of the shares of Digital River common stock it presently owns;

     - solicit any person other than Digital River for the transfer of the Digital River common stock it presently owns; or

     -    purchase any additional shares of Digital River common stock.

     The covenants and agreements contained in the Acquisition Agreement are complicated and not easily summarized. You are urged to carefully read the section of the Acquisition Agreement entitled "Covenants and Agreements."

     CONDITIONS TO COMPLETION OF THE EXCHANGE

     Tech Squared's and Digital River's respective obligations to complete the Exchange are subject to the satisfaction or waiver of each of the following conditions:

     -    Tech Squared's shareholders must approve the voluntary dissolution;

     - no injunction or order preventing the completion of the Exchange may be in effect;

     - the Registration Statement with respect to the shares of Digital River common stock to be issued in the Exchange must be effective;

     - the Digital River common stock to be issued in the Exchange must be approved for listing on the Nasdaq National Market; and

     - any consents or approvals required to complete the Exchange must be received.

     Tech Squared's obligations to complete the Exchange are subject to the satisfaction or waiver of each of the following additional conditions:

     - Digital River must perform in all material respects its obligations under the Acquisition Agreement;

     - Digital River's representations and warranties contained in the Acquisition Agreement must be true and correct in all material respects as of the closing date of the Exchange; and

     -    Tech Squared must receive the written opinion of Arthur
          Andersen LLP to the effect that the Exchange and the liquidation should qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

     Digital River's obligations to complete the Exchange are subject to the satisfaction or waiver of each of the following additional conditions:

     - Tech Squared must perform in all material respects its obligations under the Acquisition Agreement;

     - Tech Squared's representations and warranties contained in the Acquisition Agreement must be true and correct in all material respects as of the closing date of the Exchange;

     - Digital River must receive the written opinions of Arthur Andersen LLP and Cooley Godward LLP to the effect that the Exchange and the liquidation should qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

     - Tech Squared must establish the liquidating trust for payment of its liabilities; and

     - Digital River must reasonably determine that it will not become responsible for any of Tech Squared's liabilities.

     INDEMNIFICATION

     The Acquisition Agreement provides that Tech Squared will indemnify Digital River (including its current and future affiliates and any of their successors) from any losses incurred in connection with:

     - any breach of any covenant or obligation of Tech Squared contained in the Acquisition Agreement;

     -    any liability of Tech Squared or its officers;

     - any liability to which Digital River may become subject and that arises from or relates to:

          - any product produced or sold or any services performed by or on behalf of Tech Squared;
          - the presence or use of any hazardous substance at any property of Tech Squared at any time prior to the Exchange closing date;
          -    the operation by Tech Squared of its business; or
          - any failure to comply with any bulk transfer law or similar legal requirement; and

     - any proceeding relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to above (including any proceeding commenced by Digital River for the purpose of enforcing any of its indemnification rights).

     TERMINATION OF THE ACQUISITION AGREEMENT

     The Acquisition Agreement may be terminated by written notice at any time prior to the closing date of the Exchange, whether before or after approval of the voluntary dissolution by Tech Squared shareholders, as follows:

     -    by mutual consent of Tech Squared and Digital River;

     - by Tech Squared or Digital River, if there is any order of a court or governmental authority prohibiting the completion of the Exchange which is final and nonappealable;

     - by Tech Squared or Digital River, if the Exchange is not completed before April 15, 2000, except that the right to terminate the Acquisition Agreement is not available to any party whose failure to fulfill any obligation under the Acquisition Agreement has been a cause of the failure to complete the Exchange on or before April 15, 2000;

     - by Tech Squared or Digital River, if the voluntary dissolution fails to receive the requisite vote for approval by the Tech Squared shareholders at the Tech Squared special meeting;

     - by Digital River, if it has reasonably determined that completion of the Exchange could result in liability to Digital River, provided however, that if assets equal to at least $6.2 million have been contributed to the liquidating trust, Digital River may only make this determination based upon claims or potential liabilities not disclosed at the timing of signing of the Acquisition Agreement or material adverse developments relating to previously disclosed claims or liabilities;

     - by Digital River, if Tech Squared's board of directors fails to recommend approval of the voluntary dissolution by the shareholders of Tech Squared or withdraws or modifies, or publicly announces an intention to withdraw or modify, in any adverse manner, its approval or recommendation of the voluntary dissolution;

     - by Tech Squared, if Digital River fails to perform its obligations under the Acquisition Agreement and such failure remains uncured;

     - by Digital River, if Tech Squared fails to perform its obligations under the Acquisition Agreement and such failure remains uncured;

     - by Digital River, if its board of directors determines in good faith that termination of the Acquisition Agreement would be in the best interests of Digital River and its shareholders, provided that Digital River may not exercise this right unless it determines in good faith to enter into a transaction that its board of directors determines in good faith to be in the best interests of Digital River and its shareholders; or

     - by Tech Squared, if its board of directors determines in good faith on the advice of counsel that termination is necessary in order for the board to comply with its fiduciary obligations under applicable law, provided that Tech Squared may not exercise this right unless it determines in good faith to enter into a transaction that its board of directors determines, based upon advice of counsel, that Tech Squared is required to enter into in accordance with the board's fiduciary obligations.

     AMENDMENT; WAIVER

     The Acquisition Agreement may only be amended by a written instrument signed on behalf of Tech Squared and Digital River.

     At any time prior to the closing date of the Exchange, Tech Squared or Digital River, by action of its board of directors and in a written instrument, may:

     - extend the time allowed for the performance of any obligation under the Acquisition Agreement; or

     - waive compliance with any obligation of the other party, or with any conditions to its own obligations, under the Acquisition Agreement.

THE LIQUIDATING TRUST AGREEMENT

THE FOLLOWING DESCRIPTION OF THE LIQUIDATING TRUST AGREEMENT IS A SUMMARY ONLY. YOU SHOULD READ THE FOLLOWING SUMMARY AND THE LIQUIDATING TRUST AGREEMENT ATTACHED AS ANNEX C FOR A FULL UNDERSTANDING OF THE LIQUIDATING TRUST AGREEMENT. THE LIQUIDATING TRUST AGREEMENT IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS.

     THE LIQUIDATING TRUST

     Tech Squared will transfer assets to the liquidating trust which are, in the judgment of Tech Squared's board of directors, sufficient to pay actual and potential liabilities of Tech Squared. The trust then will assume all of the liabilities of Tech Squared and pay them in an orderly and proper manner.

     BENEFICIARIES

     The shareholders of Tech Squared, as of a record date to be established by the board of directors, will hold the beneficial interests in the trust. The beneficial interests in the trust will not be transferable, except by will or otherwise by operation of law.

     Meetings of beneficiaries may be called by the trustee or by beneficiaries having an aggregate beneficial interest of at least one-fourth of the total beneficial interests.

     THE TRUSTEE

     The Liquidating Trust Agreement provides for one trustee, which shall be a corporation incorporated under the laws of a state of the United States and authorized to act as a fiduciary under the laws of the State of Minnesota. The trustee may resign upon notice and may be removed by a vote of beneficiaries having an aggregate of at least two-thirds of the beneficial interests in the trust. Successor trustees are elected by a majority vote of the holders of beneficial interests.

     DURATION

     The trust will terminate upon the earliest to occur of the distribution of all remaining assets to the trust beneficiaries or three years from the date it is created. However, the trustee may extend the three-year period if it determines that the extension is required to satisfy all of the Tech Squared liabilities.

     DISTRIBUTIONS

     The trustee may make interim distributions of assets of the trust to the beneficiaries at times deemed appropriate by the trustee, but it must make distributions annually and after any event that results in a significant reduction in Tech Squared's liabilities, unless it determines that any such distribution would be inconsistent with the purposes of the trust. When the trustee determines that all of the trust's liabilities have been satisfied, it will make a final distribution of any remaining assets to any beneficiaries.

     Digital River is a third-party beneficiary under the Liquidating Trust Agreement and the trustee must give notice to Digital River before any distribution is made. Digital River can object to a distribution by giving notice to the trustee that it reasonably believes that the proposed distribution would result in the trust not having sufficient assets to pay for any of Tech Squared's indemnification obligations to Digital River under the Acquisition Agreement. See the heading "The Acquisition Agreement" of this proxy statement-prospectus for a discussion of Tech Squared's indemnification obligations. If Digital River gives the required notice, the trustee cannot make the distribution unless (1) it determines that Digital River did not have adequate grounds for providing notice and it gives Digital River notice of its determination and its intention to proceed with the distribution or (2) a non-appealable court order has been issued, in a court of competent jurisdiction, providing that a distribution shall be made.

     REPORTS

     The trustee will provide annual reports to the beneficiaries which will contain information required to determine the amount of income attributable to the trust that the beneficiary is required to include in its federal income tax return. See the heading "Certain United States Federal Income Tax Consequences of the Transaction" of this proxy statement-prospectus for a description of the applicable provisions of the Internal Revenue Code.

     DUTIES, RIGHTS AND POWERS OF THE TRUSTEE

     The Liquidating Trust Agreement gives the trustee powers to effectively manage the assets and pay the liabilities of the trust. However, the trustee is not required to diversify the assets or sell the shares of Digital River common stock contributed to the trust, except to the extent necessary to pay liabilities.

     Subject to certain qualifications, such as acts in bad faith or reckless disregard of its duties, the trustee will be indemnified out of the assets of the trust for any losses incurred by it in connection with its duties as trustee. The Liquidating Trust Agreement also provides for the indemnification, out of trust assets, of Tech Squared, Digital River and their respective employees and agents for losses resulting from the exercise or failure to exercise any rights under the Liquidating Trust Agreement.

     AMENDMENT

     Subject to certain limitations, the Liquidating Trust Agreement can be amended upon the vote of holders of beneficial interests representing at least two-thirds of the outstanding beneficial interests.

THE VOTING AGREEMENTS

THE FOLLOWING DESCRIPTION OF THE VOTING AGREEMENTS IS A SUMMARY ONLY. YOU SHOULD READ THE FOLLOWING SUMMARY AND THE VOTING AGREEMENTS ATTACHED AS ANNEX D FOR A FULL UNDERSTANDING OF THE VOTING AGREEMENTS. THE VOTING AGREEMENTS ARE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS.

     Digital River required Tech Squared shareholders Joel A. Ronning and Charles E. Reese, Jr. to enter into voting agreements. The Voting Agreements require these Tech Squared shareholders to vote all of the shares of Tech Squared common stock beneficially owned by them in favor of the voluntary dissolution. The Voting Agreements also contain a "lock-up" agreement which restricts the ability of these Tech Squared shareholders to sell certain amounts of the shares of Digital River common stock that they receive in the liquidation of Tech Squared. In accordance with these restrictions, no shares may be sold prior to January 1, 2000, one-third of the shares received may be sold after January 1, 2000, an additional one-third of the shares received may be sold after April 1, 2000, and any remaining shares may be sold after June 1, 2000.

     As of [record date], the Tech Squared shareholders who entered into the Voting Agreements collectively held approximately 5,374,026 shares of Tech Squared common stock which represented approximately 44.23% of the outstanding Tech Squared common stock. None of the shareholders who are parties to the Voting Agreements was paid additional consideration in connection with the Voting Agreements.

     Each Tech Squared shareholder who is a party to the Voting Agreements agreed not to sell the Tech Squared common stock and options owned beneficially or of record by that person until the termination of the Voting Agreements, unless the person to whom the Tech Squared stock or options are to be sold agrees to be bound by the Voting Agreements.

                COMPARATIVE PER SHARE MARKET PRICE DATA

     Tech Squared common stock is traded on the OTC Bulletin Board under the symbol "TSQD". Digital River common stock is traded on the Nasdaq National Market under the symbol "DRIV".

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Tech Squared and Digital River common stock as reported on the OTC Bulletin Board and Nasdaq National Market, respectively.


                                      TECH SQUARED               DIGITAL RIVER
                                      COMMON STOCK               COMMON STOCK
                                 -------------------        --------------------
                                   HIGH         LOW          HIGH          LOW
                                 -------      ------        ------       -------
1996:

First Quarter...............      $1.78        $0.38          N/A          N/A

Second Quarter..............      $1.13        $0.41          N/A          N/A

Third Quarter...............      $0.88        $0.25          N/A          N/A

Fourth Quarter..............      $0.63        $0.17          N/A          N/A

1997:

First Quarter...............      $0.75        $0.27          N/A          N/A

Second Quarter..............      $0.47        $0.16          N/A          N/A

Third Quarter...............      $0.84        $0.34          N/A          N/A

Fourth Quarter..............      $3.88        $0.56          N/A          N/A

1998:

First Quarter...............      $2.38        $1.19          N/A          N/A

Second Quarter..............      $4.00        $1.40          N/A          N/A

Third Quarter...............      $7.63        $1.00        $13.25        $5.00

Fourth Quarter..............      $3.78        $0.47        $44.00        $5.63

1999:

First Quarter...............      $6.50        $3.00        $61.38        $27.44

Second Quarter..............      $4.69        $2.66        $51.38        $19.56

     COMPARISON OF RIGHTS OF HOLDERS OF TECH SQUARED COMMON STOCK
                    AND DIGITAL RIVER COMMON STOCK

     THIS SECTION OF THE PROXY STATEMENT-PROSPECTUS DESCRIBES CERTAIN DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF TECH SQUARED COMMON STOCK AND DIGITAL RIVER COMMON STOCK. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL DIFFERENCES BETWEEN THE TWO, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE DIFFERENCES BETWEEN BEING A SHAREHOLDER OF TECH SQUARED AND BEING A SHAREHOLDER OF DIGITAL RIVER.

     As a shareholder of Tech Squared, your rights are currently governed by the Minnesota Business Corporation Act, Tech Squared's articles of incorporation and Tech Squared's by-laws. The rights of Digital River shareholders are currently governed by the Delaware General Corporation Law, Digital River's certificate of incorporation and Digital River's by-laws. After completion of the transaction, you will become a shareholder of Digital River and your rights will be governed by the Delaware General Corporation Law, Digital River's certificate of incorporation and Digital River's by-laws.

CAPITALIZATION AND VOTING RIGHTS

     Both Tech Squared and Digital River have one class of common stock issued and outstanding. Holders of Tech Squared common stock and holders of Digital River common stock are each entitled to one vote for each share held. Neither holders of Tech Squared common stock nor holders of Digital River common stock are allowed to cumulate votes for the election of directors.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Tech Squared directors are elected for a term of one year and until their successors are elected and qualified. Tech Squared's board is not divided into classes. Tech Squared's board of directors currently consists of four directors. The number of directors on Tech Squared's board is determined by a resolution adopted by a majority vote of the board of directors, but may not be less than (1) the number of shareholders of record, or (2) three, and may not exceed 11.

     Digital River's board of directors is divided into three classes, as permitted by Delaware law, with one class being elected annually. Digital River directors are elected for a term of three years and until their successors are elected and qualified. Digital River's board of directors currently consists of eight directors. The number of directors on Digital River's board is determined by a resolution adopted by a majority vote of the board of directors.

REMOVAL OF DIRECTORS

     Tech Squared directors may be removed with or without cause by a vote of the shareholders holding a majority of the shares entitled to vote at an election of directors except, as otherwise provided by law, where shareholders have the right to cumulate their votes.

     Digital River directors may be removed for cause by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors. Digital River directors may be removed without cause by the affirmative vote of the holders of two-thirds of all the then-outstanding voting stock.

VACANCIES

     Tech Squared's by-laws provide that vacancies on the board of directors resulting from an increase in the number of directors authorized under the by-laws may be filled by a two-thirds vote of the directors serving at the time of such increase. All other vacancies on the board of directors shall be filled by a majority of the remaining directors even though less than a quorum.

     Digital River's certificate of incorporation and by-laws provide that any vacancies on the board of directors, unless the board determines that the vacancies shall be filled by the shareholders, shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum.

SHAREHOLDER ACTION

     Tech Squared shareholders may take action at annual or special meetings of shareholders, or by unanimous written consent of all Tech Squared shareholders entitled to vote.

     Digital River shareholders may take action at annual or special meetings of shareholders, but may not take action by written consent.

FAIR PRICE PROVISION

     Minnesota law contains a fair price provision which prohibits an offeror from acquiring shares of a publicly held Minnesota corporation within two years following the offeror's last purchase of shares pursuant to a takeover offer, unless the shareholders have a reasonable opportunity to dispose of the shares to the offeror upon terms substantially equivalent to those provided in the earlier takeover offer. The fair price provision does not apply if the board's disinterested directors approve the proposed acquisition of shares before the offeror purchases any shares in the takeover offer. In addition, the fair price provision does not apply to:

     - repurchase offers by the corporation, unless made in response to a hostile takeover bid;

     - tender offers which, if consummated, including the offeror's other share acquisitions within the preceding twelve months, would not result in the acquisition of more than 2% of a class of stock; and

     - offers for shares of certain regulated entities, including insurance companies, financial institutions and public service utilities.

     Tech Squared is governed by the fair price provision.

          Delaware law contains a provision which restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered under this provision to be a person owning 15% or more of the corporation's outstanding voting stock. Delaware law restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of the corporation's outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock, Delaware law prohibits significant business transactions such as:

          - a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder; or

          - any other transaction that would increase the 15% stockholder's proportionate ownership of any class or series of capital stock.

     The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

     The prohibition against these transactions does not apply if:

          - prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of the outstanding voting stock; or

          - the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of the outstanding voting stock.

     Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

     Digital River is governed by this provision of Delaware law.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

     Tech Squared's articles of incorporation may be amended in accordance with Minnesota law, which provides that an amendment to a corporation's articles of incorporation may be approved by a majority of the voting power of the shares entitled to vote on the proposed amendment.

     Digital River's certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, is required to alter, amend or repeal the sections of its certificate of incorporation relating to the election and removal of directors, the limitation of the personal liability of directors and amendments to the certificate of incorporation. All other parts of Digital River's certificate of incorporation may be amended in accordance with Delaware law, which provides that an amendment to a corporation's certificate of incorporation may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment.

AMENDMENTS TO BY-LAWS

     Under Minnesota law, shareholders entitled to vote have the power to amend the corporation's by-laws at any time. In addition, the board of directors has the power to amend certain sections of the by-laws pertaining to directors.

     Tech Squared's by-laws vest power to amend its by-laws in the board of directors, subject to the power of the shareholders to change or repeal the company's by-laws.

     Under Delaware law, shareholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may, in its certificate of incorporation, confer such power upon the board of directors. The shareholders always have the power to adopt, amend or repeal by-laws, even though the board may also be delegated such power.

     Digital River's certificate of incorporation provides that its by-laws may be adopted, amended or repealed (1) by the affirmative vote of at least two-thirds of the voting power of all of the then-outstanding shares of the voting stock, or (2) by Digital River's board of directors.

SHAREHOLDER RIGHTS PLAN

     Neither Tech Squared nor Digital River has a shareholder rights plan.

NOMINATION PROCEDURES AND SHAREHOLDER PROPOSALS

     Minnesota law provides that any business appropriate for action by the shareholders may be transacted at a regular meeting of the shareholders. Tech Squared's by-laws do not elaborate.

     Digital River's by-laws provide that a shareholder who wishes to nominate directors for election at a shareholder meeting or who wants to bring business before a shareholder meeting must have given timely notice thereof in writing to the secretary of the corporation. In order to be timely, the notice must be received at the corporation's executive offices not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting.

     Shareholder nominations and proposals will not be brought before any Digital River shareholder meeting unless the nomination or proposal was made in accordance with the specific requirements set forth in the by-laws. The chairman of the Digital River shareholder meeting will have the power to determine whether the business or nomination set forth by the shareholder was properly brought before the shareholder meeting. If the chairman determines that the business or nomination was not properly brought before the shareholder meeting, the chairman may declare that the business or nomination will be disregarded.

SPECIAL SHAREHOLDER MEETINGS

     Tech Squared's by-laws provide that a special meeting may be called by the chairman of the board, the president, any two directors or by one or more shareholders holding 10% or more of the shares entitled to vote on matters to be presented at the meeting. Minnesota law further provides that if an annual meeting of shareholders has not been held during the immediately preceding 15 months, one or more shareholders holding three percent or more of the voting power of all shares entitled to vote may demand an annual meeting by written notice of demand given to the chief executive officer or chief financial officer of the company.

      Digital River's by-laws provide that special meetings of the shareholders may be called by the chairman of the board of directors, the chief executive officer, or the board of directors pursuant to a resolution approved by a majority of the board of directors. Delaware law further provides that if an annual meeting is not held within 30 days of the date designated for the meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held if requested by any shareholder or director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Minnesota law provides that, unless the articles of incorporation or by-laws otherwise provide, directors and officers will be indemnified against judgments, penalties, fines, settlements and expenses (including attorneys' fees) incurred in connection with legal proceedings to which they are made, or threatened to be made, a party by reason of their present or former status as a director or officer, if:

     -    they have not been indemnified by another organization;

     -    they acted in good faith;

     -    they received no improper personal benefit;

     - in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and

     - they reasonably believed their conduct to be in the corporation's best interests.

Tech Squared's by-laws provide indemnification to directors and officers to the full extent permitted by Minnesota law.

     Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending or completed proceeding if the person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Digital River's certificate of incorporation and by-laws contain provisions which require Digital River to indemnify directors and officers to the full extent permitted by Delaware law.

     Digital River's by-laws also provide, in accordance with Delaware law, that the corporation will advance expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer. However, such payment will be made only if the corporation receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Both Minnesota and Delaware law permit a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Both Tech Squared's articles of incorporation and Digital River's certificate of incorporation include such a provision to the maximum extent permitted by law.

            INTERCOMPANY AGREEMENTS AND AGREEMENTS WITH AFFILIATES

The following summary identifies material transactions between Tech Squared and Digital River, as well as material transactions between Digital River and affiliates of Tech Squared.

     DIGITAL RIVER LEASE AND FULFILLMENT SERVICES

     From 1997 until April 1999 Digital River occupied warehouse space at Tech Squared's corporate headquarters. Similarly, from 1996 until August 1998, Digital River's executive offices were located in Tech Squared's facilities. Tech Squared billed Digital River for the leased space and certain related costs, such as direct labor costs, phone services, general liability insurance and janitorial services. Total charges by Tech Squared to Digital River for these expenses were approximately $9,425 for the first six months of 1999 and $207,000, $160,000 and $82,000 for 1998, 1997 and 1996,
respectively.

     During 1997, Tech Squared began performing fulfillment services for Digital River on shipments of products, for which Digital River paid Tech Squared a fulfillment fee. Tech

Squared billed Digital River approximately $239,300 for these services for the first six months of 1999 and $246,000 and $8,000 for 1998 and 1997, respectively. Tech Squared stopped providing these fulfillment services for Digital River in April 1999.

     DIVIDEND TO MR. RONNING; REIMBURSEMENT OF TAXES

     In 1995, immediately prior to the merger of a wholly owned subsidiary of the Jaguar Group, Ltd. with and into MacUSA, MacUSA declared a dividend of $1,188,000 payable to the former shareholders of MacUSA in connection with the conversion of MacUSA from a Subchapter S corporation to a Subchapter C corporation. The portion of the dividend payable to Mr. Ronning (in excess of 95%) was evidenced by a note issued by MacUSA. The note did not bear interest, was due on demand and was subordinated to indebtedness owed by Tech Squared to Tech Squared's primary lenders. Pursuant to subordination agreements between Tech Squared, Mr. Ronning and Tech Squared's primary lenders, Tech Squared was limited in the amount of dividend payments it could make to Mr. Ronning in any calendar year, and could only make such payments if Tech Squared was then in compliance with the lending arrangements with Tech Squared's primary lender both before and after making such dividend payments. Mr. Ronning was paid $260,000 in 1995 and approximately $200,000 in each of 1996, 1997 and 1998. The balance of the note was paid in February 1999. In March 1996, Tech Squared also agreed to reimburse Mr. Ronning for any personal tax he was required to pay as a result of the non-interest bearing status of the note.

     TAX INDEMNIFICATION AGREEMENT WITH MR. RONNING

     In December 1995, Tech Squared entered into a tax indemnification agreement with Mr. Ronning. Under the terms of the tax indemnification agreement, Tech Squared agreed to indemnify Mr. Ronning for the amount of any penalties or interest resulting from any redetermination of Mr. Ronning's share of taxable income attributable to MacUSA and the amount of any additional taxes due from Mr. Ronning, to the extent such tax adjustment resulted in a decrease in the taxable income of MacUSA while MacUSA was a Subchapter S corporation.

     Tech Squared has also agreed to pay any taxes incurred by Mr. Ronning as a result of the exercise of the option held by MacUSA to purchase the 3,000,000 shares of Digital River common stock to be transferred to Digital River in the Exchange.

     LOAN TO MR. RONNING

     In 1993, MacUSA loaned $200,000 to Mr. Ronning. In consideration of Mr. Ronning's guarantee of a portion of Tech Squared's bank debt, the interest rate on the note was reduced to 0%, effective as of January 1, 1997. The agreement between MacUSA and Mr. Ronning also provided that, if and when the guarantee was terminated, the interest rate would return to the original rate of 5%. The note, including the accrued and unpaid interest, was paid in full in December 1998.

     PERSONAL GUARANTY BY MR. RONNING

     Beginning in 1995, borrowings under Tech Squared's credit agreements with its primary lenders were personally guaranteed by Mr. Ronning up to a maximum of $500,000. This guarantee was released in December 1998. Other than the reduction in interest on MacUSA's loan to Mr. Ronning discussed above, Mr. Ronning was not otherwise compensated for this guarantee.

                       SHARE OWNERSHIP BY PRINCIPAL
            SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF TECH SQUARED

     The following table sets forth information concerning the beneficial ownership of common stock of Tech Squared as of July 23, 1999 for the following:

     - each person or entity who is known by Tech Squared to own beneficially more than 5% of the outstanding shares of Tech Squared common stock;

     -    each of Tech Squared's current directors;

     - the executive officers and a former chief executive officer of Tech Squared; and

     -    all directors and executive officers of Tech Squared as a group.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares to which the individual has the right to acquire within 60 days of July 23, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned and has an address of c/o Tech Squared, 5198 West 76th Street, Edina, Minnesota 55439.

     Certain shareholders of Tech Squared, as indicated below, have entered into Voting Agreements with Digital River agreeing to vote their shares of Tech Squared common stock in favor of the voluntary dissolution.


NAME AND ADDRESS OF                          AMOUNT AND NATURE OF
BENEFICIAL OWNER                             BENEFICIAL OWNERSHIP        PERCENT OF CLASS
--------------------                         --------------------        ----------------
Joel A. Ronning (1)....................           6,574,022                    49.25%

Charles E. Reese, Jr. (2)..............             838,000                     6.45%

Richard J. Runbeck (3).................             100,000                       *

Jeffrey F. Martin (4)..................              16,667                       *

Richard J. Apple (5)...................             225,000                     1.85%

All directors and executive officers
as a group (5 persons) (6).............           7,753,689                    54.21%


* Less than 1%

(1) Includes 1,199,996 shares subject to options which are currently exercisable. All of the shares beneficially owned by Mr. Ronning are subject to a voting agreement with Digital River under which Mr. Ronning has agreed to vote his shares of Tech Squared common stock in favor of approval of the voluntary dissolution.

(2) Includes 838,000 shares subject to options which are currently exercisable. All of the shares beneficially owned by Mr. Reese are subject to a voting agreement with Digital River under which Mr. Reese has agreed to vote his shares of Tech Squared common stock in favor of approval of the voluntary dissolution.

(3) Includes 100,000 shares subject to options which are currently exercisable.

(4) Includes 16,667 shares subject to options which are currently exercisable.

(5) According to the best information available to Tech Squared, Richard J. Apple, former chief executive officer of the company, owns directly 225,000 shares. Mr. Apple has filed a lawsuit against the company and others in which he claims that he has the right to exercise options covering an additional 775,000 shares. The company denies this claim. This lawsuit is discussed under the heading "Certain Legal Matters" on page 77 of this proxy statement-prospectus.

(6) Includes 2,154,663 shares subject to options which are currently exercisable and does not include the 775,000 shares for which Mr. Apple claims he has an option.

     None of the current directors or executive officers of Tech Squared has engaged in a purchase or sale of Tech Squared common stock within the past 60 days, except for Jeffrey Martin, who was granted an immediately exercisable option to purchase 16,667 shares at an exercise price per share of $3.79 on July 2, 1999 and Charles E. Reese, Jr., who exercised a previously granted option to purchase, and immediately sold, 10,000 shares on July 14, 1999, 11,000 shares on July 25, 1999 and 6,000 shares on July 28, 1999.

                           CERTAIN LEGAL MATTERS


     Richard J. Apple, who served as chief executive officer of Tech Squared from July 1998 until February 1999, has filed a complaint in Minnesota state court, Hennepin County, against Tech Squared and certain of its present and former officers and directors, including Mr. Ronning, Mr. Reese, Mr. Runbeck and Mr. Steiner. The complaint alleges that (1) Tech Squared unlawfully terminated Mr. Apple's employment, (2) Mr. Apple's unvested stock options became exercisable prior to his termination due to an alleged "change of control" of

Tech Squared and (3) Tech Squared's directors breached their fiduciary duty in several instances. The complaint seeks unspecified damages in excess of $50,000 and an award of registered shares of Tech Squared common stock. Tech Squared believes the complaint is without merit and intends to defend this lawsuit vigorously.

                        EXPERTS

     The audited financial statements of Tech Squared and Digital River as of December 31, 1998 and for each of the three years then ended incorporated by reference in this proxy statement-prospectus and appearing elsewhere herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     Tech Squared anticipates that one or more representatives of Arthur Andersen will be present at the special meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders who are present.

                           EXPENSES

     The following table sets forth estimated expenses of Tech Squared in connection with the Transaction:



Filing Fees................................    [400,000]

Transfer Agent Fees........................    [       ]

Printing Expenses..........................    [       ]

Financial Advisor Fees.....................    [       ]

Trustee Fees...............................    [       ]

Legal Fees.................................    [       ]

Accounting Fees............................     400,000

Miscellaneous..............................    [       ]

TOTAL......................................   $[       ]

     The source of the funds to pay the above fees is expected to be available cash, including proceeds from the sale of the company's operating assets.

                  WHERE YOU CAN FIND MORE INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and are made a part of this proxy statement-prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which were filed by Tech Squared with the Securities and Exchange Commission, have been mailed to you together with this proxy statement-prospectus:

     - Tech Squared's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended on August 9, 1999; and

     - Tech Squared's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

     The following documents, which have been filed by Digital River with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

     - Digital River's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     - Digital River's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999;

     - Digital River's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 1999;

     - Digital River's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 1999;

     - Digital River's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 1999; and

     - The description of Digital River common stock set forth in Digital River's Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 11, 1998.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

     The documents incorporated by reference into this proxy statement-prospectus are available from Digital River upon request. Digital River will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus) to any person, without charge, upon written or oral request. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY [ ], 1999 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

     Requests for documents relating to Digital River should be directed to:

          Digital River Inc.
          9625 West 76th Street, Suite 150
          Eden Prairie, Minnesota  55344
          (612) 253-1234

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:


Judiciary Plaza             Citicorp Center             Seven World Trade Center
Room 1024                   500 West Madison Street     13th Floor
450 Fifth Street, NW        Suite 1400                  New York, NY  10048
Washington, D.C.  20549     Chicago, Illinois  60661

Reports, proxy statements and other information concerning Digital River may be inspected at:

               The National Association of Securities Dealers
               1735 K Street, N.W.
               Washington, D.C.  20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding Tech Squared and Digital River. The address of the Securities and Exchange Commission Website is http://www.sec.gov.

     Digital River has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Digital River's common stock to be issued to Tech Squared shareholders in the liquidation of Tech Squared. This proxy statement-prospectus constitutes the prospectus of Digital River filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

     If you have any questions about the voluntary dissolution, please call
Tech Squared Investor Relations at [       ].

     THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL,
OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO TECH SQUARED AND ITS SUBSIDIARIES WAS PROVIDED BY TECH SQUARED AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO DIGITAL RIVER WAS PROVIDED BY DIGITAL RIVER.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This proxy statement-prospectus and the documents delivered with and incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the exchange on Digital River's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the voluntary dissolution and the transactions contemplated thereby, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 16 of this proxy statement-prospectus.

                                                                        ANNEX A

                               PLAN OF LIQUIDATION AND
                           DISSOLUTION OF TECH SQUARED INC.

          The following Plan of Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of Tech Squared Inc., a Minnesota corporation ("Tech Squared"), in accordance with Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the Minnesota Business Corporation Act (the "Act").

          1. ADOPTION OF PLAN. The Plan shall become effective upon the approval of the voluntary dissolution of Tech Squared by the affirmative vote of the holders of record of a majority of the outstanding shares of Tech Squared's common stock voting at a shareholders' meeting called for such purpose (the "Effective Date").

          2. NOTICE OF INTENT TO DISSOLVE. As soon as possible after the Effective Date, Tech Squared shall file with the secretary of state for the State of Minnesota a notice of intent to dissolve pursuant to Section 302A.723 of the Act, which shall have the effect specified in the Act.

          3. SALE OF OPERATING ASSETS. As soon as possible after filing the notice of intent to dissolve, Tech Squared shall sell or otherwise dispose of its operating assets on terms satisfactory to its board of directors (the "Board").

          4. MERGER OF MacUSA. After the sale or other disposition of the operating assets, MacUSA, Inc., a wholly owned subsidiary of Tech Squared, shall be merged with and into Tech Squared (the "Merger").

          5. THE EXCHANGE. As soon as possible after the sale of its operating assets and the Merger, and pursuant to the Acquisition Agreement dated July 11, 1999, between Tech Squared and Digital River, Inc., a Delaware corporation ("Digital River"), Tech Squared shall transfer to Digital River (i) 3,000,000 shares of Digital River common stock held by Tech Squared and (ii) $1,200,000 in exchange for 2,650,000 shares of newly issued Digital River common stock (the "Exchange").

          6. LIQUIDATING TRUST. A liquidating trust shall be established substantially in the form attached hereto as Annex 1. After the Exchange, Tech Squared shall transfer to the trust all of its cash and cash equivalents and enough shares of the newly issued Digital River common stock that it received in the Exchange to satisfy, in the judgment of the Board, the actual and potential liabilities of Tech Squared.

          7. DISSOLUTION OF TECH SQUARED. After the distribution to the liquidating trust, Tech Squared shall distribute its remaining shares of Digital River common stock to its shareholders (the "Liquidating Distribution"). The shareholders shall also receive beneficial interests in the liquidating trust in proportion to their shareholdings in Tech Squared. Thereafter, Tech Squared shall be dissolved in accordance with the provisions of the Act.

          8. CANCELLATION OF COMMON STOCK. The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding common stock of Tech Squared. The Board may direct that Tech Squared's stock transfer books be closed as of the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the Board, in its absolute discretion, may determine (the "Record Date"). Thereafter, certificates representing common stock shall not be assignable or transferable on the books of Tech Squared except by will, intestate succession or operation of law. The shareholders shall surrender their Tech Squared stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates) immediately following the Record Date as a condition to their receipt of any Liquidating Distribution.

          9. MISSING SHAREHOLDERS. If any Liquidating Distribution to a shareholder cannot be made, whether because the shareholder cannot be located, has not surrendered a certificate evidencing the common stock of Tech Squared as required hereunder, or for any other reason, then the distribution to which such shareholder is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of Minnesota to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall escheat to the State of Minnesota or be treated as abandoned property in accordance with the laws of the State of Minnesota. In no event shall the proceeds of any such distribution revert to or become the property of Tech Squared.

          10. TERMINATION OF LIQUIDATING TRUST. When the trustee determines that all of the trust's liabilities have been satisfied, it shall make a final distribution of any remaining assets to the holders of the beneficial interests of the trust. Any such distribution shall be only in the form of shares of Digital River common stock.

          11. INDEMNIFICATION. Tech Squared shall continue to indemnify its officers, directors, employees and agents in accordance with applicable law, its articles and bylaws and any contractual arrangements for actions taken in connection with the Plan and the winding up of the affairs of Tech Squared and shall indemnify any trustee of the liquidating trust and its agents on similar terms. Tech Squared's obligation to indemnify such persons may be satisfied out of the assets of the liquidating trust. The Board and the trustee, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, agents and trustees to the extent permitted by law.

          12. POWER OF BOARD OF DIRECTORS AND OFFICERS. The Board and the officers of Tech Squared shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of Tech Squared and the distribution of its assets to its shareholders in accordance with the Act and
Section 368(a)(1)(C) of the Code.

          13. AMENDMENT. The Plan may be amended by the Board at any time, whether before or after the shareholders' approval of the voluntary dissolution of Tech Squared.

          Adopted this __________ day of August, 1999, by the Board of Directors of Tech Squared Inc.


                                              ______________________________
                                                 Secretary

                                                                         ANNEX B

                             ACQUISITION AGREEMENT

    ACQUISITION AGREEMENT, dated as of July 11, 1999, between DIGITAL RIVER, INC., a Delaware corporation (the "Buyer"), and TECH SQUARED INC., a Minnesota corporation (the "Seller").

    The Seller currently holds (through its subsidiary MacUSA, Inc.), among other assets, an option (the "OPTION") to acquire from Joel A. Ronning ("JAR") an aggregate of 3,000,000 shares (the "OPTION SHARES") of voting Common Stock, par value $.01 per share, of the Buyer of the same class of common stock of the Buyer as is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("BUYER COMMON STOCK"). The Seller has decided to terminate all of its operating businesses, specifically including its Net Direct Operating, DTP Catalog Operations and Distribution Sales. In anticipation of the disposition of such operating businesses, the Seller has been considering various alternatives and has concluded that if it continues as a company registered under the Exchange Act and possibly becomes subject to the Investment Company Act of 1940, as amended, the Seller would likely incur significant costs and be subject to significant risks. The Seller has determined that the sale of the Seller's assets to the Buyer is the most economic alternative for the Seller. In advance of the Acquisition (as defined below), the Seller intends to engage in the sale or other disposition (the "DISPOSITION"), through one or more asset or stock sale transactions, of all of the assets of the Seller and its Subsidiaries, other than the Option Shares and not less than $1,200,000 of cash or cash equivalents of the Seller, to certain Persons (each, a "TECH SQUARED BUSINESS ACQUIROR"). The Disposition shall include the transfer to the Tech Squared Business Acquirors of the Liabilities of the Seller and its Subsidiaries, other than those Liabilities expressly retained by the Seller and its Subsidiaries.

    Thereafter, pursuant to this Agreement, the Buyer and the Seller propose to effect a tax-free reorganization under Section 368(a)(1)(C) of the Code whereby the Seller will transfer to the Buyer, free and clear of all of the Liabilities of the Seller and its Subsidiaries (the "ACQUISITION"), the following (the "PURCHASED ASSETS"): (i) 3,000,000 shares of Buyer Common Stock, which shall consist of the Option Shares and an additional number of shares of Buyer Common Stock purchased by the Seller on the Nasdaq National Market in the event the Option is exercised in a cashless transaction resulting in the transfer to the holder of the Option of less than 3,000,000 shares of Seller Common Stock upon exercise of the Option and (ii) $1,200,000 (the "PURCHASED CASH AMOUNT"). The Purchased Assets will constitute substantially all of the assets of the Seller as of the Closing. In consideration therefor, the Buyer will issue to the Seller 2,650,000 shares of Buyer Common Stock. The Seller will then dissolve (the "DISSOLUTION") and, pursuant to the Dissolution, will distribute such shares of Buyer Common Stock to the holders of Common Stock, no par value, of the Seller ("SELLER COMMON STOCK"), subject to a liquidating trust and other arrangements that adequately provide for the payment of all Liabilities of the Seller and its Subsidiaries, as provided in Section 8.2 below.

    For federal income tax purposes, the Acquisition is intended to constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    Concurrently with the execution and delivery of this Agreement, each of JAR, who owns beneficially 6,574,022 shares of Seller Common Stock, representing approximately 44% of the outstanding Seller Common Stock (calculated in accordance with Section 13 of the Exchange Act), and Charles Reese, who owns beneficially 838,000 shares of the outstanding Seller Common Stock, representing approximately 6% of the outstanding Seller Common Stock (calculated in accordance with Section 13 of the Exchange Act), has delivered to the Buyer a voting agreement and proxy (the "VOTING AGREEMENT AND PROXY") pursuant to which, among other things, he has agreed to vote such shares in favor of this Agreement and the transactions contemplated hereby.

    Accordingly, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the Buyer and the Seller hereby agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated below:

    "ACTION" means any action, suit, claim or legal, administrative or arbitral proceeding or investigation by or before any Governmental Body.

    "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

    "COMMISSION" means the Securities and Exchange Commission or any successor agency.

    "CONDITION OF THE SELLER" means the business, assets, properties, results of operations or financial condition of the Seller and its Subsidiaries, taken as a whole.

    "CONTRACT" means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

    "CONVERTIBLE PREFERRED STOCK" means the Seller's Preferred Stock, par value $1.00 per share, convertible at any time prior to maturity or effectiveness of redemption into shares of Seller Common Stock at a conversion price of $1.25 and which has been the subject of a notice of redemption by the Seller, subject to conversion prior to August 30, 1999, at scheduled redemption prices.

    "DAMAGES" includes any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

    "DISCLOSURE STATEMENT" means the disclosure statement setting forth certain information concerning the Seller delivered by the Seller to the Buyer on the date hereof.

    "GAAP" means generally accepted accounting principles.

    "GOVERNMENTAL BODY" means any government or political subdivision thereof, whether federal, state or local, domestic or foreign, or any agency or instrumentality of any such government or political subdivision, or any court, tribunal or arbitrator.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

    "INDEMNITEES" means the following Persons: (a) the Buyer; (b) the Buyer's current and future affiliates; and (c) the respective successors and assigns of the Persons referred to in clauses "(a)"and "(b)" above.

    "IRS" means the Internal Revenue Service or any successor agency.

    "LIABILITY" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

    "LIEN" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encumbrance or other restriction or limitation.

    "MCL" means the General Corporation Law of the State of Minnesota, as amended.

    "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

    "PROCEEDING" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

    "REGISTRATION STATEMENT" means the registration statement of the Buyer on Form S-4 and the prospectus included therein for the registration under the Securities Act of shares of Buyer Common Stock constituting the Purchase Consideration.

    "RELATED PARTY" each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any entity (other than the Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SUBSIDIARY" means, with respect to any Person, any corporation at least a majority of whose outstanding voting securities, or any other Person at least a majority of whose total equity interest, is owned by such Person.

    "TAX" or "TAXES" means, with respect to any Person, a net income, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, environmental, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any jurisdiction or taxing authority (domestic or foreign) on such Person.

    "TERMINATION DATE" means April 15, 2000.

    The following terms are defined in the corresponding Sections listed below:

TERM                                                               SECTION
----                                                             -----------
Balance Sheet..................................................      6.5
Balance Sheet Date.............................................      6.5
Buyer..........................................................   Recitals
Buyer Common Stock.............................................   Recitals
CERCLA.........................................................     6.8.4
CERCLIS........................................................     6.8.4
Closing........................................................       2
Closing Date...................................................       5
Code...........................................................   Recitals
Disposition....................................................   Recitals
Dissolution....................................................   Recitals
Exchange Act...................................................   Recitals
Form 10-Q......................................................      6.5
Hazardous Substance............................................     6.8.2
NPL............................................................     6.8.4
Option Shares..................................................   Recitals
Option Stock Transfer..........................................     8.2.1
Other Buyer Filings............................................      8.9

TERM                                                               SECTION
----                                                             -----------
Other Seller Filings...........................................      8.7
Proxy Statement................................................      8.7
Purchase Consideration.........................................     3.1.1
Purchased Assets...............................................   Recitals
Purchased Cash Amount..........................................   Recitals
Release........................................................     6.8.2
Requirements of Law............................................     6.8.1
Seller.........................................................   Recitals
Seller Common Stock............................................   Recitals
Seller Financial Statements....................................      6.5
Shareholders Meeting...........................................      8.8
Tech Squared Business Acquiror.................................   Recitals
Transactions...................................................     6.2.1
Trust Amount...................................................     8.2.2
Unaudited 1999 Financial Statements............................      6.5
Voting Agreement and Proxy.....................................   Recitals

2.  SALE OF ASSETS.

    At the closing provided for in Section 5 below (the "Closing"), the Seller shall sell, assign, transfer and deliver to the Buyer the Purchased Assets, which shall constitute all or substantially all of the assets of the Seller on the Closing Date, by delivery of stock certificates representing 3,000,000 shares of Buyer Common Stock, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and $1,200,000 of cash by wire transfer of immediately available funds to an account designated by the Buyer not less than one business day prior to the Closing Date.

3.  PURCHASE CONSIDERATION.

         3.1.1 The aggregate consideration for the Purchased Assets shall be an aggregate of 2,650,000 shares of Buyer Common Stock (the "Purchase Consideration"); PROVIDED, HOWEVER, that the Purchase Consideration shall be adjusted appropriately if prior to the Closing Date there is a change in the number of shares of Buyer Common Stock held by the Seller or a change in the class of shares of Buyer Common Stock held by the Seller, in each case, to the extent attributable to the declaration of any stock dividend, stock split, recapitalization, reclassification, combination or similar event.

         3.1.2 At the Closing, the Buyer shall deliver to the Seller stock certificates representing the Purchase Consideration, duly registered in the name of the Seller. All shares of Buyer Common Stock delivered as Purchase Consideration shall be duly authorized, fully paid and non-assessable and free of preemptive rights and registered under the Securities Act.

4.  NO ASSUMPTION OF LIABILITIES.

    Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, or in any way be liable or responsible for, any Liabilities of the Seller whatsoever. Without limiting the generality of the foregoing, the Buyer shall not assume (i) any Liability of the Seller arising out of or in connection with the negotiation and preparation of this Agreement or the consummation and performance of the transactions contemplated hereby, including, without limitation, any Liability relating to Taxes so arising; (ii) any Liability under Contracts to which the Seller is a party or by or to which it or its assets, properties or rights are bound or subject, including without limitation environmental Liabilities, wrongful termination Liabilities; (iii) any Liability to trade or other creditors or customers of the Seller; (iv) any Liability of the Seller or any shareholder of the Seller for any Taxes; or (v) any Liability of the Seller with respect to any violation by the Seller or any of its Subsidiaries of any Requirements of Law.

5.  CLOSING.

    The Closing of the Acquisition shall take place at the offices of Cooley Godward llp, One Maritime Plaza, San Francisco, CA 94111 and Larkin, Hoffman, Daly & Lindgren, Ltd., 1500 Norwest Financial Center, 7900 Xerxes Avenue South, Bloomington, MN 55431, at 10:00 A.M., Pacific time, on a business day within 10 business days after satisfaction or waiver of each of the conditions set forth in Section 9 below, such business day to be mutually agreed by the Buyer and the Seller (subject to reasonable delay of the closing date by either party not to exceed 10 additional business days), or at such other place, at such other time or on such other date as the Buyer and the Seller mutually agree in writing. The date upon which the Closing occurs is herein called the "Closing Date."

6.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.

    The Seller represents and warrants to the Buyer as follows:

    6.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power to own its properties and carry on its business as now conducted.

    6.2  AUTHORITY RELATIVE TO THE AGREEMENTS.

         6.2.1 The Seller has the requisite corporate power and authority to enter into this Agreement and to engage in the Acquisition, the Disposition and the Dissolution (collectively, the "TRANSACTIONS") and otherwise perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Seller and, except for the approval of its shareholders as set forth in Section 8.8 below, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Transactions or the other transactions contemplated hereby or thereby; provided that (i) the Seller has not yet entered into definitive agreements with respect to the Disposition and (ii) the Seller's Board of Directors has not approved any particular form or terms of the Dissolution. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms.

         6.2.2 Except as set forth in the Disclosure Statement, neither the execution and delivery of this Agreement by the Seller, nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof or thereof will: (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) its charter or by-laws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other Contract to which it is a party or to which it or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 6.2.3 below, violate any judgment, ruling, order, writ, injunction or decree known to the Seller or any Subsidiary or any statute, rule or regulation applicable to the Seller or its Subsidiaries or any of their respective properties or assets, except in the case of clauses
    (i)(y) and (ii) above for violations, breaches and defaults which would not, adversely effect (A) the ability of the Seller to consummate the Transactions or the other transactions contemplated hereby or (B) the Buyer.

         6.2.3 Except as set forth in the Disclosure Statement, other than compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) applicable bulk transfer laws, (iv) the HSR Act and (v) applicable provisions of the MCL, no notice to, filing with, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Seller of the Transactions or the other transactions contemplated by this Agreement.

    6.3 BOARD RECOMMENDATION. The Board of Directors of the Seller has, by resolutions duly adopted by a vote at a meeting of such Board duly held on July 11, 1999, approved and adopted this Agreement, the Transactions and the other transactions contemplated herein and therein on the terms and conditions set forth herein, and has recommended that holders of shares of Seller Common Stock approve this Agreement, the Transactions and the other transactions contemplated hereby and thereby; provided, that the Seller's Board of Directors has not approved any particular form or terms of the Disposition or the Dissolution.

    6.4 TITLE TO OPTION SHARES. Following the exercise of the JAR Option in accordance with its terms, the Seller and its Subsidiaries will own in the aggregate beneficially and of record, and will have the power and authority to convey, free and clear of any Lien, the Option Shares, and, upon delivery of and payment on the Closing Date for the Option Shares as herein provided, the Seller will convey to the Buyer good and valid title to such Option Shares, free and clear of any Lien.

    6.5 COMMISSION FILINGS; FINANCIAL STATEMENTS. The Seller has heretofore delivered to the Buyer its (i) Annual Report on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998, as filed with the Commission, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "FORM 10-Q"), and (iii) proxy statements relating to all meetings of the Seller's shareholders (whether annual or special) since January 1, 1996, (iv) all other reports (including any Form 8-Ks) or registration statements filed by the Seller with the Commission since January 1, 1996, and (v) the unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of the Seller and its Subsidiaries at June 30, 1999 and for the six months then ended (the "UNAUDITED 1999 FINANCIAL STATEMENTS"). As of their respective dates, such reports and registration statements (including all exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller and its Subsidiaries included or incorporated by reference in the Form 10-Q, such other reports and the Unaudited 1999 Financial Statements (collectively, the "SELLER FINANCIAL STATEMENTS") have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and except that the Unaudited 1999 Financial Statements do not include footnote disclosures otherwise required by GAAP, and fairly present the consolidated financial position of the Seller and its Subsidiaries as of the dates thereof and the results of their operations and changes in their financial position for the periods then ended, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. The consolidated balance sheet of the Seller and its Subsidiaries as at June 30, 1999 is referred to as the "BALANCE SHEET," and June 30, 1999, is referred to as the "BALANCE SHEET DATE."

    6.6 NO UNDISCLOSED LIABILITIES. At the Balance Sheet Date, the Seller and its Subsidiaries taken as a whole did not have any direct or indirect Liabilities, secured or unsecured, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, not reflected, reserved against or disclosed in the Balance Sheet or in the footnotes thereto which were required to be reflected, reserved against or disclosed therein in accordance with generally accepted accounting principles. Since the Balance Sheet Date, except as disclosed in the Unaudited 1999 Financial Statements or the Disclosure Statement, neither the Seller nor any of its Subsidiaries has incurred any Liabilities other than (i) in the ordinary course of business, (ii) those contained in the agreements entered into or to be entered into in connection with the Transactions or incurred in connection with consummating the Transactions or (iii) in amounts that, individually or in the aggregate, are not material to the

Condition of the Seller or its ability to consummate the Transactions or the other transactions contemplated hereby or to the Buyer.

    6.7 LITIGATION. Except as set forth in the Disclosure Statement, there is no Action pending or, to the Seller's knowledge, threatened against or involving the Seller or any of its Subsidiaries, or any of its properties or rights, and neither the Seller nor any of its Subsidiaries is subject to any order, writ, injunction or decree, which, in each case, is reasonably likely (i) to have a material adverse effect on the Condition of the Seller or its ability to consummate the Transactions or the other transactions contemplated hereby or
(ii) to be material to the Buyer.

    6.8  REGULATORY AND ENVIRONMENTAL COMPLIANCE.

         6.8.1 The Seller and each of its Subsidiaries have conducted their respective businesses so as to comply with all applicable Requirements of Law relating to the operations, conduct or ownership of the property or business of the Seller or any Subsidiary, the failure to comply with which would, individually or in the aggregate, have a material adverse effect on the Condition of the Seller. "REQUIREMENTS OF LAW" means (i) the charter or by-laws or other organizational or governing documents of the Seller, or
    (ii) any statute, law (including common law), treaty, rule, regulation or ordinance (including, without limitation, environmental, pollution control, occupational health and safety and food and drug regulations) or permit or any judgment, decree, injunction, order or legally binding determination of any Governmental Body applicable to the Seller or any of its Subsidiaries existing as of the date hereof.

         6.8.2 No notice, written notification (and, to the Seller's knowledge, no oral notification or notice), demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed which has not been paid, and no written notice (and, to the Seller's knowledge, no oral notification or notice) has been received by the Seller or any of its Subsidiaries that any investigation or review is pending or threatened by any Governmental Body or other Person, with respect to any alleged violation by the Seller or any of its Subsidiaries of any Requirements of Law, with respect to any generation, treatment, storage, recycling, transportation or disposal or release, as defined in 42 U.S.C.
    Section 9601(22), including into an indoor environment ("RELEASE"), of any toxic, caustic or otherwise hazardous substance including asbestos, petroleum, its derivatives, by-products and other hydrocarbons, regulated under federal, state or local environmental statutes, ordinances, rules, regulations or orders ("HAZARDOUS SUBSTANCE").

         6.8.3 No Hazardous Substance is present in violation of any Requirements of Law at any property now owned or leased by the Seller or any of its Subsidiaries, and no Hazardous Substance resulting from the Seller's or any of its Subsidiaries' operations is present in violation of any Requirements of Law at any property formerly owned or leased by the Seller or any of its Subsidiaries. There are no underground storage tanks for Hazardous Substances present in violation of any Requirements of Law at any property now owned or leased by the Seller or any of its Subsidiaries or, on any property previously owned or leased by the Seller or any of its Subsidiaries, with respect to which the Seller or any such Subsidiary may have liability. Except as set forth in the Disclosure Statement, there has been no Release of any Hazardous Substance, and no Hazardous Substance is present, in a reportable or threshold quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Seller or any of its Subsidiaries, except for Releases in such quantities that have been reported and for which all Requirements of Law have been satisfied.

         6.8.4 To the Seller's knowledge, neither the Seller nor any of its Subsidiaries has transported or arranged for the transportation, directly or indirectly, of any hazardous waste (as defined under applicable Federal or state law) to any location which is listed or proposed for listing on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on the Comprehensive Environmental Response,

    Compensation and Liability Information System ("CERCLIS"), or on any similar state list, which is the subject of federal, state or local enforcement actions or other investigations which may reasonably be expected to lead to claims against the Seller or any of its Subsidiaries for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

         6.8.5 Except as set forth in the Disclosure Statement, no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Seller or any of its Subsidiaries and no property now or, to the Seller's knowledge, previously owned or leased by the Seller or any of its Subsidiaries is listed or, to the Seller's knowledge, proposed for listing, on the NPL, on CERCLIS or any similar state list of sites requiring investigation or clean-up.

         6.8.6 There are no environmental Liens on any of the real property or other properties owned or leased by the Seller or any of its Subsidiaries, and neither the Seller nor any of its Subsidiaries has been notified of any governmental actions that have been taken or are in process which could subject any of such properties to such Liens and neither the Seller nor any of its Subsidiaries are required to place any notice or restriction relating to the presence of Hazardous Substances at any property owned by any of them in any deed to such property.

         6.8.7 To the Seller's knowledge, except as set forth in the Disclosure Statement, there is no fact, circumstance or condition of or concerning any property now or previously owned or leased by the Seller or any of its Subsidiaries that is reasonably likely to result in any material Liability to the Seller, any of its Subsidiaries or the Buyer under or based on any Requirements of Law.

    6.9 BROKERS. Other than as previously disclosed to the Buyer in writing, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the Transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

    6.10  TAX RETURNS AND AUDITS.  Except as set forth in the Disclosure
Statement:

        6.10.1 The Seller and its Subsidiaries as of the Closing Date (A) will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Seller and its Subsidiaries or their operations and such Returns are true and correct and have been completed in accordance with applicable law; (B) will have paid or accrued all Taxes they are required to pay or accrue; and (C) will have withheld with respect to their employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        6.10.2 There are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Seller is maintaining reserves to the extent currently required by GAAP, and as of the Closing Date, there will not be any Contract, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Seller or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162 of the Code. Neither the Seller or its subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        6.10.3 Neither the Seller nor its Subsidiaries (A) has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Seller or its Subsidiaries; (B) is a party to a tax sharing, tax indemnity or tax allocation agreement nor does the Seller or its Subsidiaries owe any amount under any such agreement; (C) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Seller is the common parent corporation; (D) owns material assets that directly or indirectly secure debt the interest on which is tax-exempt under Section 103(a) of the Code; or (E) is, or has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    6.11 DISCLOSURE. No written statement, certificate, schedule, list or other written information furnished by or on behalf of the Seller to the Buyer contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

7.  REPRESENTATIONS AND WARRANTIES OF THE BUYER.

    The Buyer represents and warrants to the Seller as follows:

    7.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

    7.2  AUTHORITY RELATIVE TO THIS AGREEMENT.

         7.2.1 The Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Buyer, and no other corporate proceeding on the part of the Buyer is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         7.2.2 Neither the execution and delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby nor compliance by the Buyer with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of (x) the Certificate of Incorporation or Bylaws of the Buyer or
    (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party, or to which it, or any of its properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in
    Section 7.2.3 below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, or any shares of preferred stock of any class outstanding of the Buyer except in the case of clauses (i)(y) and (ii) above for violations, breaches and defaults which would not, individually or in the aggregate, adversely affect the ability of the Buyer to consummate the Acquisition or the other transactions contemplated hereby.

         7.2.3 Other than compliance with the HSR Act and the Securities Act, no notice to, filing with, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

    7.3 BUYER COMMON STOCK. The shares of Buyer Common Stock constituting the Purchase Consideration, when issued and delivered as consideration for the Purchased Assets pursuant to the terms hereof, will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such shares is not and will not be subject to preemptive rights.

    7.4 OPTION SHARES. The Option Shares are validly issued and outstanding, fully paid and nonassessable.

    7.5 BROKERS. Other than as previously disclosed to the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

    7.6 DISCLOSURE. No written statement, certificate, schedule, list or other written information furnished by the Buyer or on behalf of the Buyer to the Seller contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

8.  COVENANTS AND AGREEMENTS.

    The Buyer and the Seller covenant and agree as follows:

    8.1 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, unless the Buyer shall otherwise agree in writing or as otherwise expressly contemplated hereby (including, without limitation, the Disposition and the Option Stock Transfer), neither the Seller nor any of its Subsidiaries shall, directly or indirectly, take (or agree, in writing or otherwise, to take) any action, including without limitation, any acquisition (by merger, consolidation, or acquisition of stock or assets) of any other Person, or any investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned Subsidiaries), property transfer, or, except in the ordinary course, purchase of any property or assets of any other Person, or the incurrence of any indebtedness for money borrowed or the issuance of any debt securities or the assumption or guarantee of any of the foregoing, except short-term indebtedness incurred in the ordinary course of business and consistent with past practices, (i) which would make any representation or warranty in Section 6 hereof untrue or incorrect in any material respect, (ii) which impairs the Seller's ability to satisfy any of the conditions set forth in
Section 9.1 or 9.3 below or has the effect of preventing or disabling the Seller from performing its obligations under this Agreement, (iii) which diminishes the number of shares of Buyer Common Stock held by the Seller or its Subsidiaries as of the date hereof or (iv) which could reasonably result in preventing the consummation of the Transactions or the other transactions contemplated hereby.

    8.2  THE OPTION STOCK TRANSFER; THE DISPOSITION; THE DISSOLUTION.

         8.2.1 Promptly following the exercise of the JAR Option in accordance with its terms (which exercise shall be effected at the time of the signing of this Acquisition Agreement) and the disposition of the assets of MacUSA, Inc., and in any event prior to the Closing, MacUSA, Inc. shall distribute all of its property, including but not limited to all of the Option Shares (the "Option Stock Transfer"), to the Seller in accordance with a resolution adopted by Seller authorizing the distribution of all of the assets of MacUSA, Inc. in complete cancellation or redemption of all of its stock pursuant to Code Section 332.

         8.2.2 Prior to the Closing Date, the Seller will use commercially reasonable efforts to consummate the Option Stock Transfer in a manner that will not give rise to the recognition of taxable income or gain to the Seller or any of its Subsidiaries for Federal income tax purposes. In addition, prior to the Closing Date, the Seller shall use all commercially reasonable efforts to consummate the Disposition in a commercially reasonable manner, except to the extent the Buyer concludes in good faith that the manner selected by Seller may result in the Buyer incurring Liabilities. In any case, the parties intend that the Disposition will not create, give rise to or result in any Liability to the Buyer. In that regard, the Seller, on or prior to the Closing Date, (i) will cause to be paid or satisfied any of its or its Subsidiaries' liabilities that become due on or prior to the Closing Date, and (ii) will establish a liquidating trust in accordance with Internal Revenue Service ("IRS") Revenue Procedures 82-58 and 91-15 and the MCL containing cash (or, to the extent the Seller's available cash shall be insufficient, shares of Buyer Common Stock received as Purchase Consideration, and, to the extent determined by the Seller, other assets in an amount (the "TRUST AMOUNT") reasonably believed by the Board of Directors of the Seller, and reasonably acceptable to the Buyer, to satisfy the requirements of the MCL and be sufficient to pay or adequately provide for any known, actual or contingent Liabilities of the Seller or its Subsidiaries, or arising out of the Transactions that may be asserted against the Seller, its Subsidiaries, such liquidating trust or the Buyer. Written notice of a preliminary estimate of the Trust Amount made by the Seller in good faith shall be delivered to the Buyer at least 45 days prior to the Closing Date. Written notice of the determination of the Trust Amount by the Seller's Board of Directors and the terms thereof, including copies of the minutes of any meetings or any consents related thereto, shall be delivered to the Buyer at least five business days prior to the Closing Date.

         8.2.3 The foregoing liquidating trust shall be established with a trustee selected by the stockholders of record or a court of competent jurisdiction pursuant to a trust agreement, in form and substance reasonably acceptable to the Buyer and drafted in accordance with IRS Revenue Procedures 82-58 and 91-15 and the MCL, which agreements shall include provisions entitling the Buyer to receive payment thereunder if Liabilities of the Seller are successfully asserted against the Buyer or if the Buyer becomes subject to Liabilities as a result of the transactions contemplated by this Agreement. The Liabilities to be provided for in the liquidating trust will include, without limitation, Liabilities (if any) under Contracts, Liability (if any) to trade and other creditors, Liability (if any) to dissenting shareholders of the Seller, any Liability (including legal fees and disbursements) related to any litigation against Seller (whether or not now pending) and to any Actions arising from the transactions contemplated hereby or relating to any assertion of Liability provided for in this Section 8.2, environmental Liabilities (if any), indebtedness for money borrowed (if any) and the fees and expenses of consummating the transactions contemplated hereby. Such trust agreement shall provide that any tax imposed (other than upon the shareholders of Seller and their successors) with respect to such trust arrangement or the earnings with respect to amounts contained in such trust shall be paid with funds withdrawn from such trust.

         8.2.4 Within one year of the Closing Date, the Seller will consummate the Dissolution, pursuant to which it will distribute the shares of Buyer Common Stock received as Purchase Consideration (other than shares subject to the liquidating trust as provided above) to the holders of Seller Common Stock.

    8.3 CALL OF CONVERTIBLE PREFERRED STOCK. Prior to the Closing Date, the Seller will call for redemption all outstanding shares of Convertible Preferred Stock and, on or prior to the Closing Date, cause all such shares of Convertible Preferred Stock to be redeemed or converted into Seller Common Stock pursuant to the terms thereof.

    8.4 LIQUIDATING DISTRIBUTIONS. In pursuance of the Plan of Reorganization, and no later than one (1) year from the Closing Date, the Seller shall distribute the stock, securities and other properties it receives in the Acquisition, as well as its other properties, first to its creditors, to the extent necessary to pay all of the Seller's debts and liabilities, then to the liquidating trust, and then to its stockholders, in complete liquidation of Seller.

    8.5 TAX REPRESENTATION LETTERS. At or prior to the filing of the Registration Statement, the Seller and the Buyer shall deliver to Arthur Andersen LLP and Cooley Godward LLP tax representation letters in forms reasonably satisfactory to Arthur Andersen LLP and Cooley Godward LLP. The Seller and the Buyer shall each confirm to Arthur Andersen LLP and Cooley Godward LLP the accuracy and completeness as of the date of effectiveness of the Registration Statement (with respect to Arthur Andersen LLP only) and the Closing Date (with respect to Arthur Andersen LLP and Cooley Godward LLP) of the tax representation letters delivered pursuant to the prior sentence. The Seller and the Buyer shall use all reasonable efforts prior to the Closing Date to cause the Acquisition to qualify as a tax-free reorganization under Section 368(a) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 8.5, each of the Seller and the Buyer shall use its reasonable efforts to cause Arthur Andersen LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions and the opinions referred to in Sections 9.2.3, 9.3.3 and 9.3.4, Arthur Andersen LLP and Cooley Godward LLP shall be entitled to rely on the tax representation letters described in this Section 8.5.

    8.6 AGREEMENT NOT TO SELL OPTION SHARES. The Seller hereby covenants and agrees that the Seller will not, between the date hereof and the Closing Date:
(i) directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber the Option Shares, or enter into any Contract with respect to the foregoing; (ii) directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide information to, any Person other than the Buyer or any Affiliate or representative of the Buyer, concerning any direct or indirect sale or other disposition of the Option Shares, except as permitted above; or (iii) purchase any additional shares of Buyer Common Stock.

    8.7 PROXY STATEMENT; OTHER SELLER FILINGS. As promptly as practicable after the date hereof, the Seller shall prepare and file with the Commission under the Exchange Act, and shall use all reasonable efforts to have cleared by the Commission, and promptly thereafter shall mail to its shareholders, a proxy statement and form of proxy with respect to the Shareholders Meeting. "PROXY STATEMENT" means such proxy statement and form of proxy at the time it is initially mailed to the Seller's shareholders and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date of this Agreement, the Seller shall promptly prepare and file any other filings required to be filed by the Seller under the Exchange Act, Securities Act or any other federal or state securities laws relating to the Acquisition and the transactions contemplated herein ("OTHER SELLER FILINGS"). The Seller shall notify the Buyer promptly of the receipt of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or by any other governmental official with respect to any Other Seller Filing or for additional information and will supply the Buyer with copies of all correspondence with respect to the Proxy Statement and any Other Seller Filings. Each of the Seller and the Buyer shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Seller Filing. The Seller, after consultation with the Buyer, shall use its best efforts to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any Other Seller Filing and any preliminary version thereof and cause the Proxy Statement and related form of proxy to be mailed to the shareholders of the Seller at the earliest practicable time. The Seller shall bear the costs and expenses of printing and distributing the Proxy Statement and related form of proxy (which will include the prospectus included in the Registration Statement and the related Registration Statement) to the Seller's shareholders; provided that the Buyer shall be responsible for any Commission or state blue sky filing or similar fees relating to the Registration Statement, subject to Section 8.10 below. The Seller shall notify the Buyer of its intention to mail the Proxy Statement to the shareholders of the Seller at least 48 hours prior to the intended time of such mailing. The information provided and to be provided by the Seller and the Buyer, respectively, for use in the Proxy Statement and any Other Seller Filings shall, on the date the Proxy Statement is first mailed to the Seller's shareholders or any Other Seller Filing is filed with the appropriate Governmental Body and in each case on the date of the Shareholders Meeting, be true and correct in all material respects and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and each of the Seller and the Buyer agree to correct any such information provided by it for use in the Proxy Statement or any Other Seller Filing which shall have become false or misleading. The Proxy Statement and any Other Seller Filing, when filed with the appropriate Governmental Body, shall comply as to form in all material respects with all applicable requirements of law.

    8.8 MEETING OF SHAREHOLDERS. The Seller shall take all action necessary, in accordance with the MCL and its Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Acquisition and the transactions contemplated hereby (such meeting and any adjournment or postponement thereof is referred to as the "SHAREHOLDERS MEETING"). The Proxy Statement shall contain the determinations and recommendations of the Board of Directors of the Seller as to the Acquisition and the transactions contemplated hereby, provided, that the Seller's Board of Directors need not approve or recommend any particular form or terms of the Disposition. The Seller shall use its best efforts to solicit from holders of shares of Seller Common Stock proxies in favor of approval of the Acquisition and the transactions contemplated hereby and to take all other action necessary or, in the reasonable judgment of the Buyer, helpful to secure the vote of holders of shares of Seller Common Stock required by law to effect the Acquisition and the transactions contemplated hereby.

    8.9 REGISTRATION STATEMENT; OTHER BUYER FILINGS. As promptly as practicable after the date hereof, the Buyer shall prepare and file the Registration Statement with the Commission under the Securities Act and shall use all reasonable efforts to cause the Registration Statement to be declared effective by the Commission. As soon as practicable after the date of this Agreement, the Buyer shall promptly prepare and file any other filings required to be filed by the Buyer under the Securities Act or any other federal or state securities laws relating to the Acquisition and the transactions contemplated herein ("OTHER BUYER FILINGS"). The Buyer shall notify the Seller promptly of the receipt of any comments of the Commission and of any request by the Commission for amendments or supplements to the Registration Statement or by any other governmental official with respect to any Other Buyer Filing or for additional information and will supply the Seller with copies of all correspondence with respect to the Registration Statement and any Other Buyer Filings. Each of the Seller and the Buyer shall use its best efforts to obtain and furnish the information required to be included in the Registration Statement and any Other Buyer Filing. The Buyer, after consultation with the Seller, shall use its best efforts to respond promptly to any comments made by the Commission with respect to the Registration Statement and any Other Buyer Filing and any preliminary version thereof. The information provided and to be provided by the Seller and the Buyer, respectively, for use in the Registration Statement and any Other Buyer Filings shall, on the date the prospectus included in the Registration Statement is first mailed to shareholders by the Seller as part of the Proxy Statement or any Other Buyer Filing is filed with the appropriate Governmental Body and, in each case, on the date of the Shareholders Meeting, be true and correct in all material respects and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and each of the Buyer and the Seller agree to correct any such information provided by it for use in the Registration Statement or any Other Buyer Filing which shall have become false or misleading. The Registration Statement and any Other Buyer Filing, when filed with the appropriate Governmental Body, shall comply as to form in all material respects with all applicable requirements of law.

    8.10 FEES AND EXPENSES. If this Agreement or the transactions contemplated hereby are abandoned or terminated pursuant to Sections 11.1.5, 11.1.6, 11.1.8 or 11.1.10 the Seller shall promptly (and in any event within two business days after written request by the Buyer) reimburse the Buyer and its Affiliates for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, outside accountants, investment banking firms, experts and consultants to the Buyer and its Affiliates) incurred by them or on their behalf, commencing in May 1999, in connection with the transactions contemplated hereby, including without limitation, all costs and expenses of or relating to (i) the preparation and negotiation of this Agreement and the Voting Agreement and Proxy, (ii) the printing and filing of the Registration Statement and exhibits thereto, each prospectus included therein and any amendment or supplement to the Registration Statement or any such prospectus, including, without limitation, any filing fees payable to the Commission or any applicable blue sky authorities, (iii) the preparation and delivery of stock certificates representing the Purchase Consideration, (iv) the distribution, shipping and mailing to the Seller's shareholders of any prospectus, including any supplement thereto, included in the Registration Statement,

(v) the listing of the shares representing the Purchase Consideration on the Nasdaq Stock Market, (vi) any registration or qualification of the shares representing the Purchase Consideration with applicable blue sky authorities, including the fees and disbursements of blue sky counsel in connection therewith and the preparation and printing of any blue sky memoranda and (vii) compliance with the HSR Act, including the payment of any filing fees. Except as provided in the preceding sentence, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. If this Agreement or the transactions contemplated hereby are abandoned or terminated pursuant to Section 11.1.7 or 11.1.9, the Buyer shall promptly (and in any event within two business days after written request by the Seller) reimburse the Seller and its Affiliates for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, outside accountants, investment banking firms, experts and consultants to the Seller and its Affiliates) incurred by them or on their behalf, commencing in May 1999, in connection with the transactions contemplated hereby, including without limitation, all costs and expenses of or relating to (i) the preparation and negotiation of this Agreement and the Voting Agreement and Proxy, (ii) the printing and filing of the Registration Statement and exhibits thereto, each prospectus included therein and any amendment or supplement to the Registration Statement or any such prospectus, including, without limitation, any filing fees payable to the Commission or any applicable blue sky authorities, (iii) the distribution, shipping and mailing to the Seller's shareholders of any prospectus, including any supplement thereto, included in the Registration Statement, (iv) compliance with the HSR Act, including the payment of any filing fees and (v) the preparation of the liquidating trust.

    8.11 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including (i) using reasonable best efforts to obtain all necessary waivers, consents and approvals from other parties to loan Contracts; (ii) using reasonable best efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, to defend all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (iii) effecting all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities.

    8.12  ACCESS TO INFORMATION; CONFIDENTIALITY.

        8.12.1 Prior to the Closing Date, the Buyer shall be entitled, through its officers, employees and agents, reasonable access at all reasonable times to the offices and facilities of the Seller and its Subsidiaries and to their officers, employees, agents, properties, books, records and Contracts, and the Seller shall furnish the Buyer and its representatives all financial, operating and other data and information as the Buyer, through its representatives, may reasonably request. In addition, the Seller shall deliver to the Buyer a copy of any report, opinion, recommendation, assessment, summary, compilation or other document relating to the Liabilities of the Seller and its Subsidiaries and prepared for or on behalf of or addressed to the Seller, the Seller's Board of Directors or any committee thereof (other than any analysis completed by the Seller's financial advisor related to the Transactions). At the Buyer's request, the Seller shall cause the party preparing any such document to provide a letter permitting the Buyer to rely thereon as though it were addressed to the Buyer. Subject to the requirements of law or judicial process, the Buyer shall hold in confidence, and shall use its best efforts to cause its representatives to hold in confidence, all nonpublic information concerning the Seller until such time as such information is otherwise publicly available, and, if this Agreement is terminated, the Buyer will, and will use its best efforts to cause its representatives to, deliver to the Seller, within 2 business days of the date of termination, all documents, work papers and other material (including copies) obtained by the Buyer, or on its behalf, from the Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

        8.12.2 Prior to the Closing Date, the Seller shall be entitled to participate in a due diligence meeting with one or more members of the senior management of the Buyer, such member or members to be reasonably designated by the Buyer, to the extent that such meeting shall be reasonably necessary to fulfill the due diligence obligations of the Seller under the federal securities laws in connection with the Proxy Statement. Subject to the requirements of law or judicial process, the Seller shall hold in confidence all nonpublic information concerning the Buyer until such time as such information is otherwise publicly available.

        8.12.3 No investigation pursuant to this Section 8.12 shall affect any representations, warranties, covenants or agreements of the Seller or the Buyer under this Agreement.

    8.13 PUBLIC ANNOUNCEMENTS. The Seller and the Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby (other than the Disposition) and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. Each of the Seller and the Buyer shall expeditiously review any such press release or other document in connection with any such consultation.

    8.14 NOTIFICATION OF CERTAIN MATTERS. The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of the representations or warranties of the Seller or the Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure of the Seller or the Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that no such notifications shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder unless waived by the other party hereto.

    8.15 BROKERS. Any broker, finder or other fee or commission in connection with the Transactions or the other transactions contemplated hereby based upon arrangements made by or on behalf of either of the parties hereto will be paid, except as set forth in Section 8.10 above, by the party making such arrangements or on whose behalf such arrangements were made. Each party hereto will indemnify and hold the other party harmless from any claims, Liabilities incurred by such other party as a result of broker, finder or other fees or commissions which were incurred by, or as result of any action or involvement of, the indemnifying party in connection with the Transactions or the other transactions contemplated hereby.

    8.16  RESERVED.

    8.17 PERMITTED DISCLOSURES. Notwithstanding anything to the contrary herein, neither the Seller nor the Buyer (or their respective boards of directors) shall be prohibited from making any disclosure to its own shareholders that, in the judgment of the disclosing party's board of directors, in accordance with the advice of counsel, is required under applicable law; provided that, prior to making any such disclosure, the party making such disclosure shall notify the other party in writing and afford the other party a reasonable opportunity for consultation as to such proposed disclosure.

9.  CONDITIONS.

    9.1  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE
ACQUISITION. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, unless waived by both the Buyer and the Seller:

         9.1.1 The Transactions and the other transactions contemplated hereby shall have been approved by the shareholders of the Seller by the vote (if any) required by the MCL. Holders of no more than 4.0% of the shares of Seller Common Stock outstanding on the record date of the Shareholders Meeting shall have perfected dissenter's rights with respect to any of the Transactions.

         9.1.2 Any waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

         9.1.3 No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Body nor any statute, rule, regulation or executive order promulgated or enacted by a Governmental Body shall be in effect which would (i) make the acquisition by the Buyer of the Option Shares illegal or (ii) otherwise prevent the consummation of the Acquisition and the transactions contemplated hereby.

         9.1.4 The Registration Statement shall be effective under the Securities Act and no "STOP ORDER" shall have been issued with respect to the Registration Statement and no Proceeding for such purpose shall have been commenced. The staff of the Commission shall have indicated that they have no further comments regarding the Proxy Statement.

         9.1.5 The Buyer Common Stock constituting the Purchase Consideration shall have been approved for listing by the Nasdaq Stock Market, subject to official notice of issuance.

         9.1.6 Any licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of domestic governmental authorities and parties to Contracts with the Seller and its Subsidiaries as are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained.

    9.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the Acquisition is also subject to each of the following conditions, unless waived by the Seller:

         9.2.1 The Buyer shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date.

         9.2.2 The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

         9.2.3 The Seller shall have received a written opinion from Arthur Andersen LLP in form and substance reasonably satisfactory to it, to the effect that the Acquisition should constitute a reorganization within the meaning of Section 368 of the Code and such opinion shall not have been withdrawn. In rendering such tax opinion, Arthur Andersen LLP shall be entitled to rely on the tax representation letters referred to in Section 8.5.

    9.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the Acquisition is also subject to each of the following conditions, unless waived by the Buyer:

         9.3.1 The Seller shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date.

         9.3.2 The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

         9.3.3 The Buyer shall have received a written opinion from Arthur Andersen LLP in form and substance reasonably satisfactory to it, to the effect that the Acquisition should constitute a reorganization within the meaning of Section 368 of the Code and such opinion shall not have been withdrawn. In rendering such tax opinion, Arthur Andersen LLP shall be entitled to rely on the tax representation letters referred to in Section 8.5.

         9.3.4 The Buyer shall have received a written opinion from Cooley Godward LLP in form and substance reasonably satisfactory to it, to the effect that the Acquisition should constitute a reorganization within the meaning of Section 368 of the Code and such opinion shall not have been withdrawn. In rendering such tax opinion, counsel shall be entitled to rely on the tax representation letters referred to in Section 8.5.

         9.3.5 Prior to the Closing Date, the Seller shall have taken all steps necessary to consummate the Dissolution other than the filing of the Certificate of Dissolution of the Seller with the Secretary of State of the State of Minnesota, in a form and by a method acceptable to the Buyer.

         9.3.6 Prior to the Closing Date, the Seller shall have paid or satisfied all of its Liabilities or the Seller's Board of Directors shall have made adequate provision therefor in the liquidating trust required by
    Section 8.2 above in an amount, and with terms and conditions, reasonably satisfactory to the Buyer.

         9.3.7 The Buyer shall not have reasonably determined, after taking into account any applicable terms and provisions of the liquidating trust required by Section 8.2 above, that the consummation of the Transactions and the other transactions contemplated hereby (i) is likely to result in Liability to the Buyer or (ii) is likely to result in the Buyer receiving less than 3,000,000 shares of Buyer Common Stock, as set forth in this Agreement.

         9.3.8 No Action shall have been commenced and be pending by any Person against the Seller or the Buyer (but, as to the Buyer, only if such Action is related to the transactions contemplated hereby or based upon claims that are reasonably likely to result in Liability of the Buyer for Liabilities of the Seller) or any of their Affiliates, associates, officers or directors, which is reasonably likely to be material to the Buyer; provided, however, that the Buyer shall not be entitled to terminate the Acquisition based upon an Action described in the Disclosure Statement which the Seller considered in determining the amount of funds deposited in the Liquidating Trust unless a development in connection with such Action has occurred after the date of this Agreement that materially increases the likelihood of the Buyer incurring Liabilities in connection with such Action.

10. INDEMNIFICATION, ETC.

    10.1 INDEMNIFICATION BY THE SELLER. The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with (a) any breach of any covenant or obligation of the Seller contained in any of the agreements with respect to the Transactions; (b) any Liability of the Seller or of any Related Party; (c) any Liability to which the Buyer or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (i) any product produced or sold or any services performed by or on behalf of the Seller, (ii) the presence of any Hazardous Substance at any site owned, leased, occupied or controlled by the Seller or any Subsidiary on or at any time prior to the Closing Date, (iii) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Substance (whether lawfully or unlawfully) by or on behalf of the Seller, (iv) the operation by the Seller of its business, or (v) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions, including the Disposition; and (d) any Proceeding relating directly or indirectly to any breach, alleged breach, Liability or matter of the type referred to in clause "(a)," "(b)" or "(c)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10).

    10.2 SETOFF. In addition to any rights of setoff or other rights that the Buyer or any of the other Indemnitees may have at common law or otherwise, the Buyer shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 10 from any amount otherwise payable by any Indemnitee to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

    10.3 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 10 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 10 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

    10.4 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Buyer, against any other Indemnitee or against any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 10, the Buyer shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller. If the Buyer so elects to designate the Seller to assume the defense of any such claim or Proceeding (1) the Seller shall proceed to defend such claim or Proceeding in a reasonable and diligent manner with counsel reasonably satisfactory to the Buyer; (2) the Buyer shall make available to the Seller any non-privileged documents and materials in the possession of the Buyer that may be necessary to the defense of such claim or Proceeding; (3) the Seller shall keep the Buyer informed of all material developments and events relating to such claim or Proceeding; (4) the Buyer shall have the right to participate in the defense of such claim or Proceeding at its own expense; (5) the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Buyer, which consent shall not be unreasonably withheld; and (6) the Buyer may at any time (notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding. If the Buyer does not elect to designate the Seller to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller to assume such defense, the Buyer elects to assume such defense), the Buyer may proceed with the defense of such claim or Proceeding on its own. If the Buyer so proceeds with the defense of any such claim or Proceeding on its own: (a) the Buyer shall proceed to defend such claim or Proceeding in a reasonable and diligent manner with counsel reasonably satisfactory to the Seller; (b) all reasonable expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Buyer) shall be borne and paid exclusively by the Seller;
(c) the Seller shall make available to the Buyer any non-privileged documents and materials in the possession or control of the Seller that may be necessary to the defense of such claim or Proceeding; (d) the Buyer shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and (e) the Buyer shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Seller; PROVIDED, HOWEVER, that the Seller shall not unreasonably withhold such consent.

    10.5 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN BUYER. No Indemnitee (other than the Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

11. TERMINATION, AMENDMENT AND WAIVER.

    11.1 TERMINATION. This Agreement may be terminated and the Acquisition and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other party hereto, at any time prior to the Closing Date, whether prior to or after approval by the shareholders of the Seller:

        11.1.1  By mutual written consent of the Seller and the Buyer;

        11.1.2 By either the Seller or the Buyer, if a Governmental Body shall have issued an order, decree or ruling or promulgated or enacted any statute, rule, regulation or executive order, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that any such order, decree or ruling shall have become final and nonappealable;

        11.1.3 By either the Seller or the Buyer, if the Closing shall not have occurred on or before the Termination Date, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it prior to the Closing Date;

        11.1.4 By either the Seller or the Buyer, if at the Shareholders Meeting the Transactions and any other transactions contemplated hereby that are required to be approved by the shareholders of the Seller shall fail to be approved by such shareholders by the vote required by the MCL or holders of more than four percent of the shares of Seller Common Stock outstanding have perfected their dissenter's rights;

        11.1.5 By the Buyer, if the Buyer shall have reasonably determined, after taking into account any applicable terms and provisions of the liquidating trust required by Section 8.2 above, that consummation of the Transactions and the other transactions contemplated hereby could result in Liability to the Buyer; provided, however, that the Buyer shall have ten days from the date it receives notice of such determination to cure any circumstance giving rise to such determination; and provided, further, that if cash or other assets having a value of at least $7,200,000 are deposited in the liquidating trust, the Buyer shall only make such determination based upon claims or potential Liabilities not described in the Disclosure Statement or material adverse developments relating to Liabilities described in the Disclosure Statement;

        11.1.6 By the Buyer, if the Seller shall have (i) withdrawn, modified or amended in any respect its approval or recommendation of the Acquisition or the transactions contemplated hereby (other than any particular form of Disposition), (ii) failed to include in the Proxy Statement such recommendation (including the recommendation that the shareholders of the Seller vote in favor of the Acquisition and the transactions contemplated hereby (other than any particular form of Disposition), (iii) taken any public position inconsistent with such recommendation or (iv) if the Board of Directors of the Seller shall have resolved to do any of the foregoing;

        11.1.7 By the Seller, if the Buyer fails to perform in all material respects its obligations under this Agreement; PROVIDED, HOWEVER, that the Buyer shall have ten days from the date it receives notice of such failure to cure any failure to perform any such obligations;

        11.1.8 By the Buyer, if the Seller fails to perform in all material respects its obligations under this Agreement; PROVIDED, HOWEVER, that the Seller shall have ten days from the date it receives notice of such failure to cure any failure to perform any such obligations;

        11.1.9 By the Buyer, if the board of directors of the Buyer determines in good faith that termination of this Agreement would be in the best interests of the Buyer and its stockholders, provided that the Buyer shall not exercise any rights under this section unless the Buyer shall determine in good faith to enter into a transaction that its board of directors determines in good faith to be in the best interests of the Buyer and its stockholders; or

       11.1.10 By the Seller, if the board of directors of Seller determines in good faith on the basis of advice of counsel that termination of this Agreement is necessary in order for such board of directors to comply with its fiduciary obligations under applicable law; provided that the Seller shall not exercise any rights under this section unless the Seller shall determine in good faith to enter into a transaction that its board of directors determines, based upon advice of counsel, the Seller is required to enter into in accordance with the board's fiduciary obligations.

In the event this Agreement is terminated pursuant to Section 11.1.9 in connection with a transaction proposed to be entered into by the Buyer that is intended to be accounted for as a pooling of interests in connection with which affiliates of the Buyer are required to enter into agreements related to their equity interests in the Buyer, the Seller agrees to execute such agreements as are executed by other affiliates of the Buyer; provided, however, that the Seller shall not be required to enter into such agreements if the board of directors of the Seller determines in good faith on the basis of advice of counsel that execution of such agreements would violate the fiduciary obligations of such board of directors under applicable law.

    11.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement and abandonment of the Acquisition as provided in Section 11.1 above, this Agreement shall forthwith become void and there shall be no Liability on the part of the Seller or the Buyer, except as set forth in this Section,
Section 8.10 above, the last sentences of Sections 8.12.1 and 8.12.2 above,
Section 8.12.3 above, 8.13 above, 8.17 above and the last sentence of Section
11.1 above, and except to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    11.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    11.4 WAIVER. At any time prior to the Closing Date, whether before or after the Shareholders Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

12. GENERAL PROVISIONS.

    12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

       (A) if to the Seller:

           Tech Squared Inc.
           5198 West 76th St., Suite 220
           Edina, MN 55439
           Attention: Charles E. Reese, Jr.
           Facsimile: (800) 311-7077

           with a copy to:

           Larkin, Hoffman, Daly & Lindgren, Ltd.
           1500 Norwest Financial Center
           7900 Xerxes Avenue South
           Bloomington, MN 55431
           Attention: Michael W. Schley
           Facsimile: (612) 896-3333

       (B) if to the Buyer:

           Digital River, Inc.
           9625 West 76th Street, Suite 150
           Eden Prairie, MN 55444
           Attention: Joel A. Ronning
           Facsimile: (612) 830-1154

           with a copy to:

           Cooley Godward LLP
           One Maritime Plaza
           San Francisco, CA 94111
           Attention: Michael J. Sullivan
           Facsimile: (415) 951-3699

    12.2 REPRESENTATIONS AND WARRANTIES; ETC. The respective representations and warranties of the Seller and the Buyer contained herein shall expire with, and be terminated and extinguished upon, consummation of the Acquisition and the transactions contemplated hereby, and thereafter neither the Seller nor the Buyer nor any officer, director or principal thereof shall be under any Liability whatsoever with respect to any such representation or warranty. This
Section 12.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Acquisition and the transactions contemplated hereby.

    12.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    12.4 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    12.6 MISCELLANEOUS. This Agreement and the Voting Agreement and Proxy (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, between or among the parties thereto with respect to the subject matter hereof or thereof; (ii) may not be assigned by either the Seller or the Buyer without the consent of the other party; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced, and shall be venued, in any state or federal court located in Hennepin County in the State of Minnesota. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

    IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

DIGITAL RIVER, INC.                         TECH SQUARED INC.

By:        /s/ PW STEINER                   By:        /s/ CHARLES REESE
           -----------------------                     ---------------------
Name:      Perry Steiner                    Name:      Charles E. Reese, Jr.
Title:     President                        Title:     President, CEO

The undersigned, Joel A. Ronning, although not otherwise a party to this Agreement, hereby confirms that, prior to exercise of the JAR Option in accordance with its terms, the undersigned owns, in the aggregate, beneficially and of record, and has the power and authority to convey, free and clear of any Lien, the Option Shares, and, upon delivery of and payment of the exercise price under the JAR Option, the undersigned will convey to the Seller good and valid title to such Option Shares, free and clear of any Lien and, following the exercise of the JAR Option in accordance with its terms, the Seller and its Subsidiaries will own, in the aggregate, beneficially and of record, and will have the power and authority to convey free and clear of any Lien, the Option Shares, and upon delivery of and payment of the Closing Price for the Option Shares as herein provided, the Seller will convey to the Buyer good and valid title to such Option Shares, free and clear of any Lien.

                                          /s/ JOEL RONNING
                                          --------------------------------------
                                          Joel A. Ronning

                                   AMENDMENT
                                       TO
                              ACQUISITION AGREEMENT

     AMENDMENT TO ACQUISITION AGREEMENT, dated as of July 30, 1999, between DIGITAL RIVER, INC., a Delaware corporation (the "Buyer"), and TECH SQUARED INC., a Minnesota corporation (the "Seller").

     WHEREAS, Buyer and Seller entered into an Acquisition Agreement dated as of July 11, 1999; and

     WHEREAS, at the time of the Acquisition Agreement, it was anticipated that $7.2 million would be contributed to the liquidating trust referenced in the Acquisition Agreement; and

     WHEREAS, it is now anticipated that $6.2 million will be contributed to the liquidating trust;

     NOW, THEREFORE, THE PARTIES HEREBY AGREE:

     Section 11.1.5 of the Acquisition Agreement is amended, as follows:

          By the Buyer, if the Buyer shall have reasonably determined, after taking into account any applicable terms and provisions of the liquidating trust required by Section 8.2 above, that consummation of the Transactions and the other transactions contemplated hereby could result in Liability to the Buyer; provided, however, that the Buyer shall have ten days from the date it receives notice of such determination to cure any circumstance giving rise to such determination; and provided, further, that if cash or other assets having a value of at least $6,200,000 are deposited in the liquidating trust, the Buyer shall only make such determination based upon claims or potential Liabilities not described in the Disclosure Statement or material adverse developments relating to Liabilities described in the Disclosure Statement.

     This Amendment to Acquisition Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the Seller and the Buyer have caused this Amendment to Acquisition Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.


DIGITAL RIVER, INC.                    TECH SQUARED INC.

By: /s/ P.W. Steiner                   By:  /s/ Charles Reese
    --------------------------             ---------------------------
Name:  Perry W. Steiner                Name:  Charles E. Reese, Jr.
Title: President                       Title: President and Chief
                                              Executive Officer

                                                                    ANNEX C


                                       FORM OF

                                  TECH SQUARED INC.

                             LIQUIDATING TRUST AGREEMENT


          AGREEMENT AND DECLARATION OF TRUST, dated as of ____________, 1999, by and between Tech Squared Inc., a Minnesota corporation ("Tech Squared") and _________________, as trustee (the "Trustee").

          WHEREAS, Tech Squared's Board of Directors and shareholders have approved the voluntary dissolution of Tech Squared pursuant to a Plan of Liquidation and Dissolution (the "Plan");

          WHEREAS, Tech Squared's Board of Directors anticipates that Tech Squared may not be able to fully wind up all of its affairs prior to its dissolution, and therefore have made specific arrangements for such contingency in the Plan; and

          WHEREAS, the Plan provides, among other things, for (i) the sale or other disposition of the operating assets of Tech Squared, including its Net Direct Operations, DTP Catalog Operations and Distribution Sales (collectively, the "Operating Assets"), on terms to be approved by the Board of Directors, (ii) the merger of Tech Squared's wholly owned subsidiary, MacUSA, Inc., with and into Tech Squared, (iii) the transfer to Digital River, Inc. ("Digital River") of 3,000,000 shares of Digital River common stock held by Tech Squared and $1.2 million in cash in exchange for 2,650,000 newly issued shares of Digital River common stock (the "Exchange"), (iv) the establishment of a liquidating trust pursuant to the terms and conditions hereof (the "Trust"); (v) the transfer by Tech Squared to the Trust of all of its cash and cash equivalents and enough shares of the newly issued Digital River common stock received in the Exchange to satisfy, in the judgment of the Board of Directors, the actual and potential liabilities of Tech Squared (the "Retained Assets"), (vi) the liquidation of Tech Squared and the distribution of its remaining shares of Digital River common stock to the shareholders of Tech Squared, (vii) the dissolution of Tech Squared in accordance with Minnesota law and (viii) the authorization of the Trustee to allocate, hold and distribute the Trust
Assets (as defined below) for and on behalf of the beneficiaries of the Trust (the "Beneficiaries") in accordance with the terms and conditions hereof.

          NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

                                      ARTICLE I

                                NAMES AND DEFINITIONS

     1.1   NAME.  This trust shall be known as the Tech Squared Liquidating
Trust.

     1.2 DEFINED TERMS. For all purposes of this instrument, unless the context otherwise requires:

           (a) AGREEMENT shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

           (b) BENEFICIAL INTEREST shall mean each Beneficiary's proportionate share of the Trust Assets initially determined by the ratio of the number of Shares held by the Initial Beneficiary on the close of business on the Record Date over the total number of Shares issued and outstanding on such Record Date and thereafter each Beneficiaries' proportional Beneficial Interest in the Trust.

           (c)    INITIAL BENEFICIARY shall mean each of the Shareholders.

           (d) PERSON shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, trust, joint venture, any unincorporated organization, or government or political subdivision thereof.

           (e) RECORD DATE shall mean the date selected by Tech Squared's Board of Directors for determination of the Shareholders of Tech Squared entitled to become Beneficiaries.

           (f) SHARES shall mean the shares of common stock, no par value per share, of Tech.

           (g) SHAREHOLDERS shall mean the holders of record of the outstanding common shares of Tech Squared at the close of business on the Record Date.

           (h)    TRUST shall mean the Trust created by this Agreement.

           (i)    TECH SQUARED shall mean Tech Squared Inc.

           (j) TRUST ASSETS shall mean all the property held from time to time by the Trustee under this Agreement, which initially shall consist of the Retained Assets granted, assigned and conveyed to the Trustee by Tech Squared pursuant to the Plan, and in addition, shall thereafter include all dividends, income, proceeds and other receipts of, from, or attributable to any assets held by the Trust.

           (k) TRUSTEE shall mean the original Trustee and such Trustee's successors.

                                      ARTICLE II

                             GRANT TO AND NATURE OF TRUST

     2.1 GRANT. Tech Squared hereby grants, delivers, releases, assigns and conveys unto the Trustee for the benefit of the Beneficiaries of the Trust, all of Tech Squared's right, title, interest in and to the Retained Assets, for the uses and purposes stated herein, subject to the terms and provisions set out below, and the Trustee hereby accepts such Retained Assets, subject to the following terms and provisions.

     2.2   PURPOSE OF TRUST.

           (a) The Trust is organized for the sole purpose of winding up Tech Squared's affairs and the liquidation of the Retained Assets with no objective to continue or engage in the conduct of a trade or business.

           (b) As Tech Squared is required to liquidate and dissolve prior to fully winding up it affairs, including, but not limited to, its payment of any unsatisfied debts, claims, liabilities, judgments, decrees, suits or other obligations, whether contingent or fixed, (the "Liabilities") without any established procedure to satisfy such Liabilities, Tech Squared's Board of Directors approved the Plan and the shareholders of Tech Squared approved the voluntary dissolution of Tech Squared pursuant to the Plan, which calls for the establishment of the Trust, for the purpose of providing a procedure which will enable Tech Squared to dissolve in a timely fashion, and wind up its affairs, by distributing to the Shareholders pro-rata all its assets, other than the Retained Assets, which are granted, assigned, conveyed and delivered to the Trustee pursuant to the terms contained herein. The Retained Assets, granted and assigned to the Trustee shall be held in the Trust and the Trustee will: (i) further liquidate the Trust Assets if necessary to carry out the purpose of the Trust and facilitate distribution of the Trust Assets; (ii) allocate, protect, conserve and manage the Trust Assets in accordance with the terms and conditions hereof; (iii) complete the winding up of Tech Squared's affairs;
(iv) act on behalf of the Beneficiaries; and (v) distribute the Trust Assets in accordance with the terms and conditions hereof.

           (c) It is intended that the granting, assignment and conveyance of the Retained Assets by Tech Squared to the Trustee pursuant to the terms hereof shall be treated for federal and state income tax purposes as if Tech Squared made such distributions directly to the Shareholders. It is further intended that for federal, state, and local income tax purposes, the Trust shall be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of any state or local law, and the Beneficiaries shall be treated as the owners of their respective share of the Trust pursuant to Sections 671-678 of the Internal Revenue Code of 1986, as amended (the "Code") and any analogous provision of state or local law, and shall be taxed on their respective share of the Trust's taxable income (including both ordinary and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law. The Trustee shall file all tax returns required to be filed with any governmental agency consistent with its position, including, but not limited to, any returns required of grantor trusts pursuant to Section 1.671-4(a) of the Income Tax Regulations.

     2.3 PROHIBITED ACTIVITIES. The Trust shall not continue or engage in the conduct of any trade or business, and the Trustee is expressly prohibited from, and shall have no power or authority to, continue or engage in the conduct of any trade or business on behalf of the Trust or the Beneficiaries, and all of the terms and conditions hereof shall be construed accordingly.

     2.4 NO REVERSION TO TECH SQUARED. In no event shall any part of the Trust Assets revert to or be distributed to Tech Squared.

     2.5 INSTRUMENTS OF FURTHER ASSURANCE. After the dissolution of Tech Squared, such Persons as shall have the right and power to so act, will upon reasonable request of the Trustee, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper to carry out the purposes of this Agreement, to confirm or effectuate the transfer to the Trustee of any property intended to be covered hereby, and to vest in the Trustee, its successors and assigns, the estate, powers, instruments or funds in trust hereunder.

     2.6 PAYMENT OF LIABILITIES. The Trustee hereby assumes all Liabilities. Should any Liability be asserted against the Trustee as the transferee of the Trust Assets or as the result of the assumption made in this paragraph, the Trustee may use such part of the Trust Assets as may be necessary in contesting any such Liability or in payment thereof, but in no event shall the Trustee be personally liable, nor shall resort be had to the private property of the Trustee, in the event that the Trust Assets are not sufficient to satisfy the Liabilities of the Trust.

     2.7 INCIDENTS OF OWNERSHIP. The Shareholders shall be the Initial Beneficiaries of the Trust created by this Agreement and the Trustee shall retain only such incidents of legal ownership as are necessary to undertake the actions and transactions authorized herein.

     2.8 NOTICE TO UNLOCATED SHAREHOLDERS. If the Trust holds Trust Assets for unlocated Shareholders, due notice shall be given to such Shareholders in accordance with Minnesota law.

                                     ARTICLE III

                                    BENEFICIARIES

     3.1   BENEFICIAL INTERESTS.

           (a) The Initial Beneficial Interest of each former Shareholder as a Beneficiary hereof shall be determined by the Trustee in accordance with a certified copy of Tech Squared's shareholder list as of the Record Date. Tech Squared shall deliver such a certified copy of its shareholder list to the Trustee within a reasonable time after the Record Date. The Trustee shall express the Beneficial Interest of each Beneficiary in terms of units ("Units").

           (b) If a conflicting claim or demand is asserted with respect to the ownership of any Units, or if there is a disagreement between the transferees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of a Beneficiary resulting in adverse claims or demands being made in connection with such Units, then, in any such event, the Trustee shall be entitled, at its sole discretion, to refuse to comply with any such conflicting claim or demand and the Trustee may elect to make no payment or distribution with respect to such Units, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing, the Trustee shall not be or become liable to any of such parties for their failure or refusal to comply with any of such conflicting claims or demands, nor shall the Trustee be liable for interest on any funds which they may so withhold. The Trustee shall be entitled to refrain and refuse to act until either: (i) the rights of the adverse claimants have been adjudicated by a final judgment of a court of competent jurisdiction; (ii) all differences have been adjusted by the valid written agreement of all such parties, and the Trustee shall have been furnished with an executed counterpart of such agreement; or (iii) there is furnished to the Trustee a surety bond or other security satisfactory to the Trustee, as they shall deem appropriate, to fully indemnify them as between all conflicting claims or demands.

     3.2 RIGHTS OF BENEFICIARIES. Each Beneficiary shall be entitled to participate in the rights and benefits due a Beneficiary hereunder according to the Beneficiary's Beneficial Interest. Each Beneficiary shall take and hold the same subject to all of the terms and provisions hereunder. The interest of each Beneficiary hereunder, is and shall be in all respects, personal property and upon the death of an individual Beneficiary, the Beneficiary's Beneficial Interest shall pass as personal property to the Beneficiary's legal representative and such death shall in no way terminate or affect the validity of this Agreement. A Beneficiary shall have no title to, right to, possession of, management of, or control of, the Trust Assets except as provided herein.
No widower, widow, heir or devisee of any person who may be a Beneficiary shall have any rights of dower, homestead, inheritance, partition, or of any other right, statutory or otherwise, in any property forming a part of the Trust Assets but the whole title to all of the Trust Assets shall be vested in the Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such Person under this Agreement.

     3.3 TRANSFER OF INTERESTS OF BENEFICIARIES. The Beneficial Interest of a Beneficiary may not be transferred either by the Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representative of the Beneficiary, nor may a Beneficiary have authority or power to sell, assign, transfer, encumber or in any other manner anticipate or dispose of the Beneficiary's Beneficial Interest; provided, however, that the Beneficial Interest shall be assignable or transferable by will, intestate succession or operation of law.

     The Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, execution, sequestration or any order of a court, nor shall such interest be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary.

     3.4 TRUSTEE AS BENEFICIARY. The Trustee may not be a Beneficiary or hold a Beneficial Interest hereunder.

                                      ARTICLE IV

                          DURATION AND TERMINATION OF TRUST

     4.1 DURATION. This Trust shall terminate upon the earliest of: (i) a termination required by the applicable laws of the State of Minnesota; (ii) a termination due to distribution of all of the Trust Assets as provided in
Section 5.6; or (iii) the expiration of a period of three (3) years from the date of the creation of the Trust; provided, however, that the Trustee, in its discretion, may extend the existence of this Trust to such later date as it may designate, if it determines an extension is reasonably necessary to satisfy the Liabilities; provided, however, the Trust shall not in any event terminate pursuant to this clause (iii) prior to the date on which the Trustee is permitted to make a final distribution in accordance with Section 5.6. The date that the Trust terminates shall be referred to herein as the "Termination Date."

     4.2 OBLIGATION OF TRUSTEE UPON TERMINATION. Upon termination of the Trust pursuant to Section 4.1, the Trustee shall provide for the retention of the books, records, lists of holders of Units, and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, all such records and documents may be destroyed at any time after seven (7) years from the distribution of all of the Trust Assets. Except as is otherwise specifically provided herein, upon the distribution of all of the Trust Assets, the Trustee shall have no further duties or obligations hereunder.

                                      ARTICLE V

                            ADMINISTRATION OF TRUST ASSETS

     5.1 SALE OF TRUST ASSETS. The Trustee may, at such times as the Trustee may deem appropriate, transfer, assign, or otherwise dispose of all or any part of the Trust Assets as it deems appropriate; provided, however, that the Trustee shall not be required to diversify the Trust Assets, and specifically the shares of Digital River common stock, and shall incur no personal liability whatsoever in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets.

     5.2 TRANSACTIONS WITH RELATED PERSONS. Notwithstanding any other provisions of this Agreement, the Trustee shall not knowingly, directly or indirectly, sell or otherwise transfer all or any part of the Trust Assets to, or contract with: (i) any agent (acting in their individual capacity) of the Trust; or (ii) any Person of which any Trustee or agent of this Trust is an affiliate by reason of being a trustee, director, officer, partner or direct or indirect beneficial owner of 5% or more of the outstanding capital stock, shares or other equity interest of such Persons.

     5.3 RESTRICTION ON TRUST ASSETS. Other than the shares of Digital River common stock, the Trust shall not receive transfers of any assets prohibited by Revenue Procedure 82-58, as the same may be amended, supplemented, or modified, including, but not limited to, any listed stocks or securities, any readily-marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents eighty percent (80%) or more of the stock of such issuer, or any general limited partnership interest, except any stock or securities received in a transaction contemplated by Section 6.2(j) hereof. The Trustee shall not retain cash in excess of a reasonable amount to meet expenses, charges, and obligations of the Trust, the Trust Assets and all Liabilities.

     5.4 PAYMENT OF EXPENSES AND LIABILITIES. The Trustee shall pay from the Trust Assets all expenses, charges, and obligations of the Trust and of the Trust Assets and all Liabilities and such transferee liabilities which the Trustee may be obligated to pay as transferee of the Trust Assets, including, but not limited to, interest, penalties, taxes, assessments, and public charges of any kind or nature and the cost, charges, and expenses connected with or growing out of the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Trustee.

     5.5 INTERIM DISTRIBUTIONS. Subject to the procedures and conditions set forth in Section 14.3, at such time as may be determined by the Trustee, but at least annually and after any event which, to the knowledge of the Trustee, results in a significant reduction in Liabilities, the Trustee shall distribute, or cause to be distributed to the Beneficiaries in proportion to the number of Units held by each Beneficiary, such cash and/or shares of Digital River common stock comprising a portion of the Trust Assets as the Trustee may in its sole discretion determine may be distributed in a manner which is consistent with the purpose of the Trust and the provisions of this Agreement.

     5.6 FINAL DISTRIBUTION. Subject to the procedures and conditions set forth in Section 14.3, if the Trustee determines that the Liabilities and all other claims, expenses, charges, and obligations of the Trust have been satisfied, the Trustee shall, as expeditiously as is consistent with the conservation and protection of the Trust Assets, distribute any remaining Trust Assets to the Beneficiaries in proportion to the number of Units held by each Beneficiary. The Trustee shall hold in the Trust and thereafter make disposition of all liquidating distributions and other payments due any Beneficiaries who have not been located, in accordance with Minnesota law, including its laws regarding escheat and abandoned property.

     5.7 REPORTS TO BENEFICIARIES AND OTHERS. As soon as practicable after the end of each taxable year of the Trust and after termination of the Trust, the Trustee shall submit a written report and account to the Beneficiaries showing: (i) the assets and liabilities of the Trust at the end of each such taxable year or upon termination and the receipts and disbursements of the Trustee for such taxable year or period, certified by an independent certified public accountant; (ii) any changes in the Trust Assets which were not previously reported; and (iii) any action taken by the Trustee in the performance of its duties under this Agreement which it has not previously reported, and which in its opinion, materially affects the Trust Assets. The Trustee may submit similar reports for such interim periods during the taxable year as it deems advisable or as may be required by a governmental agency. The taxable year of the Trust shall end on December 31 of each year unless the Trustee deems it advisable to establish some other date as the date on which the taxable year of the Trust shall end.

     Within 30 days after the end of each calendar six month period that includes any period prior to the termination of the Trust, the Trustee shall deliver to Digital

River a written report showing: (i) a schedule of the assets held by the Trust; (ii) disbursements made by the Trust during such six month period;
(iii) claims asserted against the Trust and expenses incurred by the Trust during such six month period; and (iv) all pending claims asserted against the Trust. In addition, Digital River shall be furnished, concurrently with the delivery thereof to the Trustee, with a copy of any written report (other than a privileged communication) concerning the Trust provided to the Trustee or to any Beneficiary. The Trustee shall provide oral updates to Digital River relating to the information set forth in subparagraphs (i)-(iv) above, upon the reasonable request of Digital River during normal business hours. The obligation of the Trustee to provide written reports or oral updates is conditioned upon the receipt from Digital River of a confidentiality agreement in form reasonably acceptable to the Trustee.

     5.8 FEDERAL INCOME TAX INFORMATION. As soon as practicable after the close of each taxable year, the Trustee shall mail to each Person who was a Beneficiary, a statement showing, on a Unit basis, the dates and amount of all distributions made by the Trustee, the number of shares of Digital River common stock and any other securities, disposed of by the Trust, if any, income earned on assets held by the Trust, if any, and such other information as is reasonably available to the Trustee which may be helpful in determining the amount of gross income attributable to the Trust that such Beneficiary should include in such Beneficiary's federal income tax return for the preceding year. In addition, after receipt of a request in good faith, or in the Trustee's discretion without such request or as required by applicable law, the Trustee shall furnish to any Person who has been a Beneficiary at any time during the preceding year, a statement containing such further information as is reasonably available to the Trustee which shall be helpful in determining the amount of taxable income which such Person should include in such Person's federal income tax return.

                                      ARTICLE VI

                       POWER OF AND LIMITATIONS ON THE TRUSTEE

     6.1 LIMITATIONS ON TRUSTEE. The Trustee shall not at any time, on behalf of the Trust or Beneficiaries, enter into or engage in any trade or business, and no part of the Trust Assets shall be used or disposed of by the Trustee in furtherance of any trade or business. The Trustee shall be restricted to the holding and collection of the Trust Assets and the payment and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement.
In no event shall the Trustee receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, Liabilities, and obligations or otherwise take any action which is inconsistent with the complete liquidation of Tech Squared as that term is used and interpreted by
Section 368(a)(1)(C) and (a)(2)(G) of the Code, Treasury Regulations promulgated thereunder, and rulings, decisions, and determinations of the Internal Revenue Service and courts of competent jurisdiction, or take any action which would jeopardize the status of the Trust as described in Section 2.2(c). This limitation shall apply regardless of whether the conduct of any such trade or business is deemed by the Trustee to be necessary or proper for the conservation and protection of the Trust Assets. In addition to the restrictions of Section 5.3, the Trustee shall not invest any of the funds held as Trust Assets, except that the Trustee may invest any portion of the Trust Assets in demand and time deposits in banks or savings institutions, or temporary investments such as short-term certificates of deposit or treasury bills or any other investments which may be determined by the Trustee to be permissible under Revenue Procedure 82-58, as the same may be amended, supplemented, or modified.

     6.2 SPECIFIC POWERS OF TRUSTEE. Subject to the provisions of Section 6.1, the Trustee shall have the following specific powers in addition to any powers conferred upon it by any other Section or provision of this Agreement or any statutory laws of the State of Minnesota; provided, however, that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustee to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Trustee deems necessary or appropriate to conserve and protect the Trust Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

           (a) to determine the nature and amount of the consideration to be received with respect to the sale or other disposition of the Trust Assets;

           (b) to collect, liquidate or otherwise convert into cash, or such other property as it deems appropriate, all property, assets and rights in the Trust Assets, and to pay, discharge, and satisfy all other claims, expenses, charges, Liabilities and obligations existing with respect to the Trust Assets, the Trust, or the Trustee;

           (c) to elect, appoint, engage, or retain any Persons as agents, representatives, or independent contractors (including, without limitation, investment advisors, accountants, transfer agents, attorneys at law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay compensation from the Trust Assets for services in as many capacities as such Person may be so elected, appointed, engaged or retained, to prescribe the titles, powers, and duties, terms of service and other terms and conditions of the election, appointment, engagement or retention of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Trustee to any one or more Trustee, agents, representatives, independent contractors, or other Persons;

           (d) in accordance with Section 5.3, to retain and set aside such funds out of the Trust Assets as the Trustee shall deem necessary or expedient to pay, or provide for the payment of: (i) unpaid claims, expenses, charges, Liabilities, and obligations of the Trust or Tech; (ii) contingencies; and
(iii) the expenses of administering the Trust Assets;

           (e) to do and perform any and all acts necessary or appropriate for the conservation and protection of the Trust Assets, including acts or things necessary or appropriate to maintain assets held by the Trustee pending disposition thereof or distribution thereto to the Beneficiaries;

           (f) to institute or defend actions or declaratory judgments or other actions and to take such other action, in the name of the Trust, or Tech Squared or as otherwise required, as the Trustee may deem necessary or desirable to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Trust Assets;

           (g) to determine conclusively from time to time the value of and to re-value the securities and other property of the Trust, in accordance with independent appraisals or other information as it deems necessary;

           (h) to cancel, terminate, or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Trust, and to execute new instruments, contracts, agreement, obligations, or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations, or causes of action may extend beyond the terms of this Trust, provided that no such instrument, contract, agreement, obligation, or cause of action shall permit the Trustee to engage in any activity prohibited by Section 6.1;

           (i) to vote by proxy or otherwise on behalf of the Beneficiaries and with full power of substitution all shares of stock and all securities held by the Trustee hereunder and to exercise every power, election, discretion, option and subscription right and give every notice, make every demand, and to do every act or thing in respect of any shares of stock or any securities held by the Trustee which the Trustee might or could do if it were the absolute owner thereof;

           (j) to undertake or join in any merger, plan of reorganization, consolidation, liquidation, dissolution, readjustment or other transaction of any corporation, any of whose shares of stock or other securities, obligations, or properties may at any time constitute a part of the Trust Assets and to accept the substituted shares of stock, bonds, securities, obligations and properties and to hold the same in trust in accordance with the provisions hereof;

           (k) in connection with the sale or other distribution or disposition of any securities held by the Trustee, to comply with applicable Federal and state securities laws, and to enter into agreements relating to the sale or other disposition or distribution thereof; and

           (l) to perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation, or cause of action relating to or forming a part of the Trust Assets whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement.

                                     ARTICLE VII

                   CONCERNING THE TRUSTEE, SHAREHOLDERS, AND AGENTS

     7.1 GENERALLY. The Trustee accepts and undertakes to discharge the Trust created by this Agreement, upon the terms and conditions thereof on behalf of the Beneficiaries. The Trustee shall exercise such of the rights and powers vested in it by this Agreement and, subject to the terms of this Agreement, use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

           (a) Although the Trustee shall be free to sell or otherwise dispose of the shares of Digital River common stock or other securities in its complete discretion or in connection with the satisfaction or discharge of claims, expenses, charges, Liabilities and obligations with respect to the Trust Assets, the Trust or the Trustee shall not be required to diversify the Trust Assets, and specifically the shares of Digital River common stock, and the Trustee shall incur no personal liability whatsoever, in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets;

           (b) No successor Trustee shall be in any way responsible for the acts or omissions of any Trustee in office prior to the date on which he becomes a Trustee;

           (c) No Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Trustee;

           (d) In the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which are specifically required to be furnished to the Trustee by any provision hereof, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement;

           (e) No Trustee shall be liable for any error of judgment made in good faith;

           (f) No Trustee shall be liable with respect to any action taken or omitted to be taken by such Trustee in good faith in accordance with the direction of Beneficiaries having aggregate Beneficial Interests of more than fifty percent (50%) relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

     7.2   RELIANCE BY TRUSTEE.  Except as otherwise provided in Section 7.1:

           (a) The Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

           (b) The Trustee may consult with legal counsel, auditors or other experts to be selected by it, and the advice or opinion of such counsel, auditors, or other experts shall be full and complete personal protection to the Trustee and agents of the Trust in respect of any action taken or suffered by the Trustee in good faith and in the reliance on, or in accordance with, such advice or opinion.

           (c) Persons dealing with the Trustee shall look only to the Trust Assets to satisfy any liability incurred by the Trustee to such Person in carrying out the terms of this Trust, and the Trustee shall have no personal or individual obligation to satisfy any such liability.

           (d) As far as practicable, the Trustee shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Trustee, nor their agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustee, or their agents liable, nor shall the Trustee be liable to anyone for such omission.

     7.3 LIABILITY TO THIRD PERSONS. Neither any Beneficiary nor Tech Squared nor Digital River, shall be subject to any personal liability whatsoever, in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of the Trust, and no Trustee, or agent of this Trust shall be subject to any personal liability whatsoever in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of this Trust, except for the Trustee's own willful misconduct, knowingly and intentionally committed in bad faith; and all such other Persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of this Trust.

     7.4 RECITALS. Any written instrument creating an obligation of this Trust shall be conclusively taken to have been executed or done by the Trustee or agent of this Trust only in its capacity as Trustee under this Agreement, or in its capacity as an employee or agent of the Trust.

     7.5 INDEMNIFICATION. The Trustee and each agent of the Trust, Tech Squared, Digital River and their respective directors, officers, employees and agents (each an "Indemnified Person" and collectively the "Indemnified Persons") shall be indemnified out of the Trust Assets against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and attorneys' fees, reasonably incurred by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened: (i) in the case of the Trustee or agent of the Trust, while in office or thereafter, by reason of his being or having been such a Trustee, employee or agent; and (ii) in the case of Tech Squared or Digital River or any director, officer, employee, or agent of Tech Squared or Digital River, by reason of Tech Squared or Digital River or any such director, officer, employee, or agent of Tech Squared or Digital River exercising or failing to exercise any right hereunder; provided, however, that except as otherwise specifically provided in this Agreement, the Indemnified Person shall not be entitled to such indemnification with respect to any matter as to which the Indemnified Person shall have been adjudicated to have acted in bad faith or with willful misfeasance, negligence, or reckless disregard of the Indemnified Person's duties and; provided, further, however, that, as to any matter disposed of by a compromise payment by such Indemnified Person pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trustee shall have received a written opinion from independent counsel approved by the Trustee to the effect that if the foregoing matters had been adjudicated, such Indemnified Person would not have been found to have acted in bad faith or with willful misfeasance, negligence, or in reckless disregard to the Indemnified Person's duties. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may be lawfully entitled; provided, however, that no Indemnified Person may satisfy any right of indemnity or reimbursement granted herein, or to which the Indemnified Person may be otherwise entitled, except out of the Trust Assets, and no Beneficiary shall be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise. The Trustee may make advance payments in connection with the indemnification under this Section provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event that it is subsequently determined that the Indemnified Person is not entitled to such indemnification. The Trustee may purchase such insurance as it feels, in the exercise of its discretion, adequately insures that each Indemnified Person shall be indemnified against any such loss, liability, or damage pursuant to this Section 7.5. The rights accruing to any Indemnified Person by reason of the foregoing shall not be deemed to exclude any other rights to which such Indemnified Person may legally be entitled nor shall anything else contained herein restrict the right of the Trustee to indemnify or reimburse such Indemnified Person in any proper case, even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law.

                                     ARTICLE VIII

                    PROTECTION OF PERSONS DEALING WITH THE TRUSTEE

     8.1 RELIANCE ON STATEMENTS BY TRUSTEE. Any Person dealing with the Trustee shall be fully protected in relying upon the Trustee's certificate, signed by the Trustee, that it has the authority to take any action under this Trust. Any Person dealing with the Trustee shall be fully protected in relying upon the Trustee's certificate setting forth the facts concerning the calling of any meeting of the Beneficiaries, the giving of notice thereof, and the action taken at such meeting.

                                      ARTICLE IX

                               COMPENSATION OF TRUSTEE

     9.1 AMOUNT OF COMPENSATION. In lieu of commissions or other compensation fixed by law for trustees, the Trustee shall receive as compensation for services as the Trustee hereunder, such compensation as shall be determined by the Board of Directors of Tech Squared or as may subsequently be approved by Beneficiaries having an aggregate Beneficial Interest of more than fifty percent (50%).

     9.2 DATES OF PAYMENT. The compensation payable to the Trustee pursuant to provisions of Section 9.1 shall be paid monthly or at such other times as the Trustee may determine.

     9.3 EXPENSES. The Trustee shall be reimbursed from the Trust Assets for all expenses reasonably incurred by the Trustee in the performance of the Trustee's duties in accordance with this Agreement.

                                      ARTICLE X

                            TRUSTEE AND SUCCESSOR TRUSTEE

     10.1 NUMBER OF TRUSTEES. There shall always be one (1) Trustee of this Trust, which shall be a corporation which is incorporated under the laws of a state in the United States and, if a corporation, shall be authorized to act as a corporate fiduciary under the laws of the State of Minnesota.

     If any corporate Trustee shall ever change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate trustee shall be deemed to be a continuing entity and shall continue to act as a trustee hereunder with the same liabilities, duties, powers, titles, discretions, and privileges as are herein specified for a Trustee.

     10.2 RESIGNATION AND REMOVAL. The Trustee may resign and be discharged from the Trust hereby created by mailing written notice thereof to the Beneficiaries at their respective addresses as they appear on the records of the Trustee and by mailing notice to any known creditors whose claims have not been previously satisfied. Such resignation shall become effective on the day specified in such notice or upon the appointment of such Trustee's successor, and such successor's acceptance of such appointment, whichever is earlier. Any Trustee may be removed at anytime, with or without cause, by Beneficiaries having an aggregate Beneficial Interest of at least two-thirds of the total Beneficial Interests.

     10.3 APPOINTMENT OF SUCCESSOR. Should at anytime the Trustee resign or be removed, or be adjudged bankrupt or insolvent, a vacancy shall be deemed to exist and a successor shall be elected by Beneficiaries holding a majority of the Beneficial Interests. In the event that the Beneficiaries do not elect a Trustee within thirty (30) days of the resignation, removal, bankruptcy or insolvency of the Trustee, the successor Trustee shall be appointed by a court of competent jurisdiction upon application of any Beneficiary or known creditor of Tech.

     10.4 ACCEPTANCE OF APPOINTMENT BY SUCCESSOR TRUSTEE. Any successor Trustee appointed hereunder shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor in the Trust hereunder with like effect as if originally named therein; but the retiring Trustee shall nevertheless, when requested in writing by the successor Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee upon the trust herein expressed, all the estates, properties, rights, powers, and trusts of such retiring Trustee, and it shall duly assign, transfer, and deliver to such successor Trustee all property and money held by such Trustee hereunder.

     10.5 BONDS. Unless required by the Board of Directors of Tech Squared prior to the Record Date, or unless a bond is required by law, no bond shall be required of any original Trustee hereunder. Prior to a successor Trustee's acceptance of an appointment as such pursuant to Section 10.3, or unless a bond is required by law and such requirement cannot be waived by or with the approval of the Beneficiaries, no bond shall be required of any successor trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law, and such requirement cannot be waived by or with the approval of the Beneficiaries or unless required by the Board of Directors of Tech. If a bond is required by the Board of Directors of Tech Squared or by law, the Board of Directors of Tech Squared or the Trustee, as the case may be, shall determine whether, and to what extent, a surety or security with respect to such bond shall be required.

                                      ARTICLE XI

                             CONCERNING THE BENEFICIARIES

     11.1 EVIDENCE OF ACTION BY BENEFICIARIES. Whenever in this Agreement it is provided that the Beneficiaries may take any action (including the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor Trustee, or the taking of any other action), the fact that at the time of taking any such action such Beneficiaries have joined therein may be evidenced: (i) by any instrument or any number of instruments of similar tenor executed by the Beneficiaries in person or by agent or attorney appointed in writing; or (ii) by the record of the Beneficiaries voting in favor thereof at any meeting of Beneficiaries duly called and held in accordance with the provisions of Article 12.

     11.2 LIMITATION ON SUITS BY BENEFICIARIES. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustee upon or under or with respect to the Trust or the agreements relating to or forming part of the Trust, and the Beneficiaries do hereby waive any such right, unless Beneficiaries having an aggregate Beneficial Interest of at least twenty-five percent (25%) shall have made written request to the Trustee to institute such action or proceeding in their own names as Trustee hereunder and shall have offered to the Trustee reasonable indemnity against the costs and expenses to be incurred therein or thereby, and the Trustee for thirty (30) days after the receipt of such notice, request, and offer of indemnity shall have failed to institute any such action or proceeding.

     11.3 REQUIREMENT OF UNDERTAKING. The Trustee may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted to be taken by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 11.3 shall not apply to any suit by the Trustee.

                                     ARTICLE XII

                               MEETING OF BENEFICIARIES

     12.1 PURPOSE OF MEETINGS. A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article for the purposes of taking any action which the terms of this Agreement permit a Beneficiary having a specified aggregate Beneficial Interest to take either acting alone or with the Trustee.

     12.2 MEETING CALLED BY TRUSTEE. The Trustee may at any time call a meeting of the Beneficiaries to be held at such time and at such place within the State of Minnesota (or elsewhere if so determined by the Trustee) as the Trustee shall determine. Written notice of every meeting of the Beneficiaries shall be given by the Trustee (except as provided in Section 12.3), which written notice shall set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than sixty (60) nor less than ten (10) days before such meeting is to be held to all of the Beneficiaries of record not more than sixty (60) days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trust.

     12.3 MEETING CALLED ON REQUEST OF BENEFICIARIES. Within thirty (30) days after written request to the Trustee by Beneficiaries having an aggregate Beneficial Interest of at least twenty-five percent (25%) to call a meeting of all the Beneficiaries, which written request shall specify in reasonable detail the action proposed to be taken, the Trustee shall proceed under the provisions of Section 12.2 to call a meeting of the Beneficiaries, and if the Trustee fails to call such meeting within such thirty (30) period then such meeting may be called by Beneficiaries, or their designated representative, having an aggregate Beneficial Interest of at least twenty-five percent (25%).

     12.4 PERSONS ENTITLED TO VOTE AT MEETING OF BENEFICIARIES. Each Beneficiary shall be entitled to vote at a meeting of the Beneficiaries either in person or by his proxy duly authorized in writing. The vote of each Beneficiary shall be weighted based on the number of Units held by each Beneficiary in the Trust. The signature of the Beneficiary on such written authorization need not be witnessed or notarized.

     12.5 QUORUM. At any meeting of Beneficiaries, the presence of Beneficiaries having an aggregate Beneficial Interest sufficient to take action on any matter for the transaction of which such meeting was called shall be necessary to constitute a quorum.

     12.6 ADJOURNMENT OF MEETING. Any meeting of Beneficiaries may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

     12.7 CONDUCT OF MEETINGS. The Trustee shall appoint the Chairman and the Secretary of the meeting. The vote upon any resolution submitted to any meeting of Beneficiaries shall be by written ballot. Two inspectors of votes, appointed by the Chairman of the meeting, shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting their verified written report.

     12.8 RECORD OF MEETING. A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustee to be preserved by them. Any record so signed and verified shall be conclusive evidence of all of the matters therein stated.

                                     ARTICLE XIII

                                      AMENDMENTS

     13.1 CONSENT OF BENEFICIARIES. At the direction or with the consent of Beneficiaries having an aggregate Beneficial Interest of at least two-thirds or such greater percentage as shall be specified in this Agreement for the taking of an action by the Beneficiaries under the affected provision of this Agreement, of the total Beneficial Interest, the Trustee shall promptly make and execute a declaration amending this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or amendments thereto; provided, however, that no such amendment shall: (i) permit the Trustee to engage in any activity prohibited by Section
6.1 hereof or affect the Beneficiaries' rights to receive their pro rata shares of the Trust Assets at the time of any distribution; (ii) cause the Trust, in the opinion of counsel, to be treated for federal, state or local income tax purposes, as other than a liquidating trust under Treasury Regulation Section 301.7701-4(d), or cause the Beneficiaries to be treated as other than the owner of their respective shares of the Trust's taxable income pursuant to Section 671-678 of the Code and any analogous provision of state or local law; (iii) expand the liability or potential liability of a Trustee for acts performed by the Trustee prior to the adoption of such amendment; or (iv) affect any right or benefit of Digital River hereunder without Digital River's consent.

     13.2 NOTICE AND EFFECT OF AMENDMENT. Promptly after the execution by the Trustee of any such declaration of amendment, the Trustee shall give notice of the substance of such amendment to the Beneficiaries or, in lieu thereof, the Trustee may send a copy of the amendment to each Beneficiary. Upon the execution of any such declaration of amendment by the Trustee, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties, and immunities of the Trustee and the Beneficiaries under this Agreement shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendments, and all the terms and conditions of any such amendment shall thereby be deemed to be part of the terms and conditions of this Agreement for any and all purposes.

                                     ARTICLE XIV

                               MISCELLANEOUS PROVISIONS

     14.1 FILING DOCUMENTS. This Agreement shall be filed or recorded in such office or offices as the Trustee may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of each Trustee and shall be available at all times during regular business hours for inspection by any Beneficiary or his duly authorized representative. The Trustee shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded. The Trustee shall file or record any instrument which relates to any change in the office of the Trustee in the same places where the original Agreement is filed or recorded.

     14.2 INTENTION OF PARTIES TO ESTABLISH TRUST. This Agreement is not intended to create, and shall not be interpreted as creating, a corporation, association, partnership, or joint venture of any kind for purposes of federal income taxation or for any other purpose.

     14.3  THIRD PARTY BENEFICIARY; NOTICE OF PROPOSED DISTRIBUTIONS.

           (a) Tech Squared and the Trustee each acknowledge that Digital River is a third party beneficiary of this Agreement.

           (b) The Trustee shall give Digital River written notice of any proposed distribution of Trust Assets to the Beneficiaries. Digital River may, upon notice delivered to the Trustee within twenty days after its receipt of the Trustee's notice, object to the distribution if it reasonably believes that the contemplated distribution would result in the remaining Trust Assets being insufficient to pay for any of Tech Squared's indemnification obligations under
Section 10 of the Acquisition Agreement, dated as of July 11, 1999, between Tech Squared and Digital River.

           (c) If Digital River provides the notice specified above, the Trustee shall not make the distribution unless (i) it determines that Digital River did not have adequate grounds for providing the notice specified above and it gives Digital River twenty days notice of such determination and its intent to make a distribution, or (ii) a non-appealable court order has been issued, in a court of competent jurisdiction, providing that a distribution shall be made.

     14.4  BENEFICIARIES HAVE NO RIGHTS OR PRIVILEGES AS SHAREHOLDERS OF TECH
SQUARED.   Except as expressly provided in this Agreement or under applicable law,
the Beneficiaries shall have no rights or privileges attributable to their former status as Shareholders of Tech.

     14.5 LAWS AS TO CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The Trustee, and the Beneficiaries consent and agree that this Agreement shall be governed by and construed in accordance with such laws.

     14.6 SEVERABILITY. In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     14.7 NOTICES. Any notice or communication by the Trustee to any Beneficiary shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in the post office or letter box addressed to such Person at his address as shown in the records of the Trust.

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

     (a)   If to the Trustee:





           with a copy to:





           Facsimile:

     (b)   If to Tech Squared:          Tech Squared Inc.
                                        5198 West 76th Street, Suite 220
                                        Edina, Minnesota 55439
                                        Attention:  Charles E. Reese, Jr.
                                        Facsimile:  612-831-6156
           with a copy to:              Larkin, Hoffman, Daly & Lindgren, Ltd.
                                        7900 Xerxes Avenue South, Suite 1500
                                        Bloomington, Minnesota 55431
                                        Attention:  Michael W. Schley, Esq.
                                        Facsimile:  612-896-3334

     (c)   If to Digital River:         Digital River, Inc.
                                        9625 West 76th Street, Suite 150
                                        Eden Prairie, Minnesota 55444
                                        Attention:  Joel A. Ronning
                                        Facsimile:  612-830-1154

           with a copy to:              Cooley Godward LLP
                                        One Maritime Plaza, 20th Floor
                                        San Francisco, California 94111-3580
                                        Attention:  Michael Sullivan
                                        Facsimile:  415-951-3699

     14.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     14.9  BINDING.

           (a) The name Tech Squared Inc. is the designation created by Articles of Incorporation dated May 9, 1995, as amended, to which reference is hereby made. The obligations of Tech Squared are not personally binding upon, nor shall resort be had to the private property of, any of the directors, Shareholders, officers, employees or agents of Tech Squared, but only the property of Tech Squared shall be bound.

           (b) The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustee, Beneficiaries, employees or agents of the Trust, but only the Trust Assets shall be bound.

     14.10 SPECIFIC PERFORMANCE. The Trustee acknowledges that failure on its part to comply with the terms of Sections 5.5 and 5.6 hereof may cause Digital River immediate and irreparable harm that cannot be adequately compensated by the remedies of law, and that in the event of such breach or violation, or threatened breach or violation, Digital River may have such sections of this Agreement specifically enforced by preliminary and permanent injunctive relief without having to prove the inadequacy of the available remedies at law or any actual damages. Any remedy sought or obtained by Digital River shall not be considered either exclusive or a waiver of the rights of Digital River or any other person to assert any other remedies it has in law or equity. In any proceeding upon a motion for any such injunctive relief, the Trustee's ability to answer in damages shall not be a bar, or be interposed as a defense, to the granting of such injunctive relief against the Trustee; provided, however, that this Section 14.10 shall not preclude the Trustee from defending the contemplated distribution. Any rights under this Section
14.10 may be enforced in any appropriate court in the State of Minnesota.

           IN WITNESS WHEREOF, Tech Squared Inc. has caused this Agreement to be signed and acknowledged by its President and Chief Executive Officer, and the same to be attested by its Secretary, and the Trustee herein has executed this Agreement, as Trustee and not as an individual, effective this ____ day of _________, 1999.


                                   TECH SQUARED INC.

                                   By: ______________________________
                                        Name:
                                        Title:
Attest:

__________________________________
Secretary


                                   TRUSTEE



                                   By:  _______________________________
                                        Name:
                                        Title:

                                                                        ANNEX D

                                   VOTING AGREEMENT

     THIS VOTING AGREEMENT is entered into as of July 11, 1999, by and between Digital River, Inc., a Delaware corporation ("Buyer"), and the undersigned holder of common stock of Tech Squared Inc. ("Stockholder").

                                       RECITALS

     A. In order to induce Buyer to purchase substantially all of the assets of Tech Squared Inc., a Minnesota corporation (the "Company"), pursuant to that certain Acquisition Agreement (the "Acquisition Agreement") of even date herewith (the "Acquisition"), Buyer has required that Stockholder, and Stockholder has agreed to, enter into this Agreement. Capitalized terms used but not separately defined herein shall have the respective meanings set forth in the Acquisition Agreement.

     B. In connection with the consummation of the Acquisition, Stockholder has agreed for the future voting of his shares of the Company's capital stock as set forth below.

                                      AGREEMENT

     The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.   CERTAIN DEFINITIONS.

             For purposes of this Voting Agreement:

     (a) "COMPANY COMMON STOCK" shall mean the common stock, no par value, of the Company.

     (b) "EXPIRATION DATE" shall mean the earlier of (i) the date upon which the Acquisition Agreement is validly terminated, or (ii) the date upon which the Acquisition is consummated.

     (c) Stockholder shall be deemed to "OWN" or to have acquired "OWNERSHIP" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

     (d) "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

     (e) "SUBJECT SECURITIES" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

     (f) A Person shall be deemed to have effected a "TRANSFER" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

SECTION 2.   TRANSFER OF SUBJECT SECURITIES.

             2.1 TRANSFEREE OF SUBJECT SECURITIES TO BE BOUND BY THIS AGREEMENT. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless each Person to which any of such Subject Securities, or any interest in any of such Subject Securities, is or may be transferred shall have: (a) executed a counterpart of this Voting Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Buyer may reasonably request); and (b) agreed to hold such Subject Securities (or interest in such Subject Securities) subject to all of the terms and provisions of this Voting Agreement.

             2.2 TRANSFER OF VOTING RIGHTS. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy inconsistent with this Agreement is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

SECTION 3.   VOTING OF SHARES.

             3.1 VOTING AGREEMENT. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date:

                    (a) at any meeting of stockholders of the Company, however called, Stockholder shall (unless otherwise directed in writing by Buyer) cause all outstanding shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for such meeting to be voted (i) in favor of the approval of the voluntary dissolution of the Company pursuant to the Plan of Liquidation and Dissolution attached hereto as Exhibit B (the "Plan"), and in favor of each of the other actions contemplated by the Plan, including the Acquisition and (ii) against any action or proposal that would impair or prevent the consummation of the transactions contemplated by the Plan, including the Acquisition; and

                    (b) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval of the voluntary dissolution of the Company pursuant to the Plan or with respect to any of the other actions contemplated by the Plan, Stockholder shall (unless otherwise directed in writing by Buyer) cause to be executed, with respect to all outstanding shares of Company Common Stock that are Owned by Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

             3.2    PROXY; FURTHER ASSURANCES.

                    (a)  Contemporaneously with the execution of this Voting
Agreement: (i) Stockholder shall deliver to Buyer a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law, with respect to the shares held of record referred to therein (the "Proxy"); and (ii) Stockholder shall cause to be delivered to Buyer an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

                    (b) Stockholder shall, at his own expense, perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Buyer the power to carry out and give effect to the provisions of this Voting Agreement.

SECTION 4.   NO SOLICITATION.

             Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that his representatives (as defined in the Acquisition Agreement) do not, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below) or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding the Company or any direct or indirect subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or potential Acquisition Proposal; or (iii) engage in discussions with any Person with respect to any Acquisition Proposal. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal. For purposes of this Agreement, an Acquisition Proposal shall mean any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (1) in which the Company is a constituent company,
(2) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 20% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of the Company, or (3) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of the Company; or (c) any liquidation or dissolution of the Company.

SECTION 5.   LOCK-UP.

             Stockholder hereby agrees not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights (collectively, a "Disposition") with respect to any shares of Buyer's common stock transferred to Stockholder in connection with the transactions contemplated by the Plan, including the Acquisition, other than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree to be bound by this Section 5 or (ii) with the prior written consent of Buyer until January 1, 2000. Stockholder may then sell (a) one-third of such shares after January 1, 2000, (b) an additional one-third of such shares after April 1, 2000 and (c) any remaining shares after June 1, 2000 (each, a "Lock-Up Period"). The foregoing restriction is expressly agreed to preclude the holder of such shares from engaging in any hedging or other transaction which is designed to or is reasonably expected to lead to or result in a Disposition of such shares during each Lock-Up Period even if such shares would be disposed of by someone other than Stockholder. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of such shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from such shares.

SECTION 6.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.

             Stockholder hereby represents and warrants to Buyer as follows:

              6.1 AUTHORIZATION, ETC. Stockholder has the capacity to execute and deliver this Voting Agreement and the Proxy and to perform his obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

             6.2 NO CONFLICTS OR CONSENTS. To the best of the knowledge of Stockholder, the execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or any of his properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his affiliates or properties is or may be bound or affected. The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

             6.3    TITLE TO SECURITIES.  As of the date of this Voting
Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

             6.4 ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Voting Agreement are accurate in all material respects as of the date of this Voting Agreement, will be accurate in all material respects at all times through the Expiration Date and will be accurate in all material respects as of the date of the consummation of the Acquisition as if made on that date except that Stockholder may acquire additional shares of Company Common Stock, including upon exercise of outstanding stock options.

SECTION 7.   ADDITIONAL COVENANTS OF STOCKHOLDER.

             7.1 FURTHER ASSURANCES. From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Buyer may request for the purpose of carrying out and furthering the intent of this Voting Agreement.

              7.2 LEGEND. Immediately after the execution of this Voting Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Expiration
Date), Stockholder shall ensure that each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder bears a legend in the following form:

             THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE VOTING AGREEMENT DATED AS OF JULY 11, 1999, BETWEEN THE ISSUER AND THE HOLDER OF THIS CERTIFICATE, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

Furthermore, Stockholder shall ensure that each certificate representing shares of common stock that may be issued by Buyer to Stockholder as a result of the Acquisition or any other transaction contemplated by the Plan bears a legend in the following form:

             THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 5 OF A VOTING AGREEMENT DATED AS OF JULY 11, 1999, BETWEEN THE ISSUER AND THE HOLDER OF THIS CERTIFICATE. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SECURITIES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE PROVISIONS OF

             SECTION 5 OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORDER HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

SECTION 8.   MISCELLANEOUS.

             8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements made by Stockholder in this Voting Agreement shall survive (i) the consummation of the Acquisition, (ii) any termination of the Acquisition Agreement and (iii) the Expiration Date.

             8.2 INDEMNIFICATION. Stockholder shall hold harmless and indemnify Buyer and Buyer's affiliates from and against, and shall compensate and reimburse Buyer and Buyer's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Buyer or any of Buyer's affiliates, or to which Buyer or any of Buyer's affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to,
(a) any inaccuracy in or breach of any representation or warranty contained in this Voting Agreement, or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Voting Agreement or in the Proxy.

             8.3 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

             8.4 NOTICES. Any notice or other communication required or permitted to be delivered to either party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

                    if to Stockholder:
                    at the address set forth below Stockholder's signature on the signature page hereof if to Buyer:
                    Digital River, Inc.
                    9625 W. 76th Street, Suite 150
                    Eden Prairie, MN  55344
                    Attn:  President
                    Fax:  (612) 830-9042

             8.5 SEVERABILITY. If any provision of this Voting Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Voting Agreement. Each provision of this Voting Agreement is separable from every other provision of this Voting Agreement, and each part of each provision of this Voting Agreement is separable from every other part of such provision.

             8.6 ENTIRE AGREEMENT. This Voting Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Voting Agreement shall be binding upon either party unless made in writing and signed by both parties.

             8.7 ASSIGNMENT; BINDING EFFECT. Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and his heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Buyer and its successors and assigns) any rights or remedies of any nature.

             8.8 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy was not performed in accordance with its specific terms or was otherwise breached.

Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Buyer shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain
(a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Buyer nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

             8.9 NON-EXCLUSIVITY. The rights and remedies of Buyer under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Buyer under this Voting Agreement, and the obligations and liabilities of Stockholder under this Voting Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Voting Agreement shall limit any of Stockholder's obligations, or the rights or remedies of Buyer, under any Affiliate Agreement between Buyer and Stockholder; and nothing in any such Affiliate Agreement shall limit any of Stockholder's obligations, or any of the rights or remedies of Buyer, under this Voting Agreement.

             8.10   GOVERNING LAW; VENUE.

                    (a) This Voting Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

                    (b) Any legal action or other legal proceeding relating to this Voting Agreement or the Proxy or the enforcement of any provision of this Voting Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the City of Minneapolis, Minnesota.
Stockholder:

                         (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the City of Minneapolis, Minnesota (and each appellate court located in the State of Minnesota), in connection with any such legal proceeding;

                        (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in

     Section 8.4 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

                       (iii) agrees that each state and federal court located in the City of Minneapolis, Minnesota, shall be deemed to be a convenient forum; and

                        (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the City of Minneapolis, Minnesota, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Voting Agreement or the subject matter of this Voting Agreement may not be enforced in or by such court.

Nothing contained in this Section 8.10 shall be deemed to limit or otherwise affect the right of Buyer to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

                    (c) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

             8.11 COUNTERPARTS. This Voting Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

             8.12 CAPTIONS. The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

             8.13 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

             8.14 WAIVER. No failure on the part of Buyer to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Buyer in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Buyer shall not be deemed to have waived any claim available to Buyer arising out of this Voting Agreement, or any power, right, privilege or remedy of Buyer under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Buyer; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

             8.15   CONSTRUCTION.

                    (a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                    (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

                    (c) As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                    (d) Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

     IN WITNESS WHEREOF, Buyer and Stockholder have caused this Voting Agreement to be executed as of the date first written above.


                                        DIGITAL RIVER, INC.


                                        By:
                                        Title:
                                        Address:



                                        Facsimile:   (612) 830-1154

                                        STOCKHOLDER:
                                        Signature
                                                 -----------------------------
                                        Print Name:
                                        Address:
                                        Facsimile:


SHARES HELD OF RECORD       OPTIONS AND OTHER RIGHTS      ADDITIONAL SECURITIES
                                                            BENEFICIALLY OWNED


                          Signature Page to Voting Agreement

                                      EXHIBIT A

                              FORM OF IRREVOCABLE PROXY

     The undersigned stockholder of TECH SQUARED, INC., a Minnesota corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Perry Steiner and Robert Strawman and Digital River, Inc., a Delaware corporation ("Buyer"), and each of them, the attorneys and proxies of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the undersigned may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and the undersigned agrees that no subsequent proxies will be given with respect to any of the Shares.

     This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Buyer and the undersigned (the "Voting Agreement"), and is granted in consideration of Buyer entering into the Acquisition Agreement, dated as of the date hereof, between Buyer, and the Company (the "Acquisition Agreement").

     The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Acquisition Agreement or the consummation of the Acquisition contemplated thereby (the "Acquisition") at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents from stockholders of the Company, in favor of the approval of the voluntary dissolution of the Company pursuant to the Plan of Liquidation and Dissolution (the "Plan") and, in favor of each of the other actions contemplated by the Plan, including the Acquisition and against any action or proposal that would impair or prevent the consummation of the transactions contemplated by the Plan, including the Acquisition.

     The undersigned may vote the Shares on all other matters.

     This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of any of the Shares).

     If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

     This proxy shall terminate upon the earlier of the valid termination of the Acquisition Agreement or the consummation of the Acquisition.

Dated: _______________,_____.

                                             Name

                                             Number of shares of common stock of
                                             the Company owned of record as of
                                             this proxy:


                                             -----------------------------------

                                                                   ANNEX E




                                        July 11, 1999


Special Committee of the Board of Directors and Board of Directors
Tech Squared Inc.
5198 West 76th Street
Edina, MN 55439

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Tech Squared Inc. (the "Company"), other than Joel A. Ronning, Charles E. Reese, Jr. and Perry W. Steiner, of the Consideration (as defined below) to be received by such holders pursuant to the terms of that certain draft Agreement, dated as of July 11, 1999 (the "Transaction Agreement"), by and between the Company and Digital River, Inc. (the "Transaction Partner").

     The Transaction Agreement provides, among other things, that the Company, after having exercised (through its subsidiary, MacUSA, Inc.) an option to buy
3.0 million shares of common stock of the Transaction Partner from Joel A. Ronning for a nominal consideration (the "Option Shares") and completed the sale or disposition of all of its assets (other than the Option Shares and certain cash and cash equivalents), will transfer (the "Transaction") to the Transaction Partner, free and clear of any and all liabilities, substantially all of the Company's assets, including the Option Shares and $1.2 million in cash in exchange for 2.65 million shares of common stock of the Transaction Partner. After such transfer, the Company will be dissolved and 2.47 million shares of common stock of the Transaction Partner (the "Consideration") will be distributed to the holders of common stock of the Company. The remaining 0.18 million shares of common stock of the Transaction Partner will be deposited by the Company into a liquidating trust (the "Liquidating Trust") to satisfy the Company's outstanding liabilities. The terms and conditions of the Transaction are more fully set forth in the Transaction Agreement.

     SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     We are acting as exclusive financial advisor to the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of June 23, 1999, a significant portion of which is contingent upon the consummation of the Transaction. Under the terms of that engagement letter, the Company has agreed to indemnify us for certain matters in connection with the Transaction. We will also receive a fee for providing this opinion.

     In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) a draft of the Transaction Agreement, dated as of July 11, 1999;
(ii) certain publicly available information for the Company and the Transaction Partner, including each of the annual reports of the Company and the Transaction Partner filed on Form 10-K for each of the years ended 1997 and 1998, and each of the quarterly reports of the Company and the Transaction Partner filed on Form 10-Q for the quarter ended March 31, 1999 and certain projected financial data; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning the Company and the Transaction Partner prepared by the respective management teams of the Company and the Transaction Partner; (iv) First Call consensus estimates of financial institutions and currently available Wall Street analysts' reports for the Company and the Transaction Partner (the "First Call and Analysts' Projections"); (v) discussions we have had with certain members of the management of each of the Company and the Transaction Partner concerning the historical and current business operations, financial conditions and prospects of the Company and the Transaction Partner and such other matters that we deemed relevant; (vi) the reported price and trading histories of the shares of the common stock of the Company and the Transaction Partner as compared to the reported price and trading histories of certain publicly traded companies that we deemed relevant;
(vii) financial information of the Transaction Partner as compared to financial information of certain other companies that we deemed relevant; (viii) discounts and premiums paid in other selected business combinations that we deemed relevant; (ix) certain financial terms of the Transaction as compared to the financial terms of selected other business combinations that we deemed relevant; and (x) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

     In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information publicly available or provided to us by the Company and the Transaction Partner, respectively, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, nor have we independently verified such information. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or the Transaction Partner. We have further relied upon the assurance of management of the Company that they are unaware of any facts involving the Transaction, the Company or the Transaction Partner that would make the information provided to us incomplete or misleading in any respect and that they have not omitted to provide us with any material information regarding the Company or the Transaction Partner which would be necessary or useful to us in our analysis of the Transaction. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective management of the Company and the Transaction Partner on bases reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company and the Transaction Partner. For certain of our analyses we have utilized the First Call and Analysts' Projections, which we have assumed, with your consent, provide a reasonable basis for our opinion. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or the Transaction Partner, nor have we been furnished with such materials and, to our knowledge, no such materials are available. With respect to all legal matters relating to the Company and the Transaction Partner, we have relied on the advice of legal counsel to the Company. Management of the Company has informed us after consultation with the Company's auditors, and we have assumed, that the Transaction will be treated as a tax-free reorganization. Our services to the Company in connection herewith have been comprised of rendering an opinion from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion, and we expressly disclaim any responsibility to do so.

     For purposes of rendering our opinion we have assumed in all respects material to our analyses, that the representations and warranties of each party contained in the Transaction Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Transaction Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transaction Agreement will be obtained and, that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. In addition, for the purposes of our analyses, we have assumed that the 0.18 million shares of common stock of the Transaction Partner not distributed to the holders of common stock of the Company together with the Company's cash and cash equivalents will be sufficient to satisfy all of the Company's liabilities (including any amounts due to holders of common stock that exercise dissenter's rights) and that any assets remaining after satisfaction of the Company's liabilities will be distributed pro rata to the beneficiaries of the Liquidating Trust. We have assumed that all assets, other than the Option Shares and certain cash and cash equivalents to be transferred to the Transaction Partner, will be sold or disposed of for fair value, and we are not rendering any opinion on any such sale or disposition.

     It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors and the Board of Directors of the Company in their consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be reproduced in its entirety in a proxy statement relating to the proposed Transaction filed by the Company under the Securities Exchange Act of 1934, as amended, and distributed to stockholders in accordance therewith, provided that it is reproduced in full and any description of or reference to SG Cowen or any summary of this letter in such proxy statement will be in form and substance acceptable to SG Cowen and its counsel.

     This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of the common stock of the Transaction Partner actually will be when issued to the Company pursuant to the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction or any potential conflict of interest that may exist between the Board of Directors of the Company and the Transaction Partner. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Transaction Partner following the consummation of the Transaction.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of common stock of the Company is fair, from a financial point of view, to such holders, other than Joel A. Ronning, Charles E. Reese, Jr. and Perry W. Steiner with respect to whom we express no opinion.

                                        Very truly yours,


                                        SG COWEN SECURITIES CORPORATION